UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE
---------------------------------------------------x
In re                                                      :
:        Chapter 11
:
NTK Holdings, Inc., et al.,                 :        Case Nos. 09-________
:
Debtors.                 :        (Jointly Administered)
:
--------------------------------------------------------------x

DISCLOSURE STATEMENT RELATING TO THE
JOINT PREPACKAGED PLANS OF REORGANIZATION OF
NTK HOLDINGS, INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP Attorneys for Debtors 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000	RICHARDS, LAYTON & FINGER, P.A. Attorneys for Debtors One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 Telephone: (302) 651-7700

Dated:             September 18, 2009

NTK HOLDINGS, INC. 50 Kennedy Plaza Providence, RI 02903

September 18, 2009

To the holders of:

NTK 10 ¾% Notes Claims;
NTK Holdings Senior Unsecured Loan Claims;
10% Notes Claims;
8 ½% Notes Claims;
9 ⅞% Notes Claims;
Intercompany Claims; and
Parent Company Intercompany Claims

We deliver to you herewith the attached disclosure statement (the “Disclosure Statement”), distributed pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), and ballots so that you may vote to accept or reject the proposed joint chapter 11 plans of reorganization of NTK Holdings, Inc. (“NTK Holdings”), Nortek Holdings, Inc. (“Nortek Holdings”), Nortek, Inc. (“Nortek”), and certain subsidiaries of Nortek: Aigis Mechtronics, Inc., Broan-Mexico Holdings, Inc., Broan-NuTone LLC, Broan-NuTone Storage Solutions LP, CES Group, Inc., CES International Ltd., Cleanpak International, Inc., Elan Home Systems, L.L.C., Gefen, Inc., Governair Corporation, GTO, Inc., HC Installations, Inc., HomeLogic LLC, Huntair, Inc., International Electronics, LLC, Linear, LLC, Linear H.K. LLC, Lite Touch, Inc., Magenta Research Ltd., Mammoth-Webco, Inc., Niles Audio Corporation, Nordyne Inc., Nordyne International, Inc., Nortek International, Inc., NuTone, LLC, Omnimount Systems, Inc., Operator Specialty Company, Inc., Pacific Zephyr Range Hood, Inc., Panamax Inc., Rangaire GP, Inc., Rangaire LP, Inc., Secure Wireless, Inc., Speakercraft, Inc., Temtrol, Inc., Xantech Corporation and Zephyr Corporation, (collectively, the “Subsidiary Debtors,” and, collectively with NTK Holdings, Nortek Holdings and Nortek, the “Debtors” or the “Parties,” and the Debtors after the Effective Date (as defined below), the “Reorganized Debtors”) (collectively, the “Prepackaged Plan”), according to the ballot applicable to your respective notes or other claims.  The Debtors intend to use those votes that are returned to their voting agent, Financial Balloting Group LLC (the “Voting Agent”), by 5:00 p.m., Eastern Time, on October 16, 2009 to seek approval of the Prepackaged Plan in jointly-administered chapter 11 reorganization cases that the Debtors intend to commence shortly after such date.

The Prepackaged Plan is the product of negotiations over several months between the Debtors and their creditors, including the holders of (i) more than 66 2/3% of the outstanding principal amount of Nortek 8 ½% Senior Subordinated Notes due 2014 (the “8 ½% Notes,” and the holders thereof, the “8 ½% Noteholders”), (ii) a majority of the outstanding principal amount of NTK Holdings 10 ¾% Senior Discount Notes due 2014 (the “NTK 10 ¾% Notes,” and the holders thereof, the “NTK 10 ¾% Noteholders”), and (iii) a significant portion of the outstanding principal amount of Nortek, Inc. 10% Senior Secured Notes due 2013 (the “10% Notes,” and the holders thereof, the “10% Noteholders”) who have agreed to vote to accept the Prepackaged Plan.

The Debtors do not have the resources to pay all of their existing note obligations.  Through the financial restructuring of their equity and debt structures, the Prepackaged Plan will improve the Debtors’ financial condition and overall creditworthiness.

The Debtors are seeking your vote on the Prepackaged Plan upon the commencement of their chapter 11 cases.  By using this joint “prepackaged chapter 11 reorganization” method, the Debtors anticipate that their day-to-day business operations will remain largely unaffected by the bankruptcy proceedings, the duration of their chapter 11 cases will be significantly shortened, and the administration of the cases will be simplified and less costly.

Please review the attached Disclosure Statement carefully for details about voting, recoveries, the proposed financial restructuring, the Debtors, their respective financial performance and other relevant matters.  The Debtors have established the following date for determining who is entitled to vote on the Prepackaged Plan (the “Record Date”) and deadline for their Voting Agent to receive votes (the “Voting Deadline”):

RECORD DATE:                                                      September 9, 2009

VOTING DEADLINE:                                              October 16, 2009, 5:00 p.m., Prevailing Eastern Time

       Sincerely,

       NTK Holdings, Inc., et al.
        /s/ Richard L. Bready
       Name:  Richard L. Bready
       Title:  Chief Executive Officer of NTK Holdings, Inc.,
       Nortek Holdings, Inc., and Nortek, Inc.,
       Vice President of the Subsidiary Debtors

Paul, Weiss, Rifkind, Wharton & Garrison LLP
moelis & company
Advisors to The Ad Hoc Committee of Nortek, Inc. and NTK Holdings, Inc., et. al.

September 18, 2009

Dear Holders of Nortek Note Claims:

You are receiving this letter as a holder of 8 ½% Notes Claims1, 9 7/8% Notes Claims, 10% Notes Claims, and/or NTK 10 ¾% Notes Claims (collectively, “Nortek Note Claims”) in connection with the Disclosure Statement dated September 18, 2009 (the “Disclosure Statement”) and the attached Joint Prepackaged Plans of Reorganization (the “Prepackaged Plan”) of Nortek, Inc., NTK Holdings, Inc. and each of their affiliated debtors (collectively, the “Debtors”).  This letter is sent at the request of the Debtors and an ad hoc committee of holders of Nortek Note Claims holding (i) over 66 2/3% of the 8 ½% Notes Claims and (ii) a substantial portion of the 10% Notes Claims and NTK 10 ¾% Notes Claims (the “Ad Hoc Committee”).

The Ad Hoc Committee is pleased to report that the Debtors and the Ad Hoc Committee have negotiated the terms of the Prepackaged Plan which the Ad Hoc Committee supports.

The Prepackaged Plan reflects the following treatment for holders of Nortek Note Claims:

•
Each holder of a 8 ½% Notes Claim will receive its pro rata share of 96.4858% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 (compromised of the 10% Notes Claims) votes to reject the Prepackaged Plan or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan;

•
Each holder of a 9 7/8% Notes Claim will receive its pro rata share of 1.5142% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan;

•
Each holder of a 10% Notes Claim will receive, if Nortek Class 3 votes to accept the Prepackaged Plan, its pro rata share of (a) New Senior Secured Notes having an aggregate principal amount equal to (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied, and (y) its pro rata share of 5% of the New Common Stock.  If Nortek Class 3 votes to reject the Prepackaged Plan, the 10% Notes will be reinstated or receive such treatment as required to satisfy section 1129(b) of the Bankruptcy Code;

•
Each holder of a NTK 10 ¾% Notes Claim will receive its pro rata share of 1.1762% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants;

•
In addition, each holder of a NTK Holdings Senior Unsecured Loan Claim will receive its pro rata share of 0.8238% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants;

•	Each holder of a Nortek Note Claim will also receive releases from all estate claims and causes of action that existed or arose before the Effective Date of the Prepackaged Plan;

•	All invoiced, documented and outstanding reasonable fees and expenses of advisors to the Ad Hoc Committee will be paid on the Effective Date of the Prepackaged Plan; and

•	The Ad Hoc Committee will be entitled to appoint the initial board of directors of Reorganized Nortek, one of whom shall be Reorganized Nortek’s Chief Executive Officer.

1           All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prepackaged Plan.

The Disclosure Statement indicates whether you are entitled to vote on the Prepackaged Plan.  If you are entitled to vote on the Prepackaged Plan, your vote will be counted only if your institution’s ballot is received by mail, overnight courier or by hand on or before October 16, 2009 at 5:00 p.m. (prevailing Pacific Time) at the following address:

Nortek Ballot Processing
c/o Financial Balloting Group, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Telephone:  (646) 282-1800

* * * * *

If you have any questions or concerns regarding the voting process, please contact us.

Paul, Weiss, Rifkind, Wharton & Garrison LLP		Moelis & Company
Andrew N. Rosenberg	(212) 373-3158 arosenberg@paulweiss.com	William Derrough	(212) 883-3830 William.Derrough@ moelis.com
Brian N. Hermann	(212) 373-3545 bhermann@paulweiss.com	Adam Keil	(310) 883-3829 Adam.Keil@ moelis.com

Sincerely,

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
Moelis & Company
Advisors to The Ad Hoc Committee

THIS SOLICITATION (THE “SOLICITATION”) OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLAN UPON THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PREPACKAGED PLAN.

DISCLOSURE STATEMENT, DATED SEPTEMBER 18, 2009

Solicitation of Votes on the
Prepackaged Plan of Reorganization of

NTK HOLDINGS, INC., ET AL.

from the holders of outstanding

10 ¾% SENIOR DISCOUNT NOTES OF NTK HOLDINGS, INC.
SENIOR UNSECURED LOAN OF NTK HOLDINGS, INC.
10% SENIOR SECURED NOTES OF NORTEK, INC.
8 ½% SENIOR SUBORDINATED NOTES OF NORTEK, INC.
9 ⅞% SERIES A AND SERIES B SENIOR SUBORDINATED NOTES OF NORTEK, INC.
INTERCOMPANY CLAIMS
PARENT COMPANY INTERCOMPANY CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 P.M., PREVAILING EASTERN TIME, ON OCTOBER 16, 2009, UNLESS EXTENDED BY THE DEBTORS

RECOMMENDATION BY THE DEBTORS
The Board of Directors of NTK Holdings, Nortek Holdings, and Nortek and the Board of Directors, the sole member or general partner of each of the Subsidiary Debtors have unanimously approved the transactions contemplated by the Solicitation and the Prepackaged Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Prepackaged Plan.  Holders of (i) more than 66 2/3% in outstanding principal amount of the 8 ½% Notes, (ii) a majority of the outstanding principal amount of the NTK 10 ¾% Notes, and (iii) a significant portion of the 10% Notes entitled to vote on the Prepackaged Plan have already agreed to vote in favor of the Prepackaged Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PREPACKAGED PLAN.

THE NEW NORTEK SENIOR SECURED NOTES, IF APPLICABLE, NEW COMMON STOCK AND NEW WARRANTS EXERCISABLE FOR SUCH NEW COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE ISSUANCE OF SUCH SECURITIES UNDER THE PREPACKAGED PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE.  THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

THE NEW NORTEK SENIOR SECURED NOTES, IF APPLICABLE, NEW COMMON STOCK AND NEW WARRANTS EXERCISABLE FOR SUCH NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PREPACKAGED PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE NORMAL COURSE, (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW COMMON STOCK TO BE ISSUED UNDER THE PREPACKAGED PLAN, (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS, (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING, (V) FUTURE DISPOSITIONS AND ACQUISITIONS, (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES OR PRICING BY COMPETITORS, (VII) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS, (VIII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH, (IX) THE EFFECT OF CONDITIONS IN THE COMMERCIAL AND RESIDENTIAL BUILDING PRODUCTS INDUSTRY ON THE DEBTORS, (X) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION OF THE DEBTORS UNDER CHAPTER 11, (XI) THE CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN, AND (XII) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN, AND AS A RESULT THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN, ALTHOUGH THE DEBTORS MAY SEEK TO REJECT CERTAIN REAL PROPERTY LEASES AND CAP THE REJECTION DAMAGE CLAIMS ARISING FROM SUCH REJECTION PURSUANT TO SECTION 502(b)(6) OF THE BANKRUPTCY CODE.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PREPACKAGED PLAN AND THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PREPACKAGED PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR PRECONFIRMATION EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

INTRODUCTION

IMPORTANT — PLEASE READ

The Debtors submit this Disclosure Statement in connection with (i) the Solicitation from accredited investors of acceptances (“Acceptances”) of the Prepackaged Plan substantially in the form set forth in Exhibit “A” to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Prepackaged Plan (the “Confirmation Hearing”), which will be scheduled by the Bankruptcy Court after the commencement of chapter 11 cases regarding the Debtors (the “Reorganization Cases”).

The Prepackaged Plan is comprised of a joint prepackaged chapter 11 plan for NTK Holdings, Nortek Holdings, Nortek and the Subsidiary Debtors.

This Solicitation is being conducted at this time to obtain sufficient votes to enable the Prepackaged Plan to be confirmed by the Bankruptcy Court.  Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to them in the Prepackaged Plan.  Please note that to the extent any inconsistencies exist between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan shall govern.

The Debtors are commencing this Solicitation after extensive discussions between the Debtors and certain of their major creditor constituencies.  The discussions have resulted in majorities of two of the major creditor groups and a substantial portion of one of the major credit groups agreeing to support the Financial Restructuring (as defined below) and vote, as applicable, to accept the Prepackaged Plan subject to, and in accordance with the terms of, a Restructuring Agreement (as defined below).

The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors for purposes of the Prepackaged Plan only.  Accordingly, for purposes of the Prepackaged Plan, the assets and liabilities of Nortek and the Subsidiary Debtors are deemed to be assets and liabilities of a single consolidated entity and distributions to creditors are based upon that pool of assets and liabilities as if Nortek and the Subsidiary Debtors conducted business as a single economic entity.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Nortek and the Subsidiary Debtors (including the corporate ownership of the Subsidiary Debtors), and (y) any Intercompany Claims or Parent Company Intercompany Claim.

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on the Prepackaged Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Prepackaged Plan pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Prepackaged Plan unless (i) the Prepackaged Plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Prepackaged Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes the treatment and estimated recovery for creditors and shareholders under the Prepackaged Plan who hold Allowed Claims.  For a further explanation, please refer to the discussion in Section IV below, entitled “THE PREPACKAGED PLAN” and the Prepackaged Plan itself:

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
NTK Holdings Class 1	NTK Holdings Priority Non-Tax Claims	Unimpaired. Holders will receive payment in Cash equal to the Allowed amount of such Priority Non-Tax Claim.	No (deemed to accept)	100%
NTK Holdings Class 2	NTK 10 ¾% Notes Claims
Impaired. On the Effective Date, except to the extent that the holder of an Allowed NTK 10 ¾% Notes Claim agrees to less favorable treatment, each holder of an NTK 10 ¾% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of NTK 10 ¾% Notes held by each holder) of 1.1762% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants.
			Yes	0.5-1.9%
NTK Holdings Class 3	NTK Holdings Senior Unsecured Loan Claims
Impaired. On the Effective Date, except to the extent that the holder of an Allowed NTK Holdings Senior Unsecured Loan Claim agrees to less favorable treatment, each holder of an NTK Holdings Senior Unsecured Loan Claim shall receive such holder’s pro rata share (based upon the principal amount of NTK Holdings Senior Unsecured Loans held by each holder) of 0.8238% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants.
			Yes	0.5-1.9%
NTK Holdings Class 4	NTK Holdings Secured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed NTK Holdings Secured Claim agrees to less favorable treatment, each Allowed NTK Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed NTK Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such NTK Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed NTK Holdings Secured Claim to the extent of the value of the holder of such Allowed NTK Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed NTK Holdings Secured Claim and any interest on such Allowed NTK Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.
			No (deemed to accept)	100%
NTK Holdings Class 5	NTK Holdings General Unsecured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed NTK Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed NTK Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NTK Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed NTK Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed NTK Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.
			No (deemed to accept)	100%
NTK Holdings Class 6	NTK Holdings Equity Interests	Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing NTK Holdings Equity Interests shall be cancelled, and the holders of the Allowed NTK Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed NTK Holdings Equity Interests.	No (deemed to reject)	0%
Nortek Holdings Class 1	Nortek Holdings Priority Non-Tax Claims	Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Nortek Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Nortek Holdings Priority Non-Tax Claim.	No (deemed to accept)	100%
Nortek Holdings Class 2	Nortek Holdings Secured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Holdings Secured Claim agrees to less favorable treatment, each Allowed Nortek Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Holdings Secured Claim to the extent of the value of the holder of such Allowed Nortek Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Holdings Secured Claim and any interest on such Allowed Nortek Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.
			No (deemed to accept)	100%
Nortek Holdings Class 3	Nortek Holdings General Unsecured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.
			No (deemed to accept)	100%
Nortek Holdings Class 4	Nortek Holdings Equity Interests
Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Holdings Equity Interests shall be cancelled, and the holders of the Allowed Nortek Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Holdings Equity Interests.  Notwithstanding the foregoing, unless otherwise determined by the Debtor, subject to Noteholder Consent, the corporate existence of Nortek Holdings shall continue and Nortek Holdings shall not be liquidated, wound up or dissolved.  If the Debtors exercise the Reinstatement Alternative, following the Effective Date during such time as the reinstated 10% Notes remain outstanding, if funds are required by Nortek Holdings to pay franchise taxes and similar items necessary to maintain Nortek Holdings' corporate existence, such funds shall be advanced to Nortek Holdings by Reorganized Nortek (defined as Nortek after the Effective Date).
			No (deemed to reject)	0%
Nortek Class 1	Nortek Priority Non-Tax Claims	Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.	No (deemed to accept)	100%
Nortek Class 2	ABL Facility Claims	Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practical, absent an agreement to amend the existing ABL Facility, each holder of an Allowed ABL Facility Claim shall be paid an amount in Cash equal to the Allowed amount of such ABL Facility Claim.	No (deemed to accept)	100%
Nortek Class 3	10% Notes Claims
May be impaired. On the Effective Date, if Nortek Class 3 votes to reject the Prepackaged Plan, such Class will be (i) treated as unimpaired and reinstated in its entirety or (ii) receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code (provided that such treatment shall not provide for (x) a lower interest rate, later maturity, modified call protection, any other material economic term or different security interest priority than is currently provided for in the 10% Notes or (y) any New Common Stock or other Equity Interest in any Reorganized Debtor).  If Nortek Class 3 votes to accept the Prepackaged Plan, on the Effective Date, such Class will receive from Nortek, in exchange for such Claim, (x) its pro rata share of New Senior Secured Notes having an aggregate principal amount equal to (i) $750 million, plus (ii) the accrued but unpaid interest at the non default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied, and (y) its pro rata share of 5% of the New Common Stock.
			Yes	100%
Nortek Class 4	Nortek Other Secured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Other Secured Claim agrees to less favorable treatment, each Allowed Nortek Other Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Other Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Other Secured Claim to the extent of the value of the holder of such Allowed Nortek Other Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Other Secured Claim and any interest on such Allowed Nortek Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.
			No (deemed to accept)	100%
Nortek Class 5	8 ½% Notes Claims
Impaired. On the Effective Date, except to the extent that the holder of an Allowed 8 ½% Notes Claim agrees to less favorable treatment, each holder of an 8 ½% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claim for such holder’s pro rata share (based upon the principal amount of 8 ½% Notes held by each holder) of 96.4858% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.
			Yes	24-66%2 or 25-69% 3
Nortek Class 6	9 ⅞% Notes Claims
Impaired. On the Effective Date, except to the extent that the holder of an Allowed 9 ⅞% Notes Claim agrees to less favorable treatment, each holder of a 9 ⅞% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of 9 ⅞% Notes held by each holder) of 1.5142% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.
			Yes	24-66% 4 or 25-69% 5
Nortek Class 7	Nortek General Unsecured Claims
Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Nortek General Unsecured Claims in advance of the Effective Date in the ordinary course of business.
			No (deemed to accept)	100%
Nortek Class 8	Intercompany Claims
May be impaired. Except as set forth in Section 6.3 of the Prepackaged Plan or to the extent that a holder of an Allowed Intercompany Claim agrees to less favorable treatment of such Allowed Intercompany Claim, each Intercompany Claim shall be either (i) reinstated to the extent determined to be appropriate by the Debtors or (ii) adjusted, continued or capitalized, either directly or indirectly, in whole or in part.  Any such transaction may be effected on or subsequent to the Effective Date without any further authorization from the Bankruptcy Court or other action by the holders of Reorganized Nortek Equity Interests.
			Yes	0%
Nortek Class 9	Parent Company Intercompany Claims
Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, any Allowed Parent Company Intercompany Claim shall be extinguished, and the holders of any Allowed Parent Company Intercompany Claim shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Parent Company Intercompany Claim; provided, however, that the distributions to creditors in NTK Holdings Class 2 (NTK 10 ¾% Notes Claims) and the NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claims), if applicable, shall be in consideration, in part, for the extinguishment of any Parent Company Intercompany Claim.
			Yes	0%
Nortek Class 10	Nortek Equity Interests
Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Equity Interests shall be cancelled, and the holders of the Allowed Nortek Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Equity Interests.  Except for the changes in Equity Interests resulting from the mergers described in Section 6.3 of the Prepackaged Plan, the Equity Interests of the Subsidiary Debtors shall continue to be owned by Nortek or the applicable Subsidiary Debtor, as applicable, as of the Petition Date.
			No (deemed to reject)	0%

2 If the Debtors do not exercise the Reinstatement Alternative.
3 If the Debtors exercise the Reinistatement Alternative.
4 If the Debtors do not exercise the Reinstatement Alternative.
5 If the Debtors exercise the Reinistatement Alternative.

The goal of the Debtors is to consummate a financial restructuring transaction that will significantly reduce the Debtors’ outstanding debt and put them in a stronger financial position for future growth and stability.

Pursuant to the Prepackaged Plan, on the Effective Date, Nortek shall issue the following: (i) one class of common stock of Nortek (the “New Common Stock”); (ii) new warrants to purchase a number of shares of New Common Stock equal to 5.0% of the number of shares of New Common Stock outstanding as of the Effective Date assuming the exercise of all New Warrants (the “New Warrants”); and (iii) New Nortek Senior Secured Notes having a total principal amount of $750 million, plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date. (the “New Nortek Senior Secured Notes”); provided that Nortek will only issue the New Nortek Senior Secured Notes in the event that the Debtors do not exercise the Reinstatement Alternative (as defined below).

Under the Prepackaged Plan, holders of (i) ABL Facility Claims will, absent an agreement to amend the existing ABL Facility, receive Cash from Nortek in the full amount of their Claims, (ii) the 8 ½% Noteholders will receive from Nortek their pro rata share of 96.4858% of the outstanding shares of New Common Stock if the 10% Noteholders vote to reject the Prepackaged Plan and 91.5630% of the outstanding shares of New Common Stock if the 10% Noteholders vote to accept the Prepackaged Plan; (iii) holders of Nortek Series A and Series B 9 ⅞% Senior Subordinated Notes due 2011 (the “9 ⅞% Notes,” and the holders thereof, the “9 ⅞% Noteholders”) will receive from Nortek their pro rata share of 1.5142% of the outstanding shares of New Common Stock if the 10% Noteholders vote to reject the Prepackaged Plan and 1.4370% of the outstanding shares of New Common Stock if the 10% Noteholders vote to accept the Prepackaged Plan; (iv) the NTK 10 ¾% Noteholders will receive from Nortek their pro rata share of 1.1762% of the outstanding shares of New Common Stock and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants; (v) holders of NTK Holdings Senior Unsecured Loan Claims will receive 0.8238% of the outstanding shares of New Common Stock and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants; and (vi) (a) if the holders of the 10% Notes vote to accept the Prepackaged Plan, such holders will receive from Nortek their pro rata share of New Nortek Senior Secured Notes having an aggregate principal amount equal to $750 million plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date, as well as their pro rata share of 5% of the New Common Stock, or (b) if the holders of the 10% Notes vote to reject the Prepackaged Plan, such Class will be treated as unimpaired and reinstated in its entirety  (the “Reinstatement Alternative”) or will receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code.  Each holder of an Allowed NTK Holdings General Unsecured Claim, Allowed Nortek Holdings General Unsecured Claim, or Allowed Nortek General Unsecured Claim which is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Claim.  Moreover, the Debtors do not currently plan to seek a bar date for filing Claims in the chapter 11 proceedings.

As discussed in more detail below, pursuant to the Prepackaged Plan, on or before the Effective Date, certain of the Subsidiary Debtors will be converted or merged into limited liability companies. Additionally, pursuant to the Prepackaged Plan, unless THL-Nortek Investors, LLC (including the THL Holders, as defined in the Amended and Restated Limited Liability Company Agreement of THL-Nortek Investors, LLC as amended to date) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law.

The Debtors will seek Bankruptcy Court authority to continue paying trade and other unsecured Claims in the ordinary course of their businesses during the chapter 11 proceedings.

As discussed below in Section II, the Financial Restructuring will reduce the Debtors’ leverage and enhance their long-term growth prospects and competitive position.  In addition to reducing their debt, the Debtors expect to improve their operating performance and enhance their value through the realization of significant cost-saving initiatives.

WHERE TO FIND ADDITIONAL INFORMATION:  For detailed historical and projected financial information and financial estimates, see Section V below, entitled “PROJECTIONS AND VALUATION ANALYSIS” and the following documents:  (i) Nortek’s Form 10-K for the year ended December 31, 2008, filed with the SEC on April 10, 2009, (ii) Nortek’s Form 10-Q for the six month period ended July 4, 2009, filed with the SEC on August 24, 2009, (iii) NTK Holdings’ Form 10-K for the year ended December 31, 2008, filed with the SEC on April 10, 2009, (iv) NTK Holdings’ Form 10-Q for the six month period ended July 4, 2009, filed with the SEC on August 24, 2009, each of which are incorporated by reference herein (collectively, the “SEC Filings”).

You may obtain copies of the above-referenced SEC Filings by visiting the website of the Securities and Exchange Commission at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.  Alternatively, you may request a copy of any of the SEC Filings referred to above (excluding exhibits), at no cost, by contacting Nortek at the following address:  Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903, Attention: General Counsel, or by making a telephone request directed to (401) 751-1600.

The Debtors’ legal advisors are Weil, Gotshal & Manges LLP and Richards, Layton & Finger, P.A., and their financial advisors are the Blackstone Group (“Blackstone”).  They can be contacted at:

Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 Attn:Gary T. Holtzer, Esq. Stephen A. Youngman, Esq.	Blackstone Group 345 Park Avenue, 30th Floor New York, NY 10154 (212) 583-5000 Attn:Timothy Coleman Mark Buschmann
-- and --
Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899 (302) 651-7700 Attn: Mark D. Collins, Esq.

Summary of Voting Procedures

To be counted, your vote (or the Master Ballot (as defined below) cast on your behalf)) must be received, pursuant to the following instructions, by the Debtors’ Voting Agent at the following address, before the Voting Deadline of 5 p.m. (Prevailing Eastern Time) on October 16, 2009 (the “Voting Deadline”):

Financial Balloting Group, LLC

By Mail/Overnight Courier/Hand:
Financial Balloting Group, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Confirm by Telephone:  (646) 282-1800

IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN NTK HOLDINGS CLASS 2 (NTK 10 ¾% NOTES CLAIMS), NTK HOLDINGS CLASS 3 (NTK HOLDINGS SENIOR UNSECURED LOAN CLAIMS), NORTEK CLASS 3 (10% NOTES CLAIMS), NORTEK CLASS 5 (8 ½% NOTES CLAIMS), NORTEK CLASS 6 (9 ⅞% NOTES CLAIMS), NORTEK CLASS 8 (INTERCOMPANY CLAIMS) AND NORTEK CLASS 9 (PARENT COMPANY INTERCOMPANY CLAIMS) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

PURSUANT TO THE RESTRUCTURING AGREEMENT, ALL OF THE CONSENTING DEBTHOLDERS (AS DEFINED BELOW) ARE CONTRACTUALLY REQUIRED TO VOTE IN FAVOR OF THE PREPACKAGED PLAN.

* * *

For detailed voting instructions, see Section VII below, entitled “VOTING PROCEDURES AND REQUIREMENTS”, and the instructions on your Ballot.

I.	DESCRIPTION OF THE BUSINESS	1

A.	Business Operations	1

B.	Selected Financial Information	2

C.	Corporate History and Structure	2

D.	Prepetition Indebtedness and Capital Structure	5

II.	KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE VOLUNTARY CHAPTER 11 REORGANIZATION CASES	6

A.	Financial Concerns Stemming from Industry-Specific Events	6

B.	Company-Specific Events	7

C.	The Financial Restructuring	7

D.	Purpose	18

III.	ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE	18

A.	Administration of the Prepackaged Plan	18

B.	Operational Issues After the Petition Date	18

C.	Confirmation Hearing	19

D.	Timetable for Prepackaged Chapter 11 Cases	19

IV.	THE PREPACKAGED PLAN	19

A.	Substantive Consolidation of Nortek and the Subsidiary Debtors	20

B.	Classification and Treatment of Claims and Equity Interests Under the Prepackaged Plan	21

C.	Securities Law Matters	34

D.	Means of Implementation and Post-Effective Date Governance:	35

E.	Provisions Governing Distribution	40

F.	Procedures for Treating Disputed Claims Under the Prepackaged Plan	43

G.	Treatment of Executory Contracts and Unexpired Leases	44

H.	Conditions Precedent to the Effective Date	45

I.	Effect of Confirmation	46

J.	Retention of Jurisdiction	51

K.	Miscellaneous Provisions	52

V.	FINANCIAL PROJECTIONS AND VALUATION ANALYSIS	56

A.	Financial Projections	56

B.	Value of Reorganized Debtors	72

VI.	CERTAIN FACTORS AFFECTING THE DEBTORS	76

A.	Risk Factors Relating to the Reorganization Cases	76

B.	Risk Factors Regarding Projections	81

C.	Risk Factors Regarding the Debtors’ Businesses	82

VII.	VOTING PROCEDURES AND REQUIREMENTS	89

A.	Voting Deadline	90

B.	Voting Procedures	91

C.	Parties Entitled to Vote	91

D.	Nominees	92

E.	Waivers of Defects, Irregularities, etc	94

F.	Further Information, Additional Copies	95

VIII.	CONFIRMATION OF THE PREPACKAGED PLAN	95

A.	Confirmation Hearing	95

B.	Requirements for Confirmation of the Prepackaged Plan – Consensual Confirmation	95

IX.	FINANCIAL INFORMATION	106

A.	General	106

B.	Recent Performance	106

X.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN	106

A.	Liquidation Under Chapter 7	106

B.	Alternative Plans of Reorganization	107

XI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN	107

XII.	CONCLUSION	120

Exhibits to Disclosure Statement

Exhibit A	Prepackaged Plan
Exhibit B	Restructuring Agreement
Exhibit C	First Amendment to the Restructuring Agreement

I.

DESCRIPTION OF THE BUSINESS

A.	Business Operations

Nortek (through its wholly-owned subsidiaries) is a diversified manufacturer and distributor of innovative, high-quality and competitively-priced building products for residential, light commercial and commercial applications.  Nortek’s products are designed to meet the needs of professionals in the new construction and remodeling markets as well as individual contractors, wholesalers and do-it-yourself customers around the world.

Nortek and its wholly-owned subsidiaries operate within four (4) business segments:  the Residential Ventilation Products (“RVP”) segment, the Home Technology Products (“HTP”) segment, the Residential Air Conditioning and Heating Products (“Residential HVAC”) segment and the Commercial Air Conditioning and Heating Products (“Commercial HVAC”) segment.  Through these segments, Nortek manufactures and sells its products primarily to customers throughout the United States, Canada and Europe.

Nortek’s RVP segment primarily manufactures and distributes room and whole-house ventilation products and other products primarily for the professional remodeling and replacement markets, residential new construction market and do-it-yourself market.  The principal products of the segment, which are sold under the Broan®, NuTone®, Venmar®, Best® and Zephyr® brand names, among others, are: (i) kitchen range hoods, (ii) exhaust fans (such as bath fans and fan, heater and light combination units), and (iii) indoor air quality products.  Nortek is one of the world’s largest suppliers of residential range hoods and exhaust fans, and is the largest supplier of these products in North America.

Nortek’s HTP segment manufactures and distributes a broad array of products designed to provide convenience and security for residential and certain commercial applications.  The principal products Nortek sells in this segment are: (i) audio/video distribution and control equipment, (ii) speakers and subwoofers, (iii) security and access control products, (iv) power conditioners and surge protectors, (v) audio/video wall mounts and fixtures, (vi) lighting and home automation controls, and (vii) structured wiring.  Nortek sells the products in its HTP segment to distributors, professional installers, electronics retailers and original equipment manufactures under the Niles®, Elan®, HomeLogic®, SpeakerCraft®, Proficient Audio Systems®, Sunfire®, Xantech®, Channel Plus®, Linear®, Mighty Mule®, OSCO®, Aigis®, Open House®, Magenta™, LiteTouch® and Gefen® brand names. Sales of this segment are primarily driven by replacement applications, new installations in existing properties and the purchases of high-priced audio/video equipment such as flat panel televisions and displays.

Nortek’s Residential HVAC segment principally manufactures and sells split-system air conditioners, heat pumps, air handlers, furnaces and related equipment, accessories and parts for the residential and certain commercial markets.  For site-built homes and certain commercial structures, the segment markets its products under the licensed brand names Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® Broan®, Nutone® and Maytag®.  Within the residential market, Nortek is one of the largest suppliers of HVAC products for manufactured homes in the United States and Canada under the brand names Miller® and Intertherm®.

Nortek’s Commercial HVAC segment manufactures and sells HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores, clean rooms and governmental buildings.  These systems are designed primarily to operate on building rooftops, or on individual floors within a building, and to have cooling capacities.  The segment markets its commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar CES™, Ventrol®, Webco®, Huntair®, Cleanpak™ and Fanwall® brand names.  The segment’s commercial HVAC products are marketed through independently-owned manufacturers’ representatives and approximately 280 sales, marketing and engineering professionals.  Nortek believes that it is one of the largest suppliers of custom-designed commercial HVAC products in the United States.

B.	Selected Financial Information

For the year ending December 31, 2008, NTK Holdings, on a consolidated basis, generated $2,269,700,000 in net sales. As of July 4, 2009, NTK Holdings reported total assets of $1,655,200,000 and total liabilities of $2,778,100,000.

C.	Corporate History and Structure

Nortek is a Delaware corporation and a wholly-owned subsidiary of Nortek Holdings.  NTK Holdings is a Delaware corporation and the parent company of each of Nortek Holdings and Nortek.  NTK Holdings owns all of the outstanding capital stock of Nortek Holdings, which, in turn, owns all of the outstanding capital stock of Nortek.  NTK Holdings has no assets other than its shares in Nortek Holdings and it does not conduct any operations other than with respect to its ownership in Nortek Holdings.

Nortek, Inc. was incorporated in Delaware in 1986.  On November 20, 2002, Nortek, Inc. reorganized into a holding company structure and each outstanding share of capital stock of Nortek, Inc. was converted into an identical share of capital stock of Nortek Holdings, Inc. (the “former Nortek Holdings”), a Delaware corporation formed in 2002, with the former Nortek Holdings becoming the successor public company and Nortek, Inc. becoming a wholly-owned subsidiary of the former Nortek Holdings.

On January 9, 2003, the former Nortek Holdings was acquired by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of Nortek, Inc.’s management.  As a result, Nortek Inc.’s shares of capital stock are no longer publicly traded, however, Nortek continues to file periodic reports with the Securities and Exchange Commission.

On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners L.P., entered into a stock purchase agreement with the owners of the former Nortek Holdings, including affiliates of Kelso, and certain members of Nortek, Inc.’s management, pursuant to which THL Buildco agreed to purchase all of the outstanding capital stock of the former Nortek Holdings.

On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings.  Immediately upon the completion of this acquisition, THL Buildco was merged with and into the former Nortek Holdings, with the former Nortek Holdings continuing as the surviving corporation.  The former Nortek Holdings was then merged with and into Nortek, Inc. with Nortek, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings.  THL Buildco Holdings was then renamed Nortek Holdings, Inc. (“Nortek Holdings”).  Nortek Holdings is wholly-owned by NTK Holdings, Inc., which is wholly owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”).  As of September 1, 2009, there were 3,000 shares of common stock of Nortek authorized and outstanding, all of which are owned by Nortek Holdings.

The chart on the following page summarizes the Debtors’ corporate structure.

September 15, 2009

NTK Holdings, Inc.
Nortek Holdings, Inc.
Nortek, Inc.
Broan-Mexico Holdings, Inc.
Fidelity Investment Co.
Nordyne Inc.
Nortek International, Inc. (5)
NuTone LLC
Ring Brothers Corporation
Linear LLC
Broan Building Products-Mexico, S. de R.L. de C.V. (1)
CES Group, Inc.
NORDYNE International, Inc.
Cleanpak International, Inc.
Governair Corporation
Huntair, Inc.
HC Installations, Inc.
Mammoth-Webco, Inc.
CES International Ltd.
Temtrol, Inc.
Ventrol Air Handling Systems Inc.
Miller de Mexico S.A. de R.L. de C.V. (4)
Nordyne de Puerto Rico, LLC
Nortek International Holdings B.V.
Nortek Trading, Ltd.
Broan-NuTone Canada Inc.
Nortek Holding B.V.
Venmar Ventilation Inc.
Innergy Tech Inc.
Venmar CES, Inc.
Venmar Ventilation (H.D.H.) Inc.
Nortek (UK) Limited
Best S.P.A. (99.9956%)
Best Deutschland GmbH
Best France S.A.
Best Poland S.p.zo.o
Combi Parts S.r.l. (7)
Stilpol SP. Zo.O.
Eaton-Williams Holdings Limited
Eaton-Williams Limited
Eaton-Williams Group Limited
Eaton-Williams (Millbank) Limited
Eaton-Williams Products Limited
Edenaire Limited
Vapac Humidity Control Limited
Eaton-Williams Exports Limited
Eaton-Williams Service Limited
Precision Air Control Limited
Elektromec S.p.A. (99.99%)
Inerge Limited
Linear H.K. LLC
Linear H.K. Manufacturing, Limited (6)
Broan-NuTone LLC (2)
Broan Building Products (Huizhou) Co., Ltd.
Broan-NuTone (HK) Limited
Pacific Zephyr Range Hood, Inc.
Rangaire GP, Inc.
Rangaire LP, Inc.
Broan-NuTone Storage Solutions LP (3)
Zephyr Corporation
Aigis Mechtronics, Inc.
Elan Home Systems, L.L.C.
HomeLogic LLC
Gefen, Inc.
GTO, Inc.
International Electronics, LLC
Linear Canada Holdings, Inc.
Linear Electronics of Canada, Ltd.
Lite Touch, Inc.
Home Touch Lighting Systems, LLC
Magenta Research Ltd.
Niles Audio Corporation
OmniMount Systems, Inc.
Operator Specialty Company, Inc.
Panamax Inc.
Secure Wireless, Inc.
SpeakerCraft, Inc.
Xantech Corporation

(1) Broan Building Products-Mexico, S. de R.L. de C.V. is 99.96% owned by Broan-Mexico Holdings, Inc. and .04% owned by Nortek International, Inc.
(2) Broan-NuTone LLC is 70% owned by Nortek, Inc. and 30% by NuTone Inc.
(3) Broan-NuTone Storage Solutions LP is 99% owned by Rangaire LP, Inc. and 1% owned by Rangaire GP, Inc.
(4) Miller de Mexico is 99% owned by NORDYNE International, Inc. and 1% by Nordyne Inc.
(5) Nortek International, Inc. is 72% owned by Nortek, Inc. and 28% owned by Linear LLC.
(6) Linear H.K. LLC owns 1 nominal share of Linear HK Manufacturing Limited
(7) Combi Parts S.r.l. is 99% owned by Best S.p.A. and 1% owned by Nortek (UK) Limited

D.	Prepetition Indebtedness and Capital Structure
1.	Equity

There is no established public trading market for Nortek’s capital stock.  As of September 1, 2009, there were 3,000 shares of common stock of Nortek authorized and outstanding, all of which are owned by Nortek Holdings. Nortek Holdings is a wholly-owned direct subsidiary of NTK Holdings.  NTK Holdings is a wholly-owned direct subsidiary of Investors LLC.  The outstanding membership interests of Investors LLC consist of 473,595.10 voting Class B units, 64,013.54 non-voting Class C units and 4,228 non-voting Class D units.  The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units.  Thomas H. Lee Partners, L.P. and certain of its affiliates maintain the position of controlling shareholder of NTK Holdings.

2.	Prepetition Indebtedness

(1) Nortek Notes

Nortek is the issuer of:  (i) approximately $750 million aggregate principal amount outstanding of the 10% Notes, issued pursuant to an indenture dated as of May 20, 2008 and due on June 1, 2013 (as amended from time to time, the “10% Indenture”), secured by a first priority lien on substantially all of Nortek’s and its domestic subsidiaries’ tangible and intangible assets, except those assets securing Nortek’s five-year $350 million senior secured asset-based revolving credit facility (the “ABL Facility”) on a first-priority basis; (ii) approximately $625 million aggregate principal amount outstanding of the 8 ½% Notes, issued pursuant to an indenture dated as of August 27, 2004 and due on September 1, 2014 (as amended from time to time, the “8 ½% Indenture”); and (iii) approximately $10 million aggregate principal amount outstanding of the 9 ⅞% Notes, issued pursuant to an indenture dated as of June 12, 2001 and due on June 12, 2010 (as amended from time to time, the “9 ⅞% Indenture”).  The Subsidiary Debtors have guaranteed repayment of each of the 10%  Notes and the 8 ½% Notes.

(2) Nortek ABL Facility

Nortek’s existing ABL Facility, which, on May 20, 2008 replaced its $200 million revolving credit facility that was to mature on August 27, 2010, consists of a $330 million U.S. Facility (with a $60 million sublimit for the issuance of U.S. standby letters of credit and a $20 million sublimit for U.S. swingline loans) and a $20 million Canadian Facility.  Borrowings under the ABL Facility have a final maturity of May 20, 2013.  The collateral for the facility consists of a first lien on all accounts receivable and inventory and a second lien on all other assets of Nortek’s U.S. subsidiaries.  The Subsidiary Debtors have guaranteed repayment of the $330 million U.S. Facility.

(3) NTK 10 ¾% Notes

On February 15, 2005, NTK Holdings completed the sale of approximately $403 million aggregate principal amount at maturity of its 10 ¾% Senior Discount Notes due March 1, 2014.  The NTK 10 ¾% Notes, which are structurally subordinate to all debt and liabilities of NTK Holdings’ subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors.

(4) NTK Holdings Senior Unsecured Loan

Pursuant to the NTK Holdings Senior Unsecured Loan dated May 10, 2006, NTK Holdings borrowed an aggregate principal amount of $205 million under a senior unsecured loan facility, by and among NTK Holdings, as borrower, Goldman Sachs Credit Partners L.P., as administrative agent and the Lenders party thereto.  The NTK Holdings Senior Unsecured Loan initially had a term of one year.  However, on May 10, 2007, NTK Holdings exercised an option to extend the maturity date of its senior unsecured loan facility to March 1, 2014 and paid a loan extension fee of approximately $4.5 million.  A portion of the proceeds was used to contribute capital of approximately $25.9 million to Nortek Holdings, which was used by Nortek Holdings, together with a dividend of approximately $28.1 million from Nortek, to make a distribution of approximately $54 million to participants in the 2004 Nortek Holdings Deferred Compensation Plan.

II.

KEY EVENTS LEADING TO THE SOLICITATION AND DECISION
TO COMMENCE VOLUNTARY CHAPTER 11 REORGANIZATION CASES

A.	Financial Concerns Stemming from Industry-Specific Events

The Debtors have substantial debt service obligations, including material principal payments, and have experienced decreased earnings due to a decline in revenues and contraction of margins in their core businesses.  As further described in the SEC Filings, all of which are incorporated herein by reference, the Debtors’ financial challenges result from trends in the home construction business, general macroeconomic conditions, unsustainable levels of debt, and other factors.  The Debtors believe that the significance of these financial challenges necessitates the restructuring of their outstanding debt.  The Debtors believe that, by reducing their debt levels, the Financial Restructuring will provide greater value to their stakeholders than any other alternative course of action.

The severity of the worldwide crisis in the credit and financial markets in the fourth quarter of 2008 and the first half of 2009, the instability in the troubled mortgage market, decreasing home values, rising unemployment and lower consumer disposable income all have had a negative impact on residential new construction activity and spending on home remodeling and repair projects, which has had a negative impact on the Debtors’ operating results.  Total housing starts in the United States declined 25% in 2007 over 2006, further declined 33% in 2008 and by 48% in the first half of 2009.  U.S.  private residential construction spending (including home improvement spending) declined by 20% in 2007, 29% in 2008 and 33% for the first six months of 2009.  In addition, industry central air conditioning and heat pump shipments declined 18% in 2006, 9% in 2007, a further 9% in 2008 and 15% in the first half of 2009.  These factors also have had an adverse effect on the Debtors’ operating results, which is expected to continue for the duration of 2009.

At the same time, NTK Holdings and Nortek have significant debt service obligations due on their indebtedness and certain other specified obligations in 2009 and thereafter.  For the second half of 2009 and full year 2010, Nortek estimates that it will pay approximately $115.2 million and $146.6 million in principal and cash interest on its indebtedness, respectively.  In addition, in 2010 NTK Holdings estimates that it will pay $162.3 million in cash debt service obligations, including a payment of approximately $147.4 million due on March 1, 2010 under the 10 ¾% Notes.  Nortek and NTK Holdings will likely lack the liquidity to make that payment.

B.	Company-Specific Events
1.	Restructuring Initiatives

The Debtors announced on June 17, 2009 that they had retained financial and legal advisors (combined, the “Advisors”) to assist NTK Holdings and Nortek in the analysis of their capital structures in light of the current economic conditions.  NTK Holdings, Nortek and the Advisors then had discussions and outlined preliminary proposals as to potential equity and debt restructuring alternatives for NTK Holdings and Nortek with the Ad Hoc Committee.  The discussions and negotiations related to the following, among other things: (i) a restructuring of the equity and debt of NTK Holdings and Nortek pursuant to a negotiated transaction or under a “pre-packaged” plan of reorganization under Title 11 of the United States Bankruptcy Code, and (ii) events of default and cross defaults under certain of NTK Holdings’ and Nortek’s outstanding indebtedness, which may or may not result in the acceleration of substantially all of the Debtors’ indebtedness.

2.	Nortek’s Liquidity Issues and Highly Leveraged Capital Structure

As of July 4, 2009, the Debtors and their foreign subsidiaries had cash and cash equivalents of $172.8 million and Excess Availability (as defined in the ABL Facility Agreement) under the ABL Facility of approximately $75 million.  Based on LTM EBITDA, the Debtors and their foreign subsidiaries had a total leverage ratio of 15.9x and a cash interest coverage ratio of 1.0x, as of July 4, 2009.

As a result of their highly levered capital structure, the Debtors have substantial debt service obligations, and particularly significant near-term obligations in 2010. Under the terms of the NTK 10 ¾% Notes, NTK Holdings would be required to make a payment of $147.4 million on March 1, 2010.  In its 10-Q filing for the quarter ended April 4, 2009, NTK Holdings expressed its belief that there was a substantial likelihood that it would not be able to make its payments in 2010, including the payment due in March 2010. Additionally, on September 1, 2009, a $26.5 million interest payment was due from Nortek to the lenders of the 8 ½% Notes.

While the Debtors currently have the availability to incur additional indebtedness under the ABL Facility, the current agreement contains a springing Consolidated Fixed Charge Ratio covenant such that if Excess Availability (as defined in the ABL Facility) is less than $40 million, Nortek must maintain a fixed charge ratio, which is not less than 1.1x. Based on the Debtors’ estimates, if they utilized their availability under the ABL Facility to fund their near-term debt obligations they would fail the consolidated fixed charge ratio covenant and be in default under the ABL Facility.

In light of these circumstances, and as part of the Debtors’ strategy to preserve and enhance their near-term liquidity given no imminent rebound in operating performance due to the macroeconomic downturn, Nortek elected to forgo making the 8 ½% Notes payment due on September 1, 2009. The Debtors believed it to be imprudent to drain liquidity with the funding of interest payments on notes that would likely be impaired in the Financial Restructuring.

C.	The Financial Restructuring

In June 2009, the Debtors began to consider a financial restructuring.  This led to negotiations among various stakeholders, the Restructuring Agreement and the formulation of the Prepackaged Plan to effectuate the Financial Restructuring.

1.	The Restructuring Agreement

On September 3, 2009, the Debtors and certain holders representing more than two-thirds of the principal amount of the 8 ½% Notes, a substantial portion of the principal amount of the 10% Notes, and a majority of the principal amount of the NTK 10 ¾% Notes entered into a Restructuring and Lock-Up Agreement (as amended, the “Restructuring Agreement”), attached to this Disclosure Statement as Exhibit “B.”  Such holders of the 8 ½% Notes, 10% Notes, and NTK 10 ¾% Notes that are party to the Restructuring Agreement shall be referred to herein as the “Consenting Debtholders.”  All of the Consenting Debtholders serve on an ad hoc committee comprised of certain holders of the 8 ½% Notes, 10% Notes, and NTK 10 ¾% Notes that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP as provided for in the engagement letter dated as of July 29, 2009 (the “Ad Hoc Committee”).  The Parties agreed to implement the Financial Restructuring through the Solicitation of votes for the Prepackaged Plan and the filing of chapter 11 cases before October 20, 2009, and the filing of the Prepackaged Plan within two business days thereafter, pursuant to the terms set forth in the Restructuring Agreement.  Certain actions or transactions contemplated under the Prepackaged Plan require the reasonable consent of the majority in principal amount of the holders of 8 ½% Notes that are members of the Ad Hoc Committee (“Noteholder Consent”).

Pursuant to the Restructuring Agreement, the parties agree to reorganize the Debtors via restructuring and recapitalization transactions in accordance with the form of the Prepackaged Plan attached to the Restructuring Agreement as Exhibit A thereto.  The Prepackaged Plan, described in more detail in Section IV below, sets forth the Debtors’ post-Effective Date capital structure and the distribution each class of the Debtors’ creditors will receive.  As set forth in the Prepackaged Plan, on the Effective Date, Nortek will issue New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative) and new common stock of Nortek as well as warrants exercisable for shares of the new common stock, and recapitalize and restructure the 8 ½% Note Claims, 9 ⅞% Note Claims, 10% Note Claims, NTK 10 ¾% Note Claims, the NTK Holdings Senior Unsecured Loan, the Intercompany Claim and the Parent Company Intercompany Claims as set forth below (collectively, the “Financial Restructuring”).  Pursuant to the Restructuring Agreement, the Debtors agreed to implement the Financial Restructuring through the solicitation of votes for the Prepackaged Plan and the filing of chapter 11 cases and the Prepackaged Plan.

Specifically, upon consummation of the Prepackaged Plan (the “Effective Date”) and pursuant to the Restructuring Agreement, among other things:

(i)   Each holder of the NTK 10 ¾% Note Claims will receive from Nortek its pro rata share of 1.1762% of the New Common Stock and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock on the Effective Date assuming the exercise of all the New Warrants;

(ii)   Each holder of NTK Holdings Senior Unsecured Loan Claims will receive such holder’s pro rata share of 0.8238% of the number of shares of New Common Stock and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock on the Effective Date assuming the exercise of all the New Warrants;

(iii)   Each holder of the ABL Facility Claims will receive Cash from Nortek in exchange for such Claim absent an agreement to amend the existing ABL Facility;

(iv)   In the event that the holders of the 10% Note Claims vote to accept the Prepackaged Plan, each holder will receive from Nortek its pro rata share of the New Nortek Senior Secured Notes having an aggregate principal amount equal to $750 million plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date, as well as its pro rata share of 5% of the number of shares of New Common Stock outstanding, or, in the event that the holders of the 10% Note Claims vote to reject the Prepackaged Plan, either (x) such Class will be treated as unimpaired and reinstated, or (y) will receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code;

(v)   Each holder of the 8 ½% Note Claims will receive from Nortek its pro rata share of 96.4858% of the New Common Stock if the 10% Noteholders vote to reject the Prepackaged Plan or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if the 10% Noteholders vote to accept the Prepackaged Plan;

(vi)   Each holder of the 9 ⅞% Note Claims will receive from Nortek its pro rata share of 1.5142% of the New Common Stock if the 10% Noteholders vote to reject the Prepackaged Plan or 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if the 10% Noteholders vote to accept the Prepackaged Plan;

(vii)   Each holder of Nortek Holdings General Unsecured Claims, NTK Holdings General Unsecured Claims and Nortek General Unsecured Claims will be paid in full in Cash the unpaid portion of such Allowed Claim; and

(viii)   All existing equity interests of any nature issued by NTK Holdings, Nortek Holdings and Nortek (other than the New Common Stock and New Warrants) will be cancelled.

Pursuant to the Restructuring Agreement, the Consenting Debtholders have agreed to forebear from exercising their rights against the Debtors with respect to any default or event of default with respect to the Consenting Debtholders’ Notes by virtue of Nortek’s failure to pay the regularly scheduled interest payment on the 8 ½% Notes on September 1, 2009 (an “Interest Default”).  Such forbearance will expire upon the earliest of (i) the Commencement Date (defined in the Restructuring Agreement as the date on which the Reorganization Cases are filed, which shall be no later than October 20, 2009), (ii) the date of a Forbearance Default, which is defined as (A) the valid acceleration of all indebtedness arising under the (i) 10% Indenture, (ii) 8 ½% Indenture, (iii) NTK 10 ¾% Indenture, (iv) 9 ⅞% Indenture, (v) ABL Facility or (vi) NTK Holdings Senior Unsecured Loan Agreement or (B) the occurrence of any event of default other than in respect of the Interest Default under the 8 ½% Indenture, or (iii) October 20, 2009.

Pursuant to the Restructuring Agreement, the Parties agreed to consummate the Financial Restructuring through the filing of the Prepackaged Plan, and the Consenting Debtholders agreed to submit Acceptances to the Prepackaged Plan and not to interfere with the Prepackaged Plan.  Other key terms of the Restructuring Agreement include:

➢	Representations and warranties by the Consenting Debtholders and the Debtors; and
➢	Disclosure obligations of the Debtors.

The Restructuring Agreement also provides for various termination events.  Depending on the termination event, either a majority of a certain class of Consenting Debtholders can terminate the Restructuring Agreement, the Debtors can terminate the Restructuring Agreement and/or termination of the Restructuring Agreement can happen automatically.  Among the termination events are certain milestones by which the Restructuring Agreement terminates automatically if an event has not occurred by a certain date, including:

➢
Twenty-one (21) business days after the date the Debtors commence the Solicitation unless the Debtors have successfully concluded the Solicitation (i.e., have obtained votes accepting the Nortek Plan from holders of the 8 ½% Notes sufficient to satisfy the conditions for acceptance set forth in sections 1126(b) and (c) of the Bankruptcy Code);

➢	Ninety (90) days after the Petition Date if the Prepackaged Plan has not been confirmed by the Bankruptcy Court on or before such date;
➢
An examiner with expanded powers or a trustee shall have been appointed in the chapter 11 cases for Nortek or the Subsidiary Debtors or such cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed by the Bankruptcy Court;

➢	An order is entered by the Bankruptcy Court or a Court of competent jurisdiction denying confirmation of the Prepackaged Plan for Nortek or any of the Subsidiary Debtors;
➢	The Effective Date; or
➢	January 29, 2010.

The Restructuring Agreement can be amended (including the aforementioned dates) with the consent of the Debtors and Consenting Debtholders constituting the Requisite Debtholder Consent (as defined in the Restructuring Agreement); provided, however, that the Outside Date (defined in the Restructuring Agreement as January 29, 2010) may not be extended as to any individual Consenting Debtholders without the consent of such Consenting Debtholders.  Upon termination of the Restructuring Agreement, the parties are released from their commitments thereunder.  If the Restructuring Agreement is terminated, it is likely the Prepackaged Plan will not be confirmed.

2.	Forbearance Agreement

Pursuant to a forbearance agreement (the “Forbearance Agreement”) dated September 3, 2009, as amended, the lenders (the “Lenders”) under the ABL Facility agreed to forbear from exercising their rights and remedies against the Debtors that may exist as a result of Nortek’s failure to make the interest payment on the 8½% Notes until the earliest to occur of (i) October 20, 2009, (ii) the date the Restructuring Agreement shall no longer be in full force and effect or (iii) the occurrence of certain other events described in the Forbearance Agreement.

3.	Exit Financing

The Debtors plan to arrange for the consensual use of cash collateral under the existing ABL Facility.

        Currently, the Debtors are negotiating with certain of the existing ABL Facility lenders to provide for a new revolving loan/letter of credit facility (the “New Revolving Loan Facility”) which is intended to replace the existing ABL Facility.  The Ad Hoc Committee will also have an approval right over the form and substance of the New Revolving Loan Facility, which approval shall not be unreasonably withheld or delayed.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors plan to enter into the New Revolving Loan Facility, in which case all Allowed claims arising under the existing ABL Facility shall be paid in full in cash.

4.	Internal Restructuring

Pursuant to the Prepackaged Plan and as described in Section IV below, on the Effective Date, (i) certain of the Subsidiary Debtors will be converted or merged into limited liability companies and (ii)  unless THL-Nortek Investors, LLC (including the THL Holders) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law (as described below, the “Internal Restructuring”).

On the Effective Date but prior to the occurrence of the distributions described in Article IV of the Prepackaged Plan, the following transactions shall occur:

(i)   NTK Holdings and Nortek Holdings (if and as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77 or any comparable provision under state or local law) for the Nortek Group (as defined in the Prepackaged Plan) pursuant to Section 13.11(e) of the Prepackaged Plan;

(ii)   Each intercompany payable designated as either “Inter Group Transfers” or “Intercompany Clearing” on the books and records of the Debtors shall be eliminated as a matter of law by distributions and/or contributions, including as necessary through any intermediate Debtors, from the obligee to the obligor;

(iii)   All intercompany notes payable by Temtrol, Inc. (“Temtrol”) to Rangaire LP, Inc. (“Rangaire”) shall be distributed by Rangaire, and by the intermediate Debtors, to Nortek, and then shall be contributed by Nortek, and by the intermediate Debtors, to Temtrol;

(iv)   Each of Nordyne Inc. and Zephyr Corporation shall be converted into a limited liability company under applicable state law; and

(v)   Each of GTO, Inc., SpeakerCraft, Inc., Omnimount Systems, Inc., Gefen, Inc., Panamax Inc. and Xantech Corporation shall either be converted into a limited liability company under applicable state law or merged with and into Linear, LLC (“Linear”), with Linear surviving, in each case as determined by Nortek.

In addition, on the Effective Date, the Reorganized Debtors may engage in any other transaction in furtherance of the Prepackaged Plan.

5.	Summary of the New Nortek Securities

New Nortek Senior Secured Notes.

The summary below describes the anticipated principal terms of the New Nortek Senior Secured Notes to be issued in the event that the Debtors do not exercise the Reinstatement Alternative.  The New Nortek Senior Secured Notes will be issued pursuant to an indenture (the “New Nortek Senior Secured Indenture”).  This summary does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.  The indenture will be set forth in the Plan Supplement.

The New Nortek Senior Secured Notes described herein will only be issued if Nortek Class 3 votes to accept the Prepackaged Plan. If Nortek Class 3 votes to reject the Prepackaged Plan, and the Debtors do not exercise the Reinstatement Alternative, then the Debtors will provide such class with new or modified notes that satisfy the requirements of section 1129(b) of the Bankruptcy Code. The specific terms of such new or modified notes will be set by the Bankruptcy Court.

Issuer	Nortek, Inc.
Securities	$750 million, plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date.
Maturity	The New Nortek Senior Secured Notes will mature on December 1, 2013. No scheduled principal payments will be required prior to maturity.

Interest	The New Nortek Senior Secured Notes will accrue interest annually at a rate of 11% in cash and will be payable semiannually in arrears.

Guarantees	The New Nortek Senior Secured Notes will be guaranteed on a senior secured basis by each of Nortek’s material domestic subsidiaries that do not have a foreign owner and that guarantee the New Revolving Loan Facility (the “Subsidiary Guarantors”).

Ranking	The New Nortek Senior Secured Notes and the related guarantees will be senior secured obligations of Nortek or the applicable Subsidiary Guarantor, as the case may be, and will rank pari passu in right of payment with all existing and future senior obligations of Nortek and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the New Nortek Senior Secured Notes and the related guarantees will be senior in right of payment to all existing and future subordinated indebtedness of Nortek and the Subsidiary Guarantors, as the case may be, and will be effectively subordinated in right of payment to all existing and future indebtedness of any Subsidiary of Nortek that is not a Subsidiary Guarantor.

Security
 The New Nortek Senior Secured Notes will be secured by the Collateral (as defined below), which Collateral will be shared on an equal and ratable basis with any other pari passu lien obligations incurred thereafter. Indebtedness under the New Revolving Loan Facility also will be secured by the Collateral. The indebtedness under the New Revolving Loan Facility and any other Lenders Debt incurred in the future will have first priority with respect to the New Revolving Loan Collateral but will be junior in ranking with respect to the Notes Collateral.

“New Revolving Loan Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by Nortek or any Subsidiary Guarantor: (a) all Accounts; (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relating to real property, Fixtures or Equipment; (e) all indebtedness of Nortek or any of its subsidiaries that arises from cash advances made after the date hereof to enable the obligors thereon to acquire Inventory; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts (other than certain asset sales proceeds accounts and all cash, checks or other property held therein or credited thereto and any other identifiable cash proceeds in respect of Notes Collateral); (g) all books and records related to the foregoing; and (h) all Products and Proceeds and Supply Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of Nortek or any Subsidiary Guarantor and business interruption insurance and all collateral and guarantees given by another Person with respect to any of the foregoing; provided however that no Proceeds of Proceeds of the ABL Collateral will constitute New Revolving Loan Collateral unless such Proceeds would otherwise constitute New Revolving Loan Collateral. All capitalized terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the New York Uniform Commercial Code.

“Collateral,” means, for purposes of this subsection 6 only, all the assets and properties subject to the liens created by those certain security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the New Nortek Senior Secured Indenture.

“Notes Collateral” means the portion of the Collateral as to which the New Nortek Senior Secured Notes have a priority security interest relative to Lenders Debt.

“Lenders Debt” means any (i) indebtedness outstanding from time to time under the New Revolving Loan Facility, (ii) any indebtedness which has a priority security interest relative to the New Nortek Senior Secured Notes in the New Revolving Loan Collateral, (iii) all obligations with respect to such indebtedness and any hedging obligations directly related to any Lenders Debt and (iv) all cash management obligations incurred with any lenders or holders of indebtedness issued under the New Revolving Loan Facility (or their affiliates).

Optional Redemption
 Nortek may redeem the New Nortek Senior Secured Notes:
· not more than once in any twelve-month period, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, provided that the aggregate principal amount of New Nortek Senior Secured Notes redeemed shall not exceed $75 million.
· at any time prior to June 1, 2011, on one or more occasions, up to 35% of the aggregate principal amount of New Nortek Senior Secured Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of one or more Designated Offerings (as defined in the New Nortek Senior Secured Indenture) of Nortek (or of any Parent to the extent such proceeds are contributed to the equity capital of Nortek, other than in the form of Disqualified Stock as defined in the New Nortek Senior Secured Indenture); provided that (1) at least 65% of the aggregate principal amount of New Nortek Senior Secured Notes issued under the New Nortek Senior Secured Indenture remains outstanding immediately after the occurrence of such redemption (excluding New Nortek Senior Secured Notes held by Nortek and its subsidiaries) and (2) such redemption occurs within 90 days of the date of the closing of such Designated Offering.

· on or after June 1, 2011, at the redemption prices set forth below plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2011	105.000%
2012	102.500%
2013 and thereafter	100.000%

 • In addition, at any time and from time to time prior to June 1, 2011, Nortek may redeem all or any portion of the Notes outstanding at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date, plus (b) the Make Whole Amount.

“Make Whole Amount” means, with respect to any Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at June 1, 2011 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) to June 1, 2011 (other than interest accrued to the redemption dated), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of the Notes to be redeemed.

Change of Control	Upon the occurrence of certain specified types of changes in control, Nortek must offer to repurchase the New Nortek Senior Secured Notes at 101% of the aggregate principal amount of New Nortek Senior Secured Notes repurchased plus accrued and unpaid interest, thereon, to the date of repurchase.

Certain Covenants
 The New Nortek Senior Secured Indenture will limit Nortek’s ability and the ability of Nortek’s restricted subsidiaries, among other things, to:
· incur additional debt;
· pay dividends or distributions on capital stock or repurchase capital stock;
· make certain investments;
· create liens;
· merge or consolidate with another company;
· enter into certain transactions with affiliates; and
· transfer and sell assets.
These covenants contain important exceptions, limitations and qualifications.

Transfer and Listing	It is expected that the New Nortek Senior Secured Notes will be issued pursuant to section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code.
Nortek does not intend to list the New Nortek Senior Secured Notes on any securities exchange.

New Common Stock.  On the Effective Date, Nortek will issue up to fifteen million shares of New Common Stock to holders of the Allowed 8 ½% Notes Claims, the Allowed 10 ¾% Notes Claims, the Allowed 9 ⅞% Notes Claims, the Allowed NTK Senior Unsecured Claims, and, if such Class votes to accept the Prepackaged Plan, the Allowed 10% Notes Claims as provided in the Prepackaged Plan and set forth above.

Each share of New Common Stock will have the same rights, preferences, privileges, interests and attributes, and shall be subject to the same limitation, as every other share of New Common Stock.  Each share of New Common Stock entitles the holder to one (1) vote with respect to each matter on which the holders of New Common Stock are entitled to vote, including elections of directors.

The holders of the New Common Stock will be entitled to receive such dividends and other distributions in Cash, stock, evidences of indebtedness or property of Nortek as may be declared from time to time by the board of directors of Nortek out of funds legally available therefor and, upon any liquidation, dissolution or winding up of affairs, will be entitled to participate pro rata (at the same rate per share of the New Common Stock) in all distributions to the holders of New Common Stock.

Reorganized Nortek shall use commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement on Form 10 and cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date.

The board of directors of Nortek will be authorized to provide for the issuance of preferred stock in one (1) or more series and to fix the preferences, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.  Any preferred stock so issued may rank senior to the New Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both.  In addition, any such shares of preferred stock may have class or series voting rights.

New Warrants.   Pursuant to the Prepackaged Plan, immediately prior to or on the Effective Date, Nortek will issue the New Warrants to purchase a number of shares of New Common Stock equal to 5% of the number of outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all New Warrants.  Assuming 15,000,000 shares of New Common Stock are issued on the Effective Date as currently contemplated, the New Warrants will entitle their holders to purchase 789,474 shares of New Common Stock, at an exercise price equal to $52.80 per share of New Common Stock.  On the Effective Date, the New Warrants will be distributed on behalf of Nortek to holders of the Allowed 10 ¾% Notes Claims and the Allowed NTK Senior Unsecured Notes Claims, in all cases, subject to the warrant agreement governing the New Warrants (the “New Warrant Agreement”), substantially in the form included in the Plan Supplement.  The summary below describes the anticipated principal terms of the New Warrants.  It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Number of Warrants
Nortek will issue New Warrants to acquire 5% of the number of outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all the New Warrants, or 789,474 shares of New Common Stock, assuming 15,000,000 shares of New Common Stock are issued on the Effective Date as contemplated, allocated as follows:
    •   Holders of Allowed 10 ¾% Notes Claims will receive New Warrants to purchase up to 2.9404% of the outstanding Shares of New
       Common Stock as of the Effective Date assuming the exercise of all the New Warrants, or 464,278 shares of New Common Stock, assuming
       15,000,000 shares of New Common Stock are issued on the Effective Date as currently contemplated.
    •   Holders of Allowed NTK Senior Unsecured Notes Claims will receive New Warrants to purchase up to 2.0596% of the outstanding shares of New
       Common Stock as of the Effective Date assuming the exercise of all the New Warrants, or 325,196 shares of New Common Stock, assuming
       15,000,000 shares of New Common Stock are issued on the Effective Date as currently contemplated.

Each New Warrant will be exercisable to acquire one share of New Common Stock.

Exercise Price	$52.80 per share.
Term	The New Warrants will be immediately exercisable.
Expiration	5 years.
Antidilution Protection
Proportionate adjustments to the exercise price and the number of shares of New Common Stock issuable upon the exercise of New Warrants will be made for stock splits, combinations and reclassifications.

6.	Equity Incentive Plan

As set forth in the Prepackaged Plan, on or before the Effective Date, Nortek shall establish the Equity Incentive Plan which will provide for the issuance of equity awards (50% performance-based restricted stock and 50% incentive stock options) representing an aggregate of 10% of the New Common Stock on a fully diluted basis (the “Equity Incentive Pool”) to officers and key employees of the Reorganized Debtors and their affiliates.  The terms and allocation of equity awards shall be mutually agreed to by the Chief Executive Officer and the Ad Hoc Committee (voting based on principal amount of 8 ½% Notes held by members of the Ad Hoc Committee).  Awards to Nortek officers and key employees shall be awarded on the Effective Date (“Emergence Awards”).

The term sheet dated September 3, 2009 relating to the Equity Incentive Plan and other employee matters (the “Management Term Sheet”), sets forth the implementation and terms of the Equity Incentive Plan in additional detail. Pursuant to the Management Term Sheet, the allocation, vesting and other terms of the Emergence Awards will be mutually agreed upon by the Chief Executive Officer and the members of the Ad Hoc Committee (such agreement among the members of the Ad Hoc Committee shall be determined in accordance with the definition of Noteholder Consent contained in the Prepackaged Plan).  Furthermore, no less than 75% of the Equity Incentive Pool shall be awarded on the Effective Date, including all of the Emergence Awards. The exercise price of options granted under the Equity Incentive Plan shall be the fair market value as of the date of the option grant (e.g., with respect to the Emergence Awards, the Effective Date). The determination of fair market value shall be made using a methodology mutually agreed upon by the Chief Executive Officer and the members of the Ad Hoc Committee (such agreement among the members of the Ad Hoc Committee shall be determined in accordance with the definition of Noteholder Consent contained in the Prepackaged Plan).  Any shares forfeited by a participant in the Equity Incentive Plan shall be added back to the Equity Incentive Pool upon such forfeiture.

7.	Emergence Bonus Plan

As set forth in the Prepackaged Plan, on the Effective Date, Nortek shall make any payments approved under the Emergence Bonus Plan.  The Emergence Bonus Plan, substantially in the form to be included in the Plan Supplement, shall be adopted by Nortek and will provide for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $2 million in the aggregate to officers and key employees of Nortek, with no more than $500,000 paid to any one individual, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date.

8.	Employment Agreements

In connection with the Reorganization Cases, the employment agreements currently in place for Nortek’s Chief Executive Officer, Chief Financial Officer and Vice President and General Counsel shall be amended to reflect the following changes:

a.	Chief Executive Officer

The employment agreement of the Chief Executive Officer shall provide for severance pay of full salary and benefits for eighteen (18) months from the date of termination of the Chief Executive Officer’s employment. Such severance pay and benefits shall be payable upon any termination other than for “cause” (as defined in the existing employment agreement).

b.	Chief Financial Officer and Vice President and General Counsel

The existing employment agreements of each of the Chief Financial Officer (the “CFO”) and the Vice President and General Counsel (the “VP-GC”), which provide for retiree medical payments, shall be modified to provide for such payments in an amount equal to the greater of the Minimum Amount ($838,707 for the CFO and $863,432 for the VP-GC) or the present value of lifetime Medical Coverage (as defined and determined in the existing employment agreement), but in no event greater than $1,000,000.  Such amounts shall be determined without consideration to the tax gross-up described below.  Such amount shall be paid in a cash lump sum, plus an additional amount representing a full tax gross-up, on the earliest to occur of:  (i) termination of employment for any reason, (ii) a “change in control” after the Effective Date or (iii) the third anniversary of the Effective Date.

The employment agreements shall also provide for a tax gross-up, which shall include all income and additions to tax, including additional taxes by reason of sections 409A and 4999 of the Internal Revenue Code, such that the employee, after all such taxes are paid, receives an amount equal to the retiree medical payment.

9.	Registration Rights Agreement

As set forth in the Prepackaged Plan, any holder receiving distributions of New Common Stock constituting greater than 10% of the New Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the new Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement.  The Registration Rights Agreement, which shall be set forth in the Plan Supplement, shall include customary demand rights, piggyback rights and a lock-up period.

D.	Purpose

The purpose of the Financial Restructuring is to reduce the Debtors’ leverage and to enhance the Debtors’ long-term growth and competitive position.  Specifically, the Financial Restructuring is designed to reduce the book value of the Debtors’ outstanding debt obligations from approximately $2.3 billion as of July 4, 2009 to a book value of approximately $935 million (in each case excluding debt discount) on a pro forma basis as of the consummation of the Financial Restructuring. This reduction in debt greatly increases the Debtors’ financial flexibility going forward. In addition, the resulting reduction in cash interest expense and principal obligations improves the Debtors’ liquidity position. Moreover, the Debtors’ forecasts indicate that they will have sufficient liquidity to meet their operating needs for the foreseeable future.

Finally, the Debtors also believe the Financial Restructuring will reassure customers and suppliers that their business is financially sound, reduce customers’ and suppliers’ reluctance to conduct business with the Debtors and allow the Debtors to improve the terms of transactions with their customers and suppliers.  Furthermore, resolution of liquidity concerns and completion of the Financial Restructuring will allow the Debtors’ management to focus its attention on operations and long-term planning rather than on short-term financial management.

III.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A.	Administration of the Prepackaged Plan

Each of the Debtors intends to continue to operate its business in the ordinary course throughout the prepackaged chapter 11 cases as it had prior to the commencement date of the chapter 11 cases (the “Petition Date”).

B.	Operational Issues After the Petition Date

On the Petition Date, the Debtors intend to request a series of orders from the Bankruptcy Court designed to minimize any disruption of their business operations and to facilitate their reorganization.  These requests include, but are not limited to, the following:

Trade Vendor Matters.  The Debtors consider good relations with their trade and other business vendors to be essential to the continued operation of their businesses during the pendency of their respective Reorganization Cases.  Accordingly, and in light of the anticipated recovery the Debtors intend to request an order of the Bankruptcy Court in their respective Reorganization Cases authorizing payments to their respective vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date.

Employee Matters.  On the Petition Date, the Debtors intend to seek an order of the Bankruptcy Court authorizing them to pay their wages, salaries, reimbursable employee expenses and accrued and unpaid employee benefits incurred prior to the Petition Date.

Operation of Business.  The Debtors will also seek various other orders to allow a smooth transition through the chapter 11 process.  These include, but are not limited to, orders permitting them to continue their respective customer programs, to pay certain respective insurance obligations (including workers’ compensation insurance), and to maintain their respective cash management systems.

C.	Confirmation Hearing

The Parties anticipate that as soon as practicable after commencing their Reorganization Cases, they will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (1) the adequacy of the Disclosure Statement and the Solicitation of votes in connection therewith and (2) confirmation of the Prepackaged Plan.  The Parties anticipate that notice of these hearings will be published and will be mailed to all known holders of Claims and Equity Interests at least twenty-five (25) days before the date by which objections must be filed with the Bankruptcy Court.  See below the section entitled “Confirmation of the Prepackaged Plan – Confirmation Hearing.”

D.	Timetable for Prepackaged Chapter 11 Cases

Assuming that the Bankruptcy Court approves the scheduling motion with respect to the Confirmation Hearing, the Parties anticipate that the Confirmation Hearing will occur within approximately forty-five (45) to sixty (60) days of the Petition Date.  The Debtors do not currently anticipate any significant objections to confirmation.  If such objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed, perhaps substantially.

IV.

THE PREPACKAGED PLAN

The statements contained in this Disclosure Statement include summaries of the provisions contained in the Prepackaged Plan and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Prepackaged Plan or documents referred therein, and reference is made to the Prepackaged Plan and to such documents for the full and complete statements of such terms and provisions.  The Prepackaged Plan and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Prepackaged Plan and will, upon the consummation of the Prepackaged Plan, be binding upon all holders of claims and interests in the Debtors, their estates, all parties receiving property under the Prepackaged Plan, and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Prepackaged Plan or any other operative document, on the other hand, the terms of the Prepackaged Plan and/or such other operative document will control.

The following is a discussion of the principal provisions of the Prepackaged Plan.

A.	Substantive Consolidation of Nortek and the Subsidiary Debtors

The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors (but not NTK Holdings and Nortek Holdings) for voting treatment and distribution purposes under the Prepackaged Plan only.  The Parties believe that no creditors will be prejudiced by these estates’ substantive consolidation, which does not affect the distributions to any creditor and will best utilize the Parties’ assets to pay to the creditors of each entity the distributions provided under the Prepackaged Plan.  The only holders of Claims or Interests against Nortek and the Subsidiary Debtors that are or may be impaired, and that are entitled to vote, are the holders of Claims arising from the 8 ½% Notes, 9 ⅞% Notes, the 10% Notes, the Intercompany Claims and the Parent Company Intercompany Claims.  With respect to the 10 % Notes and the 8 ½% Notes, Nortek and the Subsidiary Debtors are all liable, either as primary obligors or as guarantors.  Holders of Claims against Nortek and the Subsidiary Debtors in each of these Debtors’ impaired classes would receive the same distribution absent any substantive consolidation.  As such, substantive consolidation is appropriate and warranted under the circumstances.

The proposed treatment involves the pooling and merger of Nortek and the Subsidiary Debtors’ assets and liabilities and distributions to creditors based upon that pool of assets and liabilities as if Nortek and the Subsidiary Debtors conducted business as a single economic entity.  The Prepackaged Plan contemplates that, on the Effective Date, all of Nortek and the Subsidiary Debtors and their estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Nortek and the Subsidiary Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of Nortek and the Subsidiary Debtors of payment, performance, or collection of obligations of any other of Nortek or the Subsidiary Debtors shall be eliminated and cancelled, and (iii) all joint obligations of two or more of Nortek and/or the Subsidiary Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Nortek and the Subsidiary Debtors.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Nortek and the Subsidiary Debtors (including the corporate ownership of the Subsidiary Debtors), or (y) any Intercompany Claims or the Parent Company Intercompany Claim.

Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited consolidation of Nortek and the Subsidiary Debtors, solely for voting, treatment and distribution purposes.  Unless an objection to consolidation is made in writing by any creditor affected by the Prepackaged Plan on or before the deadline to object to confirmation of the Prepackaged Plan, the Bankruptcy Court may enter the Confirmation Order.  In the event that any such objections are timely filed, a hearing with respect thereto will be scheduled before the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

The Debtors believe that no party in interest intends to oppose the Prepackaged Plan’s treatment of Nortek and the Subsidiary Debtors on a substantively consolidated basis and as such, substantive consolidation will be implemented with consent.  The Parties believe that substantive consolidation is warranted based on the criteria established by courts in ruling on the propriety of substantive consolidation in other cases.  See In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005) (“In our Court what must be proven (absent consent) concerning the entities for whom substantive consolidation is sought is that (i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.”) (emphasis added).  The Debtors reserve the right to present evidence or other information sufficient to meet the applicable standards for consolidation for limited purposes if any objection to substantive consolidation is properly filed.

B.	Classification and Treatment of Claims and Equity Interests Under the Prepackaged Plan

Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  Because an entity may hold multiple claims and/or equity interests that give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.  Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan).  If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on a plan of reorganization and the right to receive thereunder no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code.  A chapter 11 plan cannot be confirmed if there has been improper classification of claims and interests.

Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights.  Typically, this means that the holder of an unimpaired claim will receive on the later of the Effective Date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.  Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Under certain circumstances, a Class of claims or equity interests may be deemed to reject a plan of reorganization.  For example, a Class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such Class do not receive or retain any property under the plan of reorganization on account of their claims or equity interests.  Under this provision of the Bankruptcy Code, certain Classes are deemed to reject the Prepackaged Plan because they receive no distribution under the Prepackaged Plan as such plan discharges the Debtors from obligations to these holders.  Because certain Classes are deemed to reject the Prepackaged Plan, the Debtors are required to demonstrate that the Prepackaged Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.  Among these are the requirements that the plan be “fair and equitable” and not “discriminate unfairly” against the holders of claims or equity interests in such Class.  For a more detailed description of the requirements for confirmation, see Section VII below, entitled “CONFIRMATION OF THE PREPACKAGED PLAN – Requirements for Confirmation of the Prepackaged Plan of Reorganization.”

The Debtors believe that the Prepackaged Plan classifies all claims and interests in compliance with the provisions of the Bankruptcy Code.  However, after commencement of the chapter 11 proceeding, a claim holder or interest holder could challenge the Debtors’ classification and the Bankruptcy Court could determine that a different classification is required for the Prepackaged Plan to be confirmed.  In such event, the Debtors may seek to modify the Prepackaged Plan to provide for whatever classification may be required by the Bankruptcy Court and to use the sufficient Acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the Acceptance of the class or classes which are affected.  Any such reclassification could affect a class’ Acceptance of the Prepackaged Plan by changing the composition of such class and the required vote for Acceptance of the Prepackaged Plan and could potentially require a resolicitation of votes on the Prepackaged Plan.

The Prepackaged Plan provides for the classification and treatment of holders of claims and interests allowed under section 502 of the Bankruptcy Code.  Only the holder of an Allowed Claim or an Allowed Equity Interest is entitled to receive a distribution under the Prepackaged Plan.

Consistent with these requirements, the Prepackaged Plan divides the Allowed Claims against, and Allowed Equity Interests in, the Debtors into the following classes:

Class	Designation	Impairment	Entitled to Vote
NTK Holdings Class 1	NTK Holdings Priority Non-Tax Claim	Unimpaired	No (deemed to accept)
NTK Holdings Class 2	NTK 10 ¾% Notes Claims	Impaired	Yes
NTK Holdings Class 3	NTK Holdings Senior Unsecured Loan Claims	Impaired	Yes
NTK Holdings Class 4	NTK Holdings Secured Claims	Unimpaired	No (deemed to accept)
NTK Holdings Class 5	NTK Holdings General Unsecured Claims	Unimpaired	No (deemed to accept)
NTK Holdings Class 6	NTK Holdings Equity Interests	Impaired	No (deemed to reject)
Nortek Holdings Class 1	Nortek Holdings Priority Non-Tax Claim	Unimpaired	No (deemed to accept)
Nortek Holdings Class 2	Nortek Holdings Secured Claims	Unimpaired	No (deemed to accept)
Nortek Holdings Class 3	Nortek Holdings General Unsecured Claims	Unimpaired	No (deemed to accept)
Nortek Holdings Class 4	Nortek Holdings Equity Interests	Impaired	No (deemed to reject)
Nortek Class 1	Nortek Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Nortek Class 2	ABL Facility Claims	Unimpaired	No (deemed to accept)
Nortek Class 3	10% Notes Claims	May be Impaired	Yes
Nortek Class 4	Nortek Other Secured Claims	Unimpaired	No (deemed to accept)
Nortek Class 5	8 ½% Notes Claims	Impaired	Yes
Nortek Class 6	9 ⅞% Notes Claims	Impaired	Yes
Nortek Class 7	Nortek General Unsecured Claims	Unimpaired	No (deemed to accept)
Nortek Class 8	Intercompany Claims	May be Impaired	Yes
Nortek Class 9	Parent Company Intercompany Claims	Impaired	Yes
Nortek Class 10	Nortek Equity Interests	Impaired	No (deemed to reject)

1.	Unclassified Claims:

Generally, the Prepackaged Plan provides for the payment in full of Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Secured Tax Claims and Priority Tax Claims (as defined below).  The following describes how such payment will be made.  The aggregate amount of these Claims will depend on the length of the Reorganization Cases.  Delays in the case due to litigation, regulatory approvals, or unforeseen events could materially increase the amount of such Claims.

a.	Administrative Expense Claims.

Administrative expense claims include any right to payment constituting a cost or expense of administration of the Debtors’ chapter 11 cases that are Allowed under and in accordance with sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code (the “Administrative Expense Claims”).  Those expenses will include, but are not limited to, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors during the Debtors’ Reorganization Cases, (d) any compensation for professional services rendered and reimbursement of expenses incurred by the advisors to the Debtors, (e) Sponsor Expense Claims (as defined below), and (f) Ad Hoc Committee Claims.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.1 of the Prepackaged Plan (which provides that all fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date). Claims described in clause (e) above shall only be an Administrative Expense Claim if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as holders of any Claim for which they are entitled to vote, votes such Claim affirmatively for the Prepackaged Plan and does not object to it.

“Sponsor Expense Claims” means all reasonable fees and expenses incurred by Ropes & Gray LLP solely to the extent related to advising and representing the Sponsor, in its capacity as such, and any Sponsor Affiliates in their capacities as holders of Claims or Equity Interests, pursuant to the terms of their prepetition engagement arrangements, without any requirement for the filing of retention applications, fee applications or any other applications in the Debtors’ Reorganization Cases, which, in each case shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person; provided, however, that Sponsor Expense Claims incurred after the Petition Date shall be Allowed only in an aggregate amount not to exceed $250,000.

Allowed Nortek Administrative Expense Claims will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of Ad Hoc Committee Claims and Sponsor Expense Claims, in the ordinary course of business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee or other application with the Bankruptcy Court, but no later than the Effective Date, (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions, or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and the Debtors.  Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date and will receive payment on the later of (i) the date such Disputed Allowed Administrative Expense Claim becomes Allowed and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.  Notwithstanding the foregoing, any Indenture Trustee Claims related to the 10 ¾% Notes and any NTK Lender Agent Claims shall only be deemed Administrative Expense Claims and paid, on or after the Effective Date, if the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.

b.	Professional Compensation and Reimbursement Claims.

Except as provided in section 2.1 of the Prepackaged Plan, all Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  Under the Prepackaged Plan, the Reorganized Debtors would be authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

c.	Secured Tax Claims

Except to the extent that a holder of an Allowed Secured Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Secured Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.

d.	Priority Tax Claims.

Priority tax claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes and employment and withholding taxes (the “Nortek Priority Tax Claims”).  These unsecured claims are given a statutory priority in right of payment.  The Debtors do not intend to set a bar date for filing proofs of claim, and therefore it is difficult to estimate the number and amount, if any, of Nortek Priority Tax Claims that will be asserted.

With respect to any Nortek Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Nortek Priority Tax Claim agrees to a different treatment, each holder of an Allowed Nortek Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Nortek Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.

2.	Classified Claims:
a.	NTK Holdings Class 1: NTK Holdings Priority Non-Tax Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in NTK Holdings Class 1 are priority non-tax Claims that are granted priority in payment under section 507(a)(4), (5), (6), or (7) under the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors (the “NTK Holdings Priority Non-Tax Claims”).  The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of NTK Holdings Priority Non-Tax Claims that will be asserted.

On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed NTK Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such NTK Holdings Priority Non-Tax Claim.

b.	NTK Holdings Class 2: NTK 10 ¾% Notes Claims (Impaired. Entitled to vote to accept or reject the Prepackaged Plan.)

The Claims in NTK Holdings Class 2 include any Claim against NTK Holdings arising under or in connection with the NTK 10 ¾% Notes or the NTK 10 ¾% Indenture (the “NTK 10 ¾% Notes Claims”).  The NTK 10 ¾% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $403 million, plus (ii) the accreted but unpaid interest under the NTK 10 ¾% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK 10 ¾% Indenture), except to the extent that Claims of the Indenture Trustee under the NTK 10 ¾% Indenture are otherwise provided to be paid or satisfied.

On the Effective Date, except to the extent that the holder of an Allowed NTK 10 ¾% Notes Claim agrees to less favorable treatment, each holder of a NTK 10 ¾% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of NTK 10 ¾% Notes held by each holder) of 1.1762% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants.

c.	NTK Holdings Class 3: NTK Holdings Senior Unsecured Loan Claims (Impaired. Entitled to vote to accept or reject the Prepackaged Plan.)

The Claims in NTK Holdings Class 3 include any Claim against NTK Holdings, arising under or in connection with, the NTK Holdings Senior Unsecured Loan Agreement (the “NTK Holdings Senior Unsecured Loan Claims”).6  The NTK Holdings Senior Unsecured Loan Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $262 million, plus (ii) the accrued but unpaid interest under the NTK Holdings Senior Unsecured Loan Agreement as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK Holdings Senior Unsecured Loan Agreement), except to the extent that Claims of the NTK Lender Agent under the NTK Holdings Senior Unsecured Loan Agreement are otherwise provided to be paid or satisfied.

On the Effective Date, except to the extent that the holder of an Allowed NTK Holdings Senior Unsecured Loan Claim agrees to less favorable treatment, each holder of a NTK Holdings Senior Unsecured Loan Claim shall receive such holder’s pro rata share (based upon the principal amount of NTK Holdings Senior Unsecured Loans held by each holder) of 0.8238% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date assuming the exercise of all the New Warrants.

 As set forth in the Prepackaged Plan, “NTK Holdings Senior Unsecured Loan Agreement” means that certain Senior Unsecured Loan Agreement, dated as of May 10, 2006, among NTK Holdings, as borrower, the NTK Lender Agent, and the lenders named therein.

d.	NTK Holdings Class 4: NTK Holdings Secured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in NTK Holdings Class 4 include any portion of Claims asserted against NTK Holdings that, pursuant to section 506 of the Bankruptcy Code, are (a) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of NTK Holdings in and to property of its estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Prepackaged Plan (subject to the occurrence of the Effective Date) (including any Claim that is (i) subject to an offset right under applicable law and (ii) a secured claim against NTK Holdings pursuant to sections 506(a) and 553 of the Bankruptcy Code) (a “Secured Claim”).  Specifically, NTK Holdings Class 4 includes any Secured Claim against NTK Holdings (a “NTK Holdings Secured Claim”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed NTK Holdings Secured Claim agrees to less favorable treatment, either (i) each Allowed NTK Holdings Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed NTK Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) each holder of an Allowed NTK Holdings Secured Claim shall receive (w) Cash in an amount equal to the Allowed amount of such NTK Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed NTK Holdings Secured Claim to the extent of the value of the holder of such Allowed NTK Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed NTK Holdings Secured Claim and any interest on such Allowed NTK Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.7

e.	NTK Holdings Class 5: NTK Holdings General Unsecured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in NTK Holdings Class 5 include any Claim against NTK Holdings other than an NTK Holdings Senior Unsecured Loan Claim, NTK 10 ¾% Notes Claim, Administrative Expense Claim, Priority Tax Claim, NTK Holdings Priority Non-Tax Claim or an NTK Holdings Secured Claim (the “NTK Holdings General Unsecured Claims”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed NTK Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed NTK Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NTK Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed NTK Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed NTK Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and (iii) the date otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain NTK Holdings General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserves their rights, however, to dispute the validity of any NTK Holdings General Unsecured Claim.

7As set forth in the Prepackaged Plan, “Collateral” means property or interest in property subject to a Lien (as defined in section 101(37) of the Bankruptcy Code), charge of other encumbrance to secure the payment of performance of the Claim, which Lien, charge or encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

f.	NTK Holdings Class 6: NTK Holdings Equity Interests (Impaired. Deemed to reject the Prepackaged Plan and not entitled to vote.)

The interests in NTK Holdings Class 6 include any Equity Interest in NTK Holdings (the “NTK Holdings Equity Interests”).

On the Effective Date, all existing NTK Holdings Equity Interests shall be cancelled, and the holders of the Allowed NTK Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed NTK Holdings Equity Interests. Unless THL-Nortek Investors, LLC (including the THL Holders, as defined in the Amended and Restated Limited Liability Company Agreement of THL-Nortek Investors, LLC as amended to date) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law.

g.	Nortek Holdings Class 1: Nortek Holdings Priority Non-Tax Claims -- (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Class 1 are priority non-tax Claims against Nortek Holdings that are granted priority in payment under section 507(a)(4), (5), (6), or (7) under the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors (the “Nortek Holdings Priority Non-Tax Claims”).  The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Nortek Holdings Priority Non-Tax Claims that will be asserted.

On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Nortek Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Nortek Holdings Priority Non-Tax Claim.

h.	Nortek Holdings Class 2: Nortek Holdings Secured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Holdings Class 2 include any Secured Claim against Nortek Holdings (a “Nortek Holdings Secured Claim”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Holdings Secured Claim agrees to less favorable treatment, each Allowed Nortek Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Holdings Secured Claim to the extent of the value of the holder of such Allowed Nortek Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Holdings Secured Claim and any interest on such Allowed Nortek Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

i.	Nortek Holdings Class 3: Nortek Holdings General Unsecured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Holdings Class 3 include any Claim against Nortek Holdings other than an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim or Nortek Holdings Secured Claim, (the “Nortek Holdings General Unsecured Claims”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Nortek Holdings General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any Nortek Holdings General Unsecured Claim.

j.	Nortek Holdings Class 4: Nortek Holdings Equity Interests (Impaired. Deemed to reject the Prepackaged Plan and not entitled to vote.)

The interests in Nortek Holdings Class 4 include any Equity Interest in Nortek Holdings (the “Nortek Holdings Equity Interest”).

On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Holdings Equity Interests shall be cancelled, and the holders of the Allowed Nortek Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Holdings Equity Interests.  Notwithstanding the foregoing, unless otherwise determined by the Debtors, subject to Noteholder Consent, the corporate existence of Nortek Holdings shall continue and Nortek Holdings shall not be liquidated, wound up or dissolved.  Following the Effective Date during such time as the reinstated 10% Notes remain outstanding, if funds are required by Nortek Holdings to pay franchise taxes and similar items necessary to maintain Nortek Holdings' corporate existence, such funds shall be advanced to Nortek Holdings by Reorganized Nortek.

k.	Nortek Class 1: Nortek Priority Non-Tax Claims -- (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Class 1 are priority non-tax Claims that are granted priority in payment under section 507(a)(4), (5), (6), or (7) under the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors (the “Nortek Priority Non-Tax Claims”).  The Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Nortek Priority Non-Tax Claims that will be asserted.

On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Nortek Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Nortek Priority Non-Tax Claim.

l.	Nortek Class 2: ABL Facility Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Class 2 include any Claims against Nortek or the Subsidiary Debtors arising under or in connection with the ABL Facility (the “ABL Facility Claims”).  The ABL Facility Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $165,000,000, plus (ii) $21,684,000 of outstanding letters of credit under the United States portion of the ABL Facility, plus (iii) the accrued but unpaid interest under the ABL Facility Agreement as of the Effective Date, plus (iv) all other Obligations (as defined in the ABL Facility Agreement), except to the extent that Claims under the ABL Facility Agreement are otherwise provided to be paid or satisfied.

On the Effective Date, or as soon thereafter as is reasonably practical, absent an agreement to amend the existing ABL Facility, each holder of an Allowed ABL Facility Claim shall be paid an amount in Cash equal to the Allowed amount of such ABL Facility Claim.

m.	Nortek Class 3: 10% Notes Claim (May be impaired. Entitled to vote to accept or reject the Prepackaged Plan.)

The Claims in Nortek Class 3 include any Claims against Nortek or the Subsidiary Debtors arising under or in connection with the 10% Notes or the 10% Indenture (the “10% Notes Claims”).  The 10% Notes Claims shall be Allowed in an amount of (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied. Each holder of an Allowed 10% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan; provided however, that such vote shall be disregarded and such Claims will be unimpaired if the Debtors exercise the Reinstatement Alternative.

On the Effective Date, if Nortek Class 3 rejects the Prepackaged Plan, such Class will be (i) treated as unimpaired and reinstated in its entirety or (ii) receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code (provided that such treatment shall not provide for (x) a lower interest rate, later maturity, modified call protection, any other material economic term, or different security interest priority than is currently provided for in the 10% Notes or (y) a distribution of New Common Stock or other Equity Interest in any Reorganized Debtor).  If Nortek Class 3 votes to accept the Prepackaged Plan, on the Effective Date, such Class will receive from Nortek, in exchange for such Claim, (x) its pro rata share of New Senior Secured Notes having an aggregate principal amount equal to (i) $750 million, plus (i) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied, and (y) its pro rata share of 5% of the number of shares of New Common Stock outstanding on the Effective Date.

n.	Nortek Class 4: Nortek Other Secured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Class 4 include any Secured Claim against Nortek and the Subsidiary Debtors other than a 10% Notes Claims or an ABL Facility Claims (a “Nortek Other Secured Claim”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Other Secured Claim agrees to less favorable treatment, each Allowed Nortek Other Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Other Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Other Secured Claim to the extent of the value of the holder of such Allowed Nortek Other Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Other Secured Claim and any interest on such Allowed Nortek Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

o.	Nortek Class 5: 8 ½% Notes Claims (Impaired. Entitled to vote to accept or reject the Prepackaged Plan.)

The Claims in Nortek Class 5 include any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 8 ½% Notes or the 8 ½% Indenture (the “8 ½% Notes Claim”).  The 8 ½% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $625 million, plus (ii) the accrued but unpaid interest under the 8 ½% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 8 ½% Notes Indenture), except to the extent that the Claim of the Indenture Trustee under the 8 ½% Notes are otherwise provided to be paid or satisfied.

On the Effective Date, except to the extent that the holder of an Allowed 8 ½% Notes Claim agrees to less favorable treatment, each holder of an 8 ½% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claim for such holder’s pro rata share (based upon the principal amount of 8 ½% Notes held by each holder) of 96.4858% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan, or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.

p.	Nortek Class 6: 9 ⅞% Notes Claims (Impaired. Entitled to vote to accept or reject the Prepackaged Plan.)

The Claims in Nortek Class 6 include any Claim against Nortek arising under or in connection with the 9 ⅞% Notes or the 9 ⅞% Indenture (the “9 ⅞% Notes Claims”).  The 9 ⅞% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $10 million, plus (ii) the accrued but unpaid interest under the 9 ⅞% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 9 ⅞% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 9 ⅞% Notes are otherwise provided to be paid or satisfied.

On the Effective Date, except to the extent that the holder of an Allowed 9 ⅞% Notes Claim agrees to less favorable treatment, each holder of a 9 ⅞% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of 9 ⅞% Notes held by each holder) of 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan or 1.5142% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan.

q.	Nortek Class 7: Nortek General Unsecured Claims (Unimpaired. Deemed to accept the Prepackaged Plan and not entitled to vote.)

The Claims in Nortek Class 7 include any Claim against Nortek or the Subsidiary Debtors other than an 8 ½% Notes Claim, 9 ⅞% Notes Claim, 10% Notes Claim, 10% Indenture Guarantee Claim, ABL Facility Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, Parent Company Intercompany Claim or Nortek Other Secured Claim (the “Nortek General Unsecured Claims”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and or (iii) the date otherwise agreed to by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Nortek General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any Nortek General Unsecured Claim.

r.
Nortek Class 8:  Intercompany Claims (May be Impaired.  Entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.18(b)(i) of the Prepackaged Plan.)

The Claims in Nortek Class 8 include any Claim against Nortek or any Subsidiary Debtor held by another Debtor, except a Parent Company Intercompany Claim (“Intercompany Claims”).

Except as set forth in Section 6.3 of the Prepackaged Plan, or to the extent that a holder of an Allowed Intercompany Claim agrees to less favorable treatment of such Allowed Intercompany Claim, each Intercompany Claim shall be either (i) reinstated to the extent determined to be appropriate by the Debtors or (ii) adjusted, continued or capitalized, either directly or indirectly, in whole or in part.  Any such transaction may be effected on or subsequent to the Effective Date without any further authorization from the Bankruptcy Court or other action by the holders of Reorganized Nortek Equity Interests.

s.	Nortek Class 9: Parent Company Intercompany Claims (May be Impaired. Entitled to vote to accept or reject the Prepackaged Plan.

The Claims in Nortek Class 9 include any Claim held by NTK Holdings or Nortek Holdings against Nortek and/or any Subsidiary Debtor (the “Parent Company Intercompany Claims”).  As of July 4, 2009, Nortek recorded approximately $43 million on its unaudited condensed consolidated balance sheet related to a long-term payable to an affiliate, representing primarily the amount of cumulative income taxes that would otherwise have been paid had the consolidated group of which Nortek is a member not utilized interest deductions generated by NTK Holdings.  The amount of this payable is net of approximately $7 million of cash expenditures by Nortek on behalf of NTK Holdings for which NTK Holdings is unable to reimburse Nortek due to lack of funds.  Under the consolidated group's tax sharing policy, no member of the group is reimbursed by Nortek for the group's utilization of tax deductions or losses generated by such member unless such member would be able to utilize such deductions or losses if it were to file separate stand-alone tax returns.  NTK Holdings has never generated any taxable income and is expected to constructively liquidate for U.S. federal income tax purposes following the Effective Date.  Accordingly, at the time the contemplated restructuring becomes certain, Nortek will eliminate this payable by recording an adjustment on its books.  Nortek Class 9 exists to reflect the existence of a potential intercompany claim related to this payable.

On the Effective Date, or as soon thereafter as is reasonably practicable, the Parent Company Intercompany Claims shall be extinguished, and the holders of the Parent Company Intercompany Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Parent Company Intercompany Claim; provided, however, that the distributions to creditors in NTK Holdings Class 2 (NTK Holdings 10 ¾% Notes Claim) and the NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claim), if applicable, shall be in consideration, in part, for the extinguishment of the Parent Company Intercompany Claims.

The Debtors believe that the treatment of the Parent Company Intercompany Claims and the related distributions to creditors of NTK Holdings represent a reasonable compromise and settlement of a potential dispute regarding the validity of the Parent Company Intercompany Claims.  Creditors of NTK Holdings could argue that the intercompany payable reflected on Nortek’s books constitutes an asset against which they should recover.  Although the Debtors dispute this theory and maintain that the payable merely represented an intercompany accounting entry that did not represent a cash obligation from Nortek to NTK Holdings, the Debtors believe that the distributions made to creditors of NTK Holdings under the Prepackaged Plan and the extinguishment of the Parent Company Intercompany Claims represent a good faith resolution of the issue that is consistent with the standards of Bankruptcy Rule 9019.

t.	Nortek Class 10: Nortek Equity Interests (Impaired. Deemed to reject the Prepackaged Plan and not entitled to vote.)

The interests in Nortek Class 10 include any Equity Interest in Nortek (the “Nortek Equity Interests”).

On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Equity Interests shall be cancelled, and the holders of the Allowed Nortek Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Equity Interests.  Except for the changes in Equity Interests resulting from the mergers described in Section 6.3 of the Prepackaged Plan, the Equity Interests of the Subsidiary Debtors shall continue to be owned by Nortek or the applicable Subsidiary Debtor, as applicable, as of the Petition Date.

C.	Securities Law Matters
1.	New Nortek Securities

For a summary of the New Nortek Senior Secured Notes, New Common Stock and New Warrants, see Section II above.

2.	Transfer and Securities Laws Restrictions

(1) The Solicitation.  The Solicitation is being made only to those creditors who are Accredited Investors as defined in Regulation D under the Securities Act.

(2) Issuance and Resale of the New Nortek Senior Secured Notes, New Common Stock and New Warrants Under the Prepackaged Plan.  Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate.  In reliance upon this exemption, the New Nortek Senior Secured Notes, New Common Stock and New Warrants issued to holders of claims against the Debtors will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of new securities issued under the Prepackaged Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.  Under the legislative history of Section 1145(b), among other relationships to Nortek, any creditor that acquires 10% or more of the New Common Stock is presumed to be an underwriter within the meaning of that provision.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

(1)           Listing.  Nortek’s common stock is not, and upon the consummation of the Prepackaged Plan, the New Nortek Senior Secured Notes and New Warrants will not be, publicly traded or listed on any nationally recognized market or exchange.  After the Effective Date, Reorganized Nortek is required to use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement on Form 10 and (b) cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date. Following the effective date of any registration statement on Form 10, Reorganized Nortek will be required to file periodic reports (such as Form 10-Ks, 10-Qs and 8-Ks) with the Securities and Exchange Commission.

(2)           Legends.  Certificates evidencing shares of New Common Stock, New Nortek Senior Secured Notes and New Warrants received by holders of at least 10% of the outstanding voting stock of Nortek will bear a legend substantially in the form below (except no legend shall be required on certificates issued in “street name” or in the name of, or by a nominee, of the Depository Trust Company):

[THIS NOTE] [THESE SHARES OF COMMON STOCK] [THIS WARRANT AND THE SHARES OF COMMON STOCK FOR WHICH THIS WARRANT IS EXERCISABLE] MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR UNLESS NORTEK, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

D.	Means of Implementation and Post-Effective Date Governance:
1.	Substantive Consolidation

The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors for purposes of the Prepackaged Plan only.  Accordingly, on the Effective Date, Nortek and the Subsidiary Debtors and their Estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Nortek and the Subsidiary Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of Nortek and the Subsidiary Debtors of payment, performance, or collection of obligations of any other of Nortek or the Subsidiary Debtors shall be eliminated and cancelled, (iii) all joint obligations of two or more of Nortek and/or the Subsidiary Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Nortek and the Subsidiary Debtors, and (iv) any Claim filed in the Debtors’ Reorganization Cases or any of the Subsidiary Debtors shall be deemed filed against the consolidated Nortek and the Subsidiary Debtors and a single obligation of the consolidated Nortek and the Subsidiary Debtors on and after the Effective Date.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Nortek and the Subsidiary Debtors (including the corporate ownership of the Subsidiary Debtors), and (y) any Intercompany Claim or Parent Company Intercompany Claim.

2.	Corporate Action

(1) General.  Upon the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized Debtors, (iii) the distribution of the New Common Stock, (iv) the distribution of the New Warrants, (v) the issuance of the New Nortek Senior Secured Notes (if applicable) (vi) adoption of the Equity Incentive Plan and the Emergence Bonus Plan, and (vii) all other actions contemplated by the Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Prepackaged Plan shall be deemed to have occurred on the Effective Date and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Nortek Senior Secured Indenture (if applicable) (x) the New Warrant Agreement, (y) Exit Facility Documents and (z) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by Section 6.2(a) of the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy law.  The issuance of the New Common Stock and New Warrants shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(2) Restated Certificate of Incorporation and Restated Bylaws of Reorganized Nortek and the Other Reorganized Debtors.  On the Effective Date, Reorganized Nortek shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies, shall also be amended (and as to the corporate Debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities.  On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor.

(3) Boards of Directors of Reorganized Nortek and the Other Reorganized Debtors.  On the Effective Date, the operation of Reorganized Nortek shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Incorporation and Restated Bylaws.  On the Effective Date the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents. The initial boards of directors of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  Pursuant to the Prepackaged Plan, the initial board of directors of Reorganized Nortek will consist of seven (7) to nine (9) directors, one of whom shall be Reorganized Nortek’s Chief Executive Officer, and the remainder of whom shall be individuals selected by the Ad Hoc Committee.

(4) Officers of Reorganized Nortek and the Other Reorganized Debtors.  The initial officers of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date.  The selection of officers of Reorganized Nortek and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Nortek or the applicable Reorganized Debtor.

3.	Other Internal Restructurings

On the Effective Date but prior to the occurrence of the distributions described in Article IV, the following transactions shall occur:

(1)   NTK Holdings and Nortek Holdings (if and as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77 or any comparable provision under state or local law) for the Nortek Group pursuant to Section 13.11(e) of the Prepackaged Plan;

(2)   Each intercompany payable designated as either “Inter Group Transfers” or “Intercompany Clearing” on the books and records of the Debtors shall be eliminated as a matter of law by distributions and/or contributions, including as necessary through any intermediate Debtors, from the obligee to the obligor;

(3)   All intercompany notes payable by Temtrol to Rangaire shall be distributed by Rangaire, and by the intermediate Debtors, to Nortek, and then shall be contributed by Nortek, and by the intermediate Debtors, to Temtrol;

(4)   Each of Nordyne Inc. and Zephyr Corporation shall be converted into a limited liability company under applicable state law; and

(5)   Each of GTO, Inc., SpeakerCraft, Inc., Omnimount Systems, Inc., Gefen, Inc., Panamax Inc. and Xantech Corporation shall either be converted into a limited liability company under applicable state law or merged with and into Linear, with Linear surviving, in each case as determined by Nortek.

In addition, on the Effective Date, the Reorganized Debtors may engage in any other transaction in furtherance of the Prepackaged Plan. Unless THL-Nortek Investors, LLC (including the THL Holders) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law.

4.	Issuance of New Notes

If Nortek Class 3 votes to accept the Prepackaged Plan, on the Effective Date, the New Nortek Senior Secured Indenture shall be executed and delivered and the Debtors or the Reorganized Debtors shall be authorized to issue the New Nortek Senior Secured Notes and to execute, deliver and enter into the New Nortek Senior Secured Indenture without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date, if Nortek Class 3 votes to accept the Prepackaged Plan, the New Nortek Senior Secured Notes shall be distributed on behalf of Nortek to holders of Allowed 10% Notes Claims.  A summary of the New Nortek Senior Secured Indenture is contained in this Disclosure Statement and a copy of the indenture will be filed with the Plan Supplement.

5.	Issuance of New Common Stock

The issuance of New Common Stock by Nortek shall be authorized under the Prepackaged Plan without the need for any further corporate action.  On the Effective Date, the New Common Stock shall be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claims, holders of Allowed NTK 10 ¾% Notes Claims, holders of Allowed 8 ½% Notes Claims and holders of Allowed 9 ⅞% Notes Claims, and, if such Class accepts the Prepackaged Plan, holders of Allowed 10% Notes Claims.

Reorganized Nortek shall use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement on Form 10 and (b) cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date.

6.	Issuance of New Warrants

The issuance of New Warrants by Nortek in accordance with the Prepackaged Plan is authorized without the need for any further corporate action.  On the Effective Date, the New Warrants may be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claims and the holders of Allowed NTK 10 ¾% Notes Claims, and in all cases shall be governed by the New Warrant Agreement.

7.	Cancellation of Existing Securities and Agreements

On the Effective Date, the 8 ½% Indenture, 9 ⅞% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 ¾% Indenture, NTK Holdings Senior Unsecured Loan Agreement, and the Nortek Equity Interests, and related guarantees under the 8 ½% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), and the ABL Facility Agreement Guarantee shall be cancelled; provided, however the 8 ½% Indenture, 9 ⅞% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 ¾% Indenture, NTK Holdings Senior Unsecured Loan Agreement shall continue in effect solely for the purpose of allowing the holders of 8 ½% Notes Claims, 9 ⅞% Notes Claims, 10% Notes Claims (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Claims, NTK 10 ¾% Notes Claims, and NTK Holdings Senior Unsecured Loan Claims to receive their distributions hereunder.

8.	Surrender of Existing Securities

As soon as practicable, on or after the Effective Date, each holder of 8 ½% Notes Claim, 9 ⅞% Notes Claim, 10% Notes Claim (unless the Debtors exercise the Reinstatement Alternative), and NTK 10 ¾% Notes Claims shall surrender its note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made on account thereof.  Upon compliance with this Section IV(D)(8) by a holder of any note, such holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or to satisfactorily explain its non-availability to the Indenture Trustee within one (1) year after the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Prepackaged Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.

9.	Agreements with Existing Management

On the Effective Date, Nortek shall either enter into new employment agreements with existing Nortek management who are currently subject to a written employment agreement with Nortek, subject to Noteholder Consent, or assume the existing Nortek employment agreements; provided, however, that certain employees have agreed to receive a cash lump sum payment they might otherwise be entitled to under their existing employment agreement, on the earliest to occur of: (i) termination of employment for any reason, (ii) change in control after the date of emergence or (iii) the third anniversary of the date of emergence.

10.	Equity Incentive Plan

On or before the Effective Date, Nortek shall establish the Equity Incentive Plan, which will provide for the issuance of equity awards (50% performance-based restricted stock and 50% incentive stock options) representing an aggregate of 10% of the New Common Stock on a fully diluted basis to officers and key employees of the Reorganized Debtors and their affiliates.  The terms and allocation of equity awards shall be mutually agreed to by the Chief Executive Officer and the Ad Hoc Committee (voting based on principal amount of 8 ½% Notes held by members of the Ad Hoc Committee).  Awards to Nortek officers and key employees shall be awarded on the Effective Date.  The Equity Incentive Plan will be substantially in the form to be annexed to the Plan Supplement.

        For additional details regarding the implementation of the Equity Incentive Plan, including the terms of the Management Term Sheet, please refer to Section II above.

11.	Emergence Bonus Plan

On the Effective Date, Nortek shall make any payments approved under the Emergence Bonus Plan.  The Emergence Bonus Plan, substantially in the form to be included in the Plan Supplement, shall be adopted by Nortek and will provide for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $2 million in the aggregate to officers and key employees of Nortek, with no more than $500,000 paid to any one individual, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date.

12.	Cancellation of Liens

Except as otherwise provided in the Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any Cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

13.	Confirmation of Reorganization Plans by Less Than All the Debtors

The Debtors reserve the right, after consultation with the Ad Hoc Committee, to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors regardless of whether the Debtors seek to confirm the Prepackaged Plan with respect to NTK Holdings or Nortek Holdings.  The Debtors further reserve the right, after consultation with the Ad Hoc Committee, to withdraw the Prepackaged Plan with respect to either NTK Holdings or Nortek Holdings for any reason and regardless of whether they are continuing to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors

14.	Compromise of Controversies

In consideration for the distributions and other benefits provided under the Prepackaged Plan, the provisions of the Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

E.	Provisions Governing Distribution
1.	Date of Distributions on Account of Allowed Claims

Unless otherwise provided herein, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

2.	Sources of Cash for Plan Distribution

Except as otherwise provided in the Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand, and, to the extent permitted by the Exit Facility Documents, the Exit Facility.

3.	Disbursement Agent

All distributions under the Prepackaged Plan shall be made by Nortek as Disbursement Agent or such other Person designated by Nortek as a Disbursement Agent on the Effective Date.  A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.	Rights and Powers of Disbursement Agent

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.

5.	Expenses of the Disbursement Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.	Record Date for Distribution

The record date for distributions shall be the Distribution Record Date.

7.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

8.	Indenture Trustee and NTK Lender Agent

(1)   The Indenture Trustee shall be deemed to be the holder of all 8 ½% Notes Claims, 9 ⅞% Notes Claims, 10% Notes Claims, and NTK 10 ¾% Notes Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the Indenture Trustee.  The Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 8 ½% Notes Claims, Allowed 9 ⅞% Notes Claims, Allowed 10% Notes Claims (unless the Debtors exercise the Reinstatement Alternative), and Allowed NTK 10 ¾% Notes Claims, as applicable.  There will be no distributions to the holders of the Allowed 10% Notes Claims if the Debtors choose the Reinstatement Alternative.  As soon as practicable following compliance with the requirements set forth in Section 6.8 of the Prepackaged Plan, the Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

(2)   The NTK Lender Agent shall be deemed to be the holder of all NTK Holdings Senior Unsecured Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of the NTK Holdings Senior Unsecured Loans shall be made to or on behalf of the NTK Lender Agent.  The NTK Lender Agent shall hold or direct such distributions for the benefit of the holders of Allowed NTK Holdings Senior Unsecured Loan Claims.  As soon as practicable following compliance with the requirements set forth in Section 6.8 of the Prepackaged Plan (Surrender of Existing Securities), the NTK Lender Agent shall arrange to deliver such distributions to or on behalf of such lenders.

9.	Manner of Payment Under the Prepackaged Plan

(1)   All distributions of the New Common Stock, the New Warrants, and the New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative) to the holders of Claims under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of Nortek.

(2)   All distributions of Cash under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable Debtor.

(3)   At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

10.	Fractional Shares

No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

11.	Setoffs and Recoupment

The Debtors may, but shall not be required to, setoff against or recoup from any Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim they may have against such claimant.

12.	Distributions After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

13.	Exemption from Securities Laws

The issuance of the New Common Stock, the New Warrants (and the New Common Stock for which such New Warrants are exercisable), the New Nortek Senior Secured Notes (if applicable) including any guarantees issued in connection therewith, and any other securities issued pursuant to the Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

14.	Allocation of Payments

In the case of distributions with respect to holders of Claims, pursuant to the Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

15.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided, however, that this provision shall not impair the rights, if any, of holders of ABL Facility Claims or 10% Notes Claims to recover postpetition interest to the extent required under applicable bankruptcy law.

F.	Procedures for Treating Disputed Claims Under the Prepackaged Plan
1.	Disputed Claims/Process

On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganization Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under the Prepackaged Plan, all proofs of claim filed in these Reorganization Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under Section 8.1 of the Prepackaged Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

2.	Objections to Claims

Except insofar as a Claim is Allowed under the Prepackaged Plan, notwithstanding Section 8.1 of the Prepackaged Plan (described in the preceding paragraph), the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.

3.	No Distributions Pending Allowance

If an objection to a Claim is filed as set forth in Section 8.2 of the Prepackaged Plan, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

G.	Treatment of Executory Contracts and Unexpired Leases
1.	Assumption and Rejection of Contracts and Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms or by agreement of the Parties, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  Notwithstanding the foregoing, that certain Management Agreement dated as of August 27, 2004, among Nortek Holdings, Nortek and THL Managers V, LLC, shall be either rejected or terminated pursuant to its terms as of the Effective Date and, except for Sponsor Expense Claims, no General Unsecured Claim shall arise, survive or result from such rejection or termination.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

The Debtors are considering rejection of certain real property leases in connection with Section 9.1 of the Prepackaged Plan.

2.	Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.  If there is a dispute as referred to above, the Debtors may change their decision rejecting or assuming the executory contract or unexpired lease.

3.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.

4.	Compensation and Benefit Plans and Treatment of Retirement Plan

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date or as otherwise provided by the Prepackaged Plan, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder.  Except as otherwise provided by the Prepackaged Plan, the Debtors’ obligations under such plans and programs shall survive confirmation of the Prepackaged Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee Benefit Plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee Benefit Plan or contract.

H.	Conditions Precedent to the Effective Date
1.	Conditions Precedent to Effective Date of the Prepackaged Plan

The occurrence of the Effective Date of the Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(1)   Confirmation Order.  The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.  The Confirmation Order in the Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee.

(2)   Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Prepackaged Plan shall have been effected, including the documents comprising the Plan Supplement and, in each case, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(3)   Payment of Fees and Expenses.  The Ad Hoc Committee Claims that were timely presented shall have been paid in full.

(4)   Corporate Formalities.  The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(5)   Other Acts.  Any other actions the Debtors determine are necessary to implement the terms of the Prepackaged Plan shall have been taken.
2.	Waiver of Conditions Precedent

Each of the conditions precedent in Section 10.1 of the Prepackaged Plan (except for entry of the Confirmation Order) may be waived, in whole or in part, by the Debtors, with Noteholder Consent, without notice or order of the Bankruptcy Court.

3.	Reservation of Rights

The Prepackaged Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or action taken by the Debtors with respect to the Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

4.	Substantial Consummation

Substantial consummation of the Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

I.	Effect of Confirmation
1.	Vesting of Assets

Except as otherwise provided in the Prepackaged Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate Person with all of the powers available to such Person under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

2.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Prepackaged Plan and whether or not such holder has accepted the Prepackaged Plan.

3.	Discharge of the Debtors

Except to the extent otherwise provided in the Prepackaged Plan, the treatment of all Claims against or Equity Interests in the Debtors under the Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property.  Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Prepackaged Plan.  Except as otherwise provided in the Prepackaged Plan, all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

4.	Exculpation

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Debtors (including as reorganized), the Ad Hoc Committee, the ABL Facility Agent, the Exit Facility Agent, the NTK Lender Agent, Sponsor, any Sponsor Affiliate, the Indenture Trustees, and their respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall not have any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and the pursuit of approval of this Disclosure Statement, the Prepackaged Plan or the solicitation of votes for, or confirmation of, the Prepackaged Plan, the funding of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan. Notwithstanding the foregoing, (i) in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, this exculpation shall have no force and effect with respect to any Claims against the NTK Lender Agent, and shall have no force and effect with respect to any Claims against the Indenture Trustee arising out of or relating to the NTK 10 ¾% Notes, or with respect to either party's respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) and (ii) this exculpation shall have no force and effect with respect to Sponsor and Sponsor Affiliates if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as a holder of any Claim for which it is entitled to vote, rejects the Prepackaged Plan or objects to it.

5.	Releases By the Debtors

Except for the right to enforce the Prepackaged Plan, the Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors and/or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise.  Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any Claims arising out of or relating to the NTK 10 ¾% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party, or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.

For purposes of the Prepackaged Plan, “Released Parties” means (i) any holder signatory to the Restructuring Agreement that is a holder of 8 ½% Notes, 10% Notes, or NTK 10 ¾% Notes and such holder’s successors and assigns thereunder; (ii) the Indenture Trustee; (iii) the Ad Hoc Committee and its members; (iv) the NTK Shareholders, (v) the Sponsor and Sponsor Affiliates, provided, however, that the Sponsor and Sponsor Affiliates shall only be Released Parties if the Sponsor, any Sponsor Affiliate and any transferee thereof (as applicable) votes, as a holder of any Claim for which it is entitled to vote, affirmatively for the Prepackaged Plan and does not object to it; (vi) the lenders and administrative agent under the NTK Holdings Senior Unsecured Loan Agreement and the ABL Facility Agreement and their respective successors and assigns; (vii) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Debtors; (viii) the lenders and administrative agent under the Exit Facility Documents and their respective successors and assigns; (ix) the Debtors; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix) hereof; provided, however, that professional advisors and attorneys in clause (x) shall only include those that provided services related to the transactions contemplated by this Prepackaged Plan, and/or the Restructuring Agreement (and any predecessor restructuring transaction), including the acquisition of any financing related to any such transactions; and (xi) the directors, officers, affiliates, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof.

6.	Releases By Holders of Claims and Equity Interests

Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise.  Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any claims arising out of or relating to the NTK 10 ¾% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party, or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.

7.	Waiver of Avoidance Actions

Effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession against the Released Parties relating to distributions made on account of interest or other obligations under and relating to the 8 ½% Notes, 9 ⅞% Notes, 10% Notes, NTK 10 ¾% Notes or the ABL Facility Agreement, as well as management fees, expense reimbursements or distributions on account of Equity Interests, whether brought under the Bankruptcy Code or other applicable law.

8.	Term of Injunctions or Stays

(1)   Except as otherwise expressly provided herein, and except with respect to enforcement of the Prepackaged Plan, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 of the Prepackaged Plan.

(2)   Unless otherwise provided, all injunctions or stays arising under or entered during the Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(3)   Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of NTK Holdings within the meaning of section 382(g)(4)(D) of the Tax Code shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in NTK Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the Effective Date.

9.	Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Equity Interests under the Prepackaged Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Prepackaged Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Prepackaged Plan to holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

10.	Indemnification Obligations

Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtors at any time prior to the Effective Date, respectively, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Debtor’s bylaws or similar agreement shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Debtor at any time prior to the Effective Date at least to the same extent as the bylaws of NTK Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws or similar agreement before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights under Section 11.10 of the Prepackaged Plan.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Any directors’ and officers’ insurance policies (including any “tail policy”) obtained by the Debtors between September 1, 2009 and the Effective Date shall be on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the policies of directors’ and officers’ liability insurance maintained on September 1, 2009 by the Debtors, such policy or policies to become effective as of or prior to the Effective Date and remain in effect for a period of six years after the Effective Date; provided, however, that the premium of such run-off policy or policies shall not exceed a commercially reasonable amount for a company of comparable size.

11.	Preservation of Claims

Except as otherwise provided in the Prepackaged Plan, including Sections 11.5, 11.6 and 11.7 thereof, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

J.	Retention of Jurisdiction

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Debtors’ Reorganization Cases and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(1)   To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(2)   To determine any and all adversary proceedings, applications and contested matters in the Debtors’ Reorganization Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date;

(3)   To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan;

(4)   To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(5)   To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(6)   To issue such orders in aid of execution of the Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(7)   To consider any amendments to or modifications of the Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(8)   To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(9)   To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Prepackaged Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(10)   To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(11)   To hear any other matter not inconsistent with the Bankruptcy Code;

(12)   To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Prepackaged Plan;

(13)   To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 of the Prepackaged Plan;

(14)   To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of the Prepackaged Plan; and

(15)   To enter a final decree closing the Debtors’ Reorganization Cases.
K.	Miscellaneous Provisions
1.	Payment of Statutory Fees

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

2.	Payment of Indenture Trustee and NTK Lender Agent Fees

(1)   The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals).

(2)   The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the NTK Lender Agent after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the NTK Lender Agent’s professionals).

(3)   Notwithstanding the foregoing, the fees, costs and expenses discussed in Section 13.2 of the Prepackaged Plan in respect of the NTK Lender Agent and, with respect to its capacity as Indenture Trustee for the NTK 10 ¾% Notes, the Indenture Trustee shall only be paid in the event that the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.

3.	Filing of Additional Documents

The Debtors or the Reorganized Debtors, as applicable may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan.

4.	Schedules and Exhibits Incorporated

All exhibits and schedules to the Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the Prepackaged Plan as if fully set forth therein.

5.	Intercompany Claims

Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by a Debtor against another Debtor, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Debtors taking into account the economic condition of the applicable Reorganized Debtor.

6.	Amendment or Modification of the Prepackaged Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Prepackaged Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to Noteholder Consent.  Holders of Claims that have accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

7.	Inconsistency

In the event of any inconsistency among the Prepackaged Plan, this Disclosure Statement, and any exhibit or schedule to this Disclosure Statement, the provisions of the Prepackaged Plan shall govern.

8.	Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Prepackaged Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the Solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of the securities under the Prepackaged Plan.

9.	Compliance with Tax Requirements

In connection with the Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Prepackaged Plan, including any party described in Sections 6.4, 6.5 and 6.6 of the Prepackaged Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

10.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities (including issuance of warrants) under or in connection with the Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Prepackaged Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

11.	Determination of Tax Filings and Taxes

(1)   For all taxable periods ending on or prior to, or including, the Effective Date, Nortek shall prepare and file (or cause to be prepared and filed) on behalf of the Nortek Group, all group tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) required to be filed or that Nortek otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds.  If requested by Nortek, NTK Holdings or Nortek Holdings shall promptly execute or cause to be executed and filed any Group Tax Returns of the Nortek Group submitted by Nortek to NTK Holdings or Nortek Holdings (as applicable) for execution or filing.  Neither NTK Holdings nor Nortek Holdings shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the first sentence of this clause (1) without Nortek’s prior written consent.

(2)   Each of NTK Holdings, Nortek Holdings, Nortek and the Subsidiary Debtors shall cooperate fully with each other regarding the implementation of Section 13.11 of the Prepackaged Plan (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by Section 13.11 of the Prepackaged Plan until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes.  Without limiting the generality of the foregoing, NTK Holdings shall execute on or prior to the Effective Date a power of attorney authorizing Nortek to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 13.11(a) of the Prepackaged Plan.

(3)   The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

(4)   If NTK Holdings or Nortek Holdings receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Nortek Group (by operation of law or by reason of the Prepackaged Plan), it shall so notify Nortek in writing within ten (10) business days thereafter.  Nortek shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Nortek Group.  With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Nortek Group, Nortek may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to NTK Holdings or Nortek Holdings.

(5)   If NTK Holdings or Nortek Holdings is dissolved or merged out of existence in a manner that terminates the Nortek Group for applicable tax purposes, immediately before such dissolution or merger, NTK Holdings or Nortek Holdings (as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Nortek Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-2 C.B. 99, in either case, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.

(6)   Nortek shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Nortek Group, including for any taxable period ending on or prior to, or including, the Effective Date.  Within five (5) business days after receipt of any such refunds or credits, NTK Holdings or Nortek Holdings (as applicable) shall notify Nortek thereof and shall transfer any such refunds to Nortek by wire transfer or otherwise in accordance with written instructions provided by Nortek.

12.	Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment

Any statutory committees appointed in the Debtors’ Reorganization Cases shall be dissolved on the Effective Date.  The Reorganized Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the Ad Hoc Committee and any statutory committees after the Effective Date.

13.	Severability of Provisions in the Prepackaged Plan

If prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  Such holding, alteration or interpretation of the Prepackaged Plan may include confirming the Prepackaged Plan with respect to less than all of the Debtors.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

15.	No Admissions

If the Effective Date does not occur, the Prepackaged Plan shall be null and void in all respects, and nothing contained in the Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, including the Ad Hoc Committee (or its members), or (c) constitute an admission of any sort by any Debtor or other party in interest, including the Ad Hoc Committee (or its members).

16.	Registration Rights for Certain Holders of New Common Stock

Any holder receiving distributions of New Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the new Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement.  The Registration Rights Agreement shall be set forth in the Plan Supplement.

17.	Future Public Listing

Reorganized Nortek shall use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement on Form 10 and (b) cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date; it being understood that such efforts may require Reorganized Nortek to incur costs to comply with the Sarbanes-Oxley Act of 2002.

V.

FINANCIAL PROJECTIONS AND VALUATION ANALYSIS

A.	Financial Projections
1.	Note Regarding Forward-Looking Statements

Some matters discussed herein contain forward-looking statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “expects”, “plans”, “projected”, “anticipates”, “believes”, “estimates”, “predicts” and “potential”, or the negative of these terms or other comparable terminology.  In addition, except for historical facts, the “Projections and Valuation Analysis” provided in Section V herein, and the “Certain Factors Affecting the Debtors” provided in Section VI herein, should be considered forward-looking statements.  Should one or more risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Debtors may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on beliefs and assumptions of the Debtors’ management and on information currently available to such management.  Forward looking statements speak only as of the date they are made, and the Debtors undertake no obligation to update publicly any of them in light of new information or future events.  Undue reliance should not be placed on such forward-looking statements, which are based on current expectations.  Forward-looking statements are not guarantees of performance.  For additional information about the Debtors, their operating and financial condition, and relevant risk factors, reference is made to the Debtors’ SEC Filings.

2.	Introduction

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor.  In connection with the development of the Prepackaged Plan, and for purposes of determining whether the Prepackaged Plan satisfies this feasibility standard, the Debtors’ management analyzed the ability of the Debtors to meet their obligations under the Prepackaged Plan with sufficient liquidity and capital resources to conduct their businesses.  As a consequence, the Debtors’ management, with the assistance of their advisers, developed and prepared the following projected financial statements (the “Projections”) for the fiscal years 2009 through 2012.  The Projections reflect the projected results of Reorganized Nortek and its subsidiaries, foreign and domestic (including the Subsidiary Debtor entities that are expected to emerge from Bankruptcy) and, as such, exclude the standalone operations of the NTK Holdings corporate entity, including the NTK Holdings debt that will be eliminated under the Prepackaged Plan.  The Projections include projected condensed consolidated balance sheets as of December 31, 2009, 2010, 2011 and 2012 and projected condensed consolidated statements of operations and cash flows for the years ending December 31, 2009, 2010, 2011 and 2012, each of which includes the projected results for Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors).

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS.  ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES EXCHANGE COMMISSION OR ANY STOCK EXCHANGE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

3.	Projections

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the Disclosure Statement.

The Projections set forth below have been prepared based on the assumption that the Effective Date will be December 31, 2009.  Although the Debtors are seeking to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when or if the Effective Date will actually occur.  It is also assumed that the Debtors will conduct operations substantially similar to those businesses currently in operation.

The Projections set forth below estimate the Debtors’ reorganization value, the fair value of their assets, and their actual liabilities as of the Effective Date.  Such determination will be based upon the fair values as of that date, which could be materially greater or less than the value assumed in the Projections.

The Projections are based on assumptions that are inherently uncertain and unpredictable.  The operating and financial information contained in the Reorganized Debtors’ projected financial data have been prepared by management and reflect management’s current estimates of the Reorganized Debtors’ future performance.  The projections and assumptions have not been reviewed or independently verified by any third party.  The projected results are based on assumptions and events over which, in many cases, the Reorganized Debtors will have only partial or no control.  The selection of assumptions underlying such projected information require the exercise of judgment, and the projections are subject to uncertainty due to the effects that economic, business, competitive, legislative, political or other changes may have on future events.  Changes in the facts or circumstances underlying such assumptions could materially affect the Projections.  To the extent that assumed events do not materialize, actual results may vary substantially from the projected results.  As a result, no assurance can be made that the Reorganized Debtors will achieve the operating or financial results set forth in the Projections, nor can there be any assurance that results will not vary, perhaps materially and/or adversely.

Any statements included in the Prepackaged Plan or Disclosure Statement regarding plans, objectives, goals, strategies, future events or performance of the Reorganized Debtors, including the above financial projections, are based on various assumptions, many of which in turn are based on other assumptions that management believes to be reasonable but which are inherently uncertain and unpredictable.  The assumptions underlying projections may be incomplete and inaccurate, and unanticipated events and circumstances are likely to occur.  For these reasons, actual results achieved during periods covered may vary from the Projections, and such variations may be material or adverse.  The Projections are included solely to provide holders of Claims information concerning estimates of future operating results based on the assumptions, and no representation is intended that such results will be achieved.  The Reorganized Debtors make no representation or warranty as to the accuracy or completeness of any of the foregoing information.

Nortek Inc.
Projected Condensed Consolidated Statement of Operations
(Unaudited, $ in millions)
	Fiscal Year Ending December 31,
	2009	2010	2011	2012

Net sales	$1,833.5	$1,920.3	$2,092.9	$2,216.8
Cost of sales	1,347.7	1,436.2	1,519.0	1,604.2
Gross profit	485.8	484.1	573.9	612.6

Selling, general and administrative expenses	388.5	397.0	416.2	437.6
Intangible asset amortization	23.9	54.1	45.8	42.2
Goodwill impairment charge	250.0	-	-	-
Restructuring fees and expenses	21.2	-	-	-
Operating profit (loss)	(197.8)	33.0	111.9	132.8

Interest expense, net	(137.8)	(96.6)	(96.5)	(96.4)

Earnings (loss) before income taxes	(335.6)	(63.6)	15.4	36.4

Provision (benefit) for income taxes	11.6	(14.5)	10.8	18.2

Net earnings (loss)	$(347.2)	$(49.1)	$4.6	$18.2

Memo: Adjusted EBITDA
Operating profit (loss)	$(197.8)	$33.0	$111.9	$132.8
Amortization	23.9	85.5	45.8	42.2
Depreciation	38.8	41.2	39.4	39.8
Goodwill impairment charge	250.0	-	-	-
Restructuring fees and expenses	21.2	-	-	-
Adjusted EBITDA	$136.1	$159.7	$197.1	$214.8

Please read in conjunction with associated notes.

Nortek Inc.
Projected Condensed Consolidated Balance Sheet
(Unaudited, $ in millions)
	As of December 31,
	2009	2010	2011	2012
ASSETS:
Cash and cash equivalents	$107.0	$113.5	$151.2	$212.4
Accounts receivable, less allowances	233.4	242.4	262.4	275.9
Inventories	290.8	282.0	301.2	316.9
Prepaid expenses and other current assets	13.5	13.5	13.5	13.5
Prepaid income taxes	20.8	20.8	20.8	20.8
Total current assets	665.5	672.2	749.1	839.5

Property, plant and equipment, net	199.5	190.3	182.7	175.0
Goodwill	553.5	553.5	553.5	553.5
Intangible assets	318.5	264.4	218.6	176.4
Deferred debt expense	15.0	11.9	8.8	5.7
Other long-term assets	9.8	9.8	9.8	9.8
Total assets	$1,761.8	$1,702.1	$1,722.5	$1,759.9

LIABILITIES AND NET INVESTMENT:
Accounts payable	$113.2	$122.5	$131.8	$138.2
Accrued interest	6.9	6.9	6.9	6.9
Other accrued expenses	155.5	164.1	175.9	182.8
Current liabilities excluding debt	275.6	293.5	314.6	327.9

DEBT:
Subsidiary debt	50.0	44.6	38.0	35.8
New Revolving Loan Facility	135.0	135.0	135.0	135.0
New Nortek Senior Secured Notes	750.0	750.0	750.0	750.0
All other debt	-	-	-	-
Total debt	935.0	929.6	923.0	920.8

Other long-term liabilities	161.8	161.8	161.8	161.8
Deferred taxes	67.4	44.3	45.6	53.7

Total liabilities	1,439.8	1,429.2	1,445.0	1,464.2

Net investment	322.0	272.9	277.5	295.7

Total liabilities and net investment	$1,761.8	$1,702.1	$1,722.5	$1,759.9

Please read in conjunction with associated notes.

Nortek Inc.
Projected Condensed Consolidated Statement of Cash Flow
(Unaudited, $ in millions)
	Fiscal Year Ending December 31,
	2009	2010	2011	2012

Cash Flows from Operations
Net income	$(347.2)	$(49.1)	$4.6	$18.2
Depreciation and amortization	62.7	126.7	85.2	82.0
Goodwill impairment charge	250.0	-	-	-
Deferred tax (benefit) provision	(4.2)	(23.1)	1.3	8.1
Non-cash interest expense	9.2	3.1	3.1	3.1
Changes in working capital	15.2	(13.7)	(18.1)	(15.9)
Cash flows from operations	(14.3)	43.9	76.1	95.5

Cash Flows from Investing
Acquisitions	(14.1)	-	-	-
Capital expenditures	(15.6)	(32.0)	(31.8)	(32.1)
Cash flows from financing	(29.7)	(32.0)	(31.8)	(32.1)

Cash Flows from Financing
Change in borrowings, net	(34.0)	(5.4)	(6.6)	(2.2)
Other	2.1	-	-	-
Cash flows from financing	(31.9)	(5.4)	(6.6)	(2.2)

Change in cash and cash equivalents	(75.9)	6.5	37.7	61.2

Beginning cash and cash equivalents	182.9	107.0	113.5	151.2

Ending cash and cash equivalents	$107.0	$113.5	$151.2	$212.4

Please read in conjunction with associated notes.

4.	Accounting Policies

The Projections have been prepared using accounting policies that are consistent with those applied in the Debtors’ historical financial statements.

The Debtors believe, at this point, they will qualify for treatment under fresh start accounting principles outlined in Statement of Position (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the American Institute of Certified Public Accountants.  The Projections include certain assumed fresh start adjustments to various financial accounts of the Debtors that are based upon management estimates.  The most material of these assumptions is that assets and liabilities included in the Projections have been adjusted to reflect the capital structure upon emergence and estimated fresh start adjustments to record assets and liabilities at fair value (the “Fresh Start Adjustments”).  Refer to sections 5 and 6 below for further discussion of the assumptions used to determine the Fresh Start Adjustments for the Projections.

5.	Summary of Significant Assumptions

The Debtors, with the assistance of various professionals, prepared the Projections for each of the four years ending December 31, 2009, 2010, 2011, and 2012. The Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the companies, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the companies. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results. These variations may be material. Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Projections or the ability of companies to achieve the projected results of operations. In deciding whether to vote to accept or reject the Prepackaged Plan, claimants must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

General Market Conditions

The Projections take into account the current market environment in which the Debtors compete, including many economic and financial forces that are beyond the control of the Debtors and management.  Economic growth or slowdowns on a global or regional basis may impact the Reorganized Debtors’ performance.  In general, the Projections assume that economic conditions will improve over the projection period.

Net Sales

The Debtors’ operations have four principal business segments:

➢
RVP, which consists of businesses that primarily manufacture and distribute room and whole house ventilation products and other products primarily for the professional remodeling and replacement markets, residential new construction market and do-it-yourself market,

➢	HTP, which consists of businesses that primarily manufacture and distribute a broad array of products designed to provide convenience and security for residential and certain commercial applications,
➢
Residential HVAC, which consists of businesses that primarily manufacture and sell split-system air conditioners, heat pumps, air handlers, furnaces and related equipment, accessories and parts for the residential and certain commercial markets, and

➢
Commercial HVAC, which consists of businesses that primarily manufacture and sell HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores, clean rooms and governmental buildings.

(1)   RVP Segment

Net sales in the RVP segment are expected to decline approximately 18% in 2009, and increase 9%, 10% and 5% in 2010, 2011, and 2012, respectively.  2009 performance is driven by declines in U.S. and Canadian housing starts and existing home sales, which are not expected to recover until 2010.  This decline is on top of an already significant year-over-year sales decline of 14% in 2008.  In addition to the macroeconomic drivers, which are used to project the number of units sold, the Projections incorporate slight declines in unit pricing through 2010, with slight increases thereafter.  Net sales in 2012 are expected to be approximately equal to 2008 levels, and 11% below the 2007 level.

(2)    HTP Segment

Net sales in the HTP segment are expected to decline approximately 22% in 2009, and increase 7%, 8%, and 7% in 2010, 2011 and 2012, respectively.  2009 performance is driven by declines in U.S. housing starts, existing home sales and consumer discretionary spending, which are not expected to recover until 2010.  This decline is on top of an already significant year-over-year sales decline of 10% in 2008.  Due to the high-end nature and low penetration rates of the marketed products in the HTP segment, the Projections assume sales underperform the broader housing market recovery, with slight price erosion in selected products.  The projected rebound beginning in 2010 is driven by expected recoveries in housing starts, existing home sales and consumer discretionary spending.  Net sales in 2012 are expected to be slightly below 2008 levels, and 13% below the 2007 level.

(3)   Residential HVAC Segment

Net sales in the Residential HVAC segment are expected to decline approximately 14% in 2009, increase 7%, 12%, and 9% in 2010, 2011 and 2012, respectively.  2009 performance is driven by declines in manufactured housing shipments, total industry furnace shipments, and industry air conditioning and heat pump unit shipments.  The projections assume a recovery in each of these metrics beginning in 2010 as part of a broader housing rebound.  Net sales in 2012 are expected to be 12% above the 2008 level, and 14% above the 2007 level.

(4)   Commercial HVAC Segment

Net sales in the Commercial HVAC segment are expected to decline approximately 23% in 2009, decline 8% in 2010, and increase 6% and 3% in 2011 and 2012, respectively.  2009 and 2010 performance are driven by declines in non-residential construction spending ($ and square footage), which are not expected to recover until late 2010 as declines (and subsequent recoveries) in the commercial real estate market have lagged those of residential.  Net sales in 2012 are expected to be 23% below the 2008 level, and 13% below the 2007 level.

Gross Margin

Excluding the impact of additional amortization and depreciation associated with the Fresh Start Adjustments (see the Fresh Start Accounting subsection below and section 6), gross margin as a percentage of net sales is expected to increase slightly over the projection period from 26% in 2009 to 28% in 2012.  The Projections assume a slight benefit for the more commodity-intensive RVP, Residential HVAC and Commercial HVAC segments, as the Debtors expect to realize lower raw material costs in 2009 and the beginning of 2010.  This benefit is offset, however, by declining gross margins in the HTP segment as a result of a business shift to lower-end, lower-cost products.  The overall increase throughout the projection period is driven largely by the reduction in overhead costs from various plant consolidations and efficiency improvements that the Debtors are currently implementing.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses include selling, marketing, warehousing, research and development, administrative expenses, and other expenses primarily related to royalty fees.  As a percentage of net sales, SG&A expenses are projected to decline gradually over the projection period from approximately 21% in 2009 to 20% in 2012, driven by the realization of cost reduction initiatives implemented in late 2008 and 2009, which focused mostly on marketing, salary and fringe expenses.  These reductions are offset by gradual increases in research and development spending in 2010 to support new initiatives, as well as an increase in salaries and fringes based on the expectation that market conditions and business performance will begin to improve.

Interest Expense, net

Interest expense represents the interest associated with the various tranches of debt in place upon the Debtors’ emergence from bankruptcy.  The bulk of the interest expense relates to borrowings under the New Revolving Loan Facility and the New Nortek Senior Secured Notes, as subsidiary debt levels are small.  The Projections assume that interest on the New Revolving Loan Facility is paid monthly in cash at a rate of LIBOR + 400 bps per year.  Additionally, the Projections assume a 4.0% fee on all letters of credit under the New Revolving Loan Facility, as well as a 0.5% fee on the unused portion of the New Revolving Loan Facility.  With respect to the New Nortek Senior Secured Notes, the Projections assume that interest is paid semi-annually in cash at a rate of 11.0% per year.  Interest expense is net of cash held by the Reorganized Debtors, which is assumed to earn interest at a rate of 1.0% per year.

Taxes

The transactions that are contemplated under the Prepackaged Plan are expected to result in the elimination of substantially all of the Debtors’ net operating loss, capital loss and tax credit carry forwards.  In addition, the Debtors do not expect that the transactions contemplated under the Prepackaged Plan will result in any significant federal income tax consequences with respect to the cancellation of indebtedness as the income is expected to be offset by the utilization of the operating loss and other carry forwards and other tax planning strategies.  Refer to Section XI, Certain Federal Income Tax Consequences of the Prepackaged Plan for a more detailed discussion of the expected tax consequences of the Prepackaged Plan.  Accordingly, the assumed 2009 projected tax provision principally reflects the estimated foreign, state and local taxes that are expected to be incurred.

Refer to subsection 6, Pro Forma Condensed Consolidated Balance Sheet below for a discussion of the assumed Fresh Start Adjustments related to prepaid income tax assets and deferred income tax liabilities as of December 31, 2009.

The Debtors expect to generate federal tax losses in the projected 2010 fiscal year.  The projected tax provision for 2010 reflects the expected federal tax benefit using the federal tax rate of 35%, which is partially offset by the tax provisions for foreign, state and local taxes.  The projected tax provisions for 2011 and 2012 reflect the federal tax provision using the federal tax rate of 35% and the tax provisions for foreign, state and local taxes.  The Debtors have assumed that the taxes paid in 2010 through 2012 are approximately equal to the amount of the current tax provisions for foreign, state and local taxes for each of those years.

Working Capital

The Reorganized Debtors’ working capital is comprised of accounts receivable, inventory, accounts payable, and certain other accrued expenses and current liabilities.  Excluding the impact of the Fresh Start Adjustment to inventories, working capital, as a percentage of net sales, is expected to remain relatively constant at approximately 12% over the projection period.  This reflects the conservative assumption that customer payments, inventory turnover and trade terms are slightly worse than historical levels across business segments.  As a point of reference, working capital as a percentage of net sales was approximately 8% in 2006, 9% in 2007 and 10% in 2008.

Capital Expenditures

Capital expenditures for the projection period are based on the Debtors’ capital spending budget, and are generally lower than historical levels as part of the Debtors recent cost rationalization program.  The $16 million of capital expenditures forecasted for 2009 are exclusively maintenance related.  In 2010 through 2012 levels increase to approximately $32 million per year, and include expansion and maintenance-related spend.  As a point of reference, capital expenditures were $42 million in 2006, $36 million in 2007 and $25 million in 2008.

Fresh Start Accounting

The pro forma balance sheet adjustments contained herein account for (i) the reorganization and related transactions pursuant to the Prepackaged Plan and (ii) the implementation of “fresh start” accounting pursuant to SOP 90-7.  The fresh start adjustments are based on the midpoint of the Prepackaged Plan Equity Value.  Refer to subsection 6 Pro Forma Condensed Consolidated Balance Sheet below for a discussion of the assumed Fresh Start Adjustments as of the assumed Effective Date of December 31, 2009.

Capital Structure

The Emergence capital structure of the Reorganized Debtors is assumed as follows:

➢	Subsidiary Level Debt: The Projections assume that all subsidiary level debt remains in place.
➢
New Revolving Loan Facility: On or after the Effective Date, the Reorganized Debtors will be indebted under the New Revolving Loan Facility, which is projected to have the following terms: a commitment level of $300 million, of which $135 million is drawn, a maturity of 4 years and an interest rate of LIBOR + 4%.  The New Revolving Loan Facility will replace the existing ABL Facility and will involve no new-money funding.  Additionally, the Projections assume no draws or repayments with respect to the New Revolving Loan Facility.

➢
New Nortek Senior Secured Notes: On or after the Effective Date, the Reorganized Debtors will be indebted under the New Nortek Senior Secured Notes, which are projected to possess the following terms: a principal balance of $750 million plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date, a maturity of 4 years, and an interest rate of 11%.  The New Nortek Senior Secured Notes will replace the existing 10% Senior Secured Notes and will involve no new-money funding.

➢
New Common Stock: On or after the Effective Date, approximately 15,000,000 shares of Common Stock of the Reorganized Debtors will be issued pursuant to the Prepackaged Plan, subject to dilution from: (i) warrants issued to holders of Allowed NTK Holdings Senior Unsecured Loan Claims and Allowed NTK 10 ¾% Notes Claims; and (ii) options and any equity grants issued in connection with the Management Incentive Plan.

6.	Pro Forma Condensed Consolidated Balance Sheet

The Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the assumptions, qualifications and explanations set forth herein.

The Pro Forma Condensed Consolidated Balance Sheet has been prepared based on the assumption that the Effective Date will be December 31, 2009.  Although the Debtors are seeking to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when or if the Effective Date will actually occur.  It is also assumed that the Debtors will conduct operations substantially similar to those businesses currently in operation.

The Debtors’ Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009, set forth below, presents (a) the projected condensed consolidated financial position of the Debtors and their subsidiaries as of December 31, 2009 prior to the consummation of the transactions contemplated by the Prepackaged Plan, (b) the projected adjustments to such projected condensed consolidated balance sheet required to reflect confirmation and the consummation of the NTK Holdings transactions contemplated by the Prepackaged Plan to occur on the Effective Date, including the elimination of the NTK Holdings corporate entity with Reorganized Nortek as the surviving parent corporation (the “NTK Holdings Adjustments”), (c) the projected adjustments to such projected condensed consolidated balance sheet required to reflect confirmation and the consummation of the Nortek transactions contemplated by the Prepackaged Plan to occur on the Effective Date (the “Nortek Adjustments”), and (d) the projected consolidated financial position of the Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors) as of December 31, 2009 after giving effect to the NTK Holdings Adjustments and the Nortek Adjustments.  The respective NTK Holdings Adjustments and the Nortek Adjustments set forth in the columns captioned “Cancellation of Debt,” “Debt Issuance,” “Restructure Costs” and “Fresh-Start Adjustments” reflect the assumed effects of the consummation of the transactions contemplated by the Prepackaged Plan.  The various NTK Holdings Adjustments and Nortek Adjustments are described in greater detail in the “NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.”

The Pro Forma Condensed Consolidated Balance Sheet set forth below includes estimates for the reorganization value of Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors), the fair value of their assets and liabilities as of the projected Effective Date.  Such determination will be based upon the fair values as of that date, which could be materially greater or less than the values assumed in the Pro Forma Condensed Consolidated Balance Sheet.

Nortek Inc.
Pro Forma Condensed Consolidated Balance Sheet (as of December 31, 2009)
(Unaudited, $ in millions)

	Projected	NTK HOLDINGS ADJUSTMENTS		Projected	NORTEK ADJUSTMENTS								Pro Forma
	NTK Holdings	Cancellation	Fresh Start	Nortek	Cancellation		Debt		Restructure		Fresh Start		Nortek
	12/31/2009	of Debt	Adjustments	12/31/2009	of Debt		Issuance		Costs		Adjustments		12/31/2009
ASSETS:
Cash and cash equivalents	$143.2	$-	$-	$143.2	$-		$-		$(36.2)	(n)	$-		$107.0
Accounts receivable, less allowances	233.4	-	-	233.4	-		-		-		-		233.4
Inventories	259.4	-	-	259.4	-		-		-		31.4	(q)	290.8
Prepaid expenses and other current assets	13.5	-	-	13.5	-		-		-		-		13.5
Prepaid income taxes	10.0	-	-	10.0	-		-		-		10.8	(r)	20.8
Total current assets	659.5	-	-	659.5	-		-		(36.2)		42.2		665.5

Property, plant and equipment, net	181.4	-	-	181.4	-		-		-		18.1	(q)	199.5
Goodwill	560.8	-	-	560.8	-		-		-		(7.3)	(u)	553.5
Intangible assets	110.6	-	-	110.6	-		-		-		207.9	(q)	318.5
Deferred debt expense	37.5	(2.4)	-	35.1	(35.1)	(c)	-		15.0	(o)	-		15.0
Other long-term assets	9.8	-	-	9.8	-		-		-		-		9.8
Total assets	$1,559.6	$(2.4)	$-	$1,557.2	$(35.1)		$-		$(21.2)		$260.9		$1,761.8

LIABILITIES AND NET INVESTMENT:
Accounts payable	$113.2	$-	$-	$113.2	$-		$-		$-		$-		$113.2
Accrued interest	48.1	(8.4)	-	39.7	(39.7)	(d)	6.9	(j)	-		-		6.9
Other accrued expenses	155.5	-	-	155.5	-		-		-		-		155.5
Current liabilities excluding debt	316.8	(8.4)	-	308.4	(39.7)		6.9		-		-		275.6

DEBT:
Subsidiary debt	50.0	-	-	50.0	-		-		-		-		50.0
ABL Facility	135.0	-	-	135.0	(135.0)	(e)	-		-		-		-
New Revolving Loan Facility	-	-	-	-	-		135.0	(k)	-		-		135.0
10% Senior Secured Notes	744.0	-	-	744.0	(744.0)	(f)	-		-		-		-
New Nortek Senior Secured Notes	-	-	-	-	-		750.0	(l)	-		-		750.0
9.875% Notes	10.0	-	-	10.0	(10.0)	(g)	-		-		-		-
8.5% Senior Subordinated Notes	625.0	-	-	625.0	(625.0)	(h)	-		-		-		-
Senior Unsecured Bridge Loan	285.9	(285.9)	-	-	-		-		-		-		-
10.75% PIK Notes	403.0	(403.0)	-	-	-		-		-		-		-
Total debt	2,252.9	(688.9)	-	1,564.0	(1,514.0)		885.0		-		-		935.0

Other long-term liabilities	161.8	-	-	161.8	-		-		-		-		161.8
Deferred taxes	33.1	-	-	33.1	-		-		-		34.3	(r)	67.4

Liabilities subject to comprise	-	694.9	(694.9)	-	1,518.6	(i)	(891.9)	(m)	-		(626.7)	(s)	-

Total liabilities	2,764.6	(2.4)	(694.9)	2,067.3	(35.1)		-		-		(592.4)		1,439.8

Net investment	(1,205.0)	-	694.9	(510.1)	-		-		(21.2)	(p)	853.3	(t)	322.0

Total liabilities and net investment	$1,559.6	$(2.4)	$-	$1,557.2	$(35.1)		$-		$(21.2)		$260.9		$1,761.8
                Please read in conjunction with associated notes.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Upon emergence from chapter 11, the Reorganized Debtors are expected to be required to adopt “Fresh Start Accounting” in accordance with SOP 90-7, which, among other things, requires the Reorganized Debtors to revalue their assets and liabilities at their estimated fair value.  The following are the principal requirements of Fresh Start Accounting that have been reflected in the assumptions used to prepare the accompanying Pro Forma Condensed Consolidated Balance Sheet of the Reorganized Debtors as of December 31, 2009 (the “Pro Forma Condensed Consolidated Balance Sheet”):

-           The estimated reorganization value of the Reorganized Debtors has been allocated to the assets in the accompanying Pro Forma Condensed Consolidated Balance Sheet in conformity with the procedures specified by Statement of Financial Accounting Standards No. 141(R), Business Combinations (“FASB 141(R)”).  As further discussed in the footnotes below, management of the Debtors has assumed that the projected book value as of December 31, 2009 approximates fair value for each of the assets included in the Pro Forma Condensed Consolidated Balance Sheet, except for inventories, property, plant and equipment and intangible assets, which have been adjusted to their estimated fair value (the “Asset Fair Value Adjustments”) based on management estimates.

-           The liabilities, other than deferred income taxes, included in the Pro Forma Condensed Consolidated Balance Sheet have been reflected at their estimated fair value, which management of the Debtors has assumed approximates their projected book value as of December 31, 2009, including pension liabilities.  Management of the Debtors has assumed that there will not be any significant market fluctuations that would impact the fair value of the pension liabilities as of December 31, 2009 and therefore the projected book value is assumed to approximately equal fair value.

-           The Debtors have assumed in the Pro Forma Condensed Consolidated Balance Sheet that the fair value of the New Nortek Senior Secured Notes is approximately equal to the assumed $750 million face amount to be issued in connection with the Prepackaged Plan.  Depending on the final fair value determination of the equity valuation received and the effective interest rate at the actual issuance date compared to the 11% coupon rate, the companies may be required to record a discount or premium on such New Nortek Senior Secured Notes.

-           Prepaid and deferred income taxes have been estimated in accordance with generally accepted accounting principles in the United States, including the deferred tax consequences of the Asset Fair Value Adjustments at an assumed combined federal and state tax rate of 38% and the elimination of certain deferred tax asset valuation allowances that are assumed to no longer be necessary once Fresh Start Accounting is adopted, as a result of the increase in deferred tax liabilities.

-           The estimated excess of the reorganization value over the fair value of the net tangible and identifiable intangible assets and liabilities has been reflected as goodwill in the accompanying Pro Forma Condensed Consolidated Balance Sheet.

The consolidated balance sheet projections and assumptions used to prepare the Pro Forma Condensed Consolidated Balance Sheet are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors.  The Asset Fair Value Adjustments and other adjustments represent reasonable estimates made by the management of the Debtors, which will be subject to further analysis, including where necessary, independent third party appraisals to ascertain fair value, when the transactions under the Prepackaged Plan are actually consummated and the Reorganized Debtors emerge from bankruptcy.  The completion of this final analysis may result in significant changes to the estimates used for the Pro Forma Condensed Consolidated Balance Sheet and, therefore, the final amounts actually recorded as of the Effective Date may differ significantly from such estimates.

The Pro Forma Condensed Consolidated Balance Sheet presented below assumes that the 10% Noteholders will vote in favor of the Prepackaged Plan.  If the 10% Noteholders do not vote in favor of the Prepackaged Plan, then the 10% Notes will be (i) treated as unimpaired and reinstated in its entirety or (ii) receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code (referred to herein as the Reinstatement Alternative).  As such, if the Reinstatement Alternative were to occur, then the adjustments related to the 10% Notes and the New Nortek Senior Secured Notes would no longer be required.

(a)           Represents the cancellation of the NTK 10 ¾% Notes and the Senior Unsecured Loans of NTK Holdings, including related deferred debt expense and accrued interest payable.  Consistent with the requirements of SOP 90-7, interest expense on the NTK Holdings’ debt is assumed to only accrue through October 15, 2009, which is close to the anticipated bankruptcy filing date as the Prepackaged Plan assumes that such interest will not be paid.

(b)           Reflects the cancellation of the prepetition equity and liabilities subject to compromise of NTK Holdings.

(c)           Represents the elimination of deferred financing costs associated with cancellation of Nortek debt.

(d)           Represents the elimination of accrued interest associated with the cancellation of the Nortek debt, including the 10% Notes, the 9 ⅞% Notes and the 8 ½% Notes.  Consistent with the requirements of SOP 90-7, interest on the 9 ⅞% Notes and the 8 ½% Notes is assumed to only accrue through the October 15, 2009, which is close to the anticipated bankruptcy filing date as the Prepackaged Plan assumes that such interest will not be paid.  Accrued interest assumes that the December 1, 2009 payment for the 10% Notes will be made and refer to note (j) below for the accrued interest related to the New Nortek Senior Secured Notes, which is assumed to accrue at 11%.   Accrued interest on the existing ABL Facility and the New Revolving Loan Facility is assumed to be paid in full through December 31, 2009.

(e)           Represents the repayment of Nortek’s existing ABL Facility using the proceeds from the New Revolving Loan Facility.

(f)           Represents the cancellation of the 10% Notes under the assumption that the 10% Noteholders vote in favor of the Prepackaged Plan.

(g)           Represents the cancellation of the 9 7/8 % Notes.

(h)           Represents the cancellation of the 8 ½% Notes.

(i)           Reflects the sum of adjustments (c) through (h) and represents the total Nortek liabilities subject to compromise.

(j)           Represents the accrued interest related to the New Nortek Senior Secured Notes that will be paid subsequent to the emergence from bankruptcy in accordance with the Prepackaged Plan, which is accrued at an assumed rate of 11%.

(k)           Represents the proceeds from the issuance of Nortek’s New Revolving Loan Facility, which are assumed to be used to repay Nortek’s existing ABL Facility.

(l)           Represents the issuance of the New Nortek Senior Secured Notes, which are assumed to be exchanged as part of the overall consideration under the Prepackaged Plan for the 10% Notes.

(m)           Reflects the sum of adjustments (j) through (l) and represents the reduction to the Nortek liabilities subject to compromise for the new debt to be issued under the Prepackaged Plan.

(n)           Represents the total restructuring costs anticipated to be incurred in connection with the Prepackaged Plan.

(o)           Represents the deferred financing costs associated with the New Revolving Loan Facility and the New Nortek Senior Secured Notes, including an assumed 1% fee payable to the holders of the New Nortek Senior Secured Notes and additional fees and estimated legal and other costs associated with the new financings.

(p)           Represents the total restructuring costs in note (n) less the amount allocated to deferred financing costs in note (o).

(q)           Represents the Asset Fair Value Adjustments based on management’s estimates of the expected adjustment to the respective fair values that will be required under SOP 90-7 and FASB 141(R).

(r)           Reflects the assumed deferred income tax consequences with respect to the Asset Fair Value Adjustments and the elimination of certain deferred tax asset valuation allowances that are assumed to no longer be necessary once the Fresh Start Accounting is adopted, as a result of the increase in deferred tax liabilities.

(s)           Represents the net elimination of the liabilities subject to compromise.

(t)           Reflects the cancellation of prepetition equity and the issuance of Nortek’s New Common Stock based on the midpoint of the estimated Plan Equity Value of approximately $322 million.   The Prepackaged Plan Equity Value of $322 million was calculated based on the midpoint of the Prepackaged Plan Enterprise Value range of $1.15 billion plus the $107 million of assumed cash as of December 31, 2009 less the projected $935 million debt that will be outstanding as of December 31, 2009.

(u)           Reflects the net impact of adjustments (q) through (t) above.

B.	Value of Reorganized Debtors
1.	Overview

The Debtors have been advised by Blackstone Advisory Services L.P. (“Blackstone”) with respect to the valuation of the Reorganized Debtors in connection with the Prepackaged Plan and Disclosure Statement.  Blackstone has prepared a valuation analysis (the “Valuation”) of the consolidated Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors) for the purpose of estimating value available for distribution to holders of Claims (“Creditors”) pursuant to the Prepackaged Plan and to analyze the relative recoveries to Creditors thereunder.  The Valuation has also been undertaken for the purpose of evaluating whether the Prepackaged Plan meets the so-called “best interests test” under section 1129(a)(7) of the Bankruptcy Code.

This Valuation should be read in conjunction with the Prepackaged Plan and this Disclosure Statement.

Based on the Projections, the enterprise value (the “Enterprise Value”) of the consolidated Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors) is estimated to range from approximately $1.0 billion to $1.3 billion.  This valuation range assumes an Effective Date of December 31, 2009 and reflects the going concern value of the consolidated Reorganized Debtors after giving effect to the implementation of the Prepackaged Plan.

The estimated equity value available for distribution (the “Equity Value”) is estimated to range from approximately $172 million to $472 million.

The Valuation incorporates numerous qualifications and contingencies, including but not limited to: (i) the ability of Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors) to achieve all aspects of the Financial Projections, (ii) the state of the capital and credit markets as of the Effective Date and (iii) no material adverse change to the industry or in the operations of Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors) due to economic slowdowns, as well as other unexpected events not forecasted by the Debtors.

In preparing this Valuation, Blackstone (i) reviewed certain internal financial and operating data of the Debtors, including projections provided by management relating to the Debtors businesses and prospects; (ii) met with certain members of senior management of the Debtors’ to discuss operations, capital structure considerations, and future prospects; (iii) reviewed publicly available financial data and considered the market value of public companies that Blackstone deemed generally comparable to the operating businesses of the Debtors; (iv) considered certain economic and industry information relevant to the Debtors’ operating businesses; and (v) conducted such other studies, analyses, inquiries and investigations as Blackstone deemed appropriate.

2.	Valuation Methodology

Blackstone performed a variety of analyses and considered numerous factors in preparing the valuation of the Reorganized Debtors.  Several generally accepted valuation techniques for estimating the Reorganized Debtors’ enterprise value were used.  Blackstone primarily relied on three valuation methodologies: comparable public company analysis, precedent transaction analysis, and discounted cash flow analysis.  Blackstone made judgments as to the significance of each analysis in determining the Reorganized Debtors’ indicated enterprise value range.

Comparable Public Company Analysis

The comparable public company analysis examines the value of comparable companies as a multiple of their key operating statistics and then applies a range of multiples to the projected 2009 and 2010 EBITDA of Reorganized Nortek and its subsidiaries (including the Subsidiary Debtors).

A key factor to the comparable public company analysis is the selection of companies with relatively similar business and operational characteristics to the Reorganized Debtors.  Criteria for selecting comparable companies include, among other relevant characteristics, lines of business, business risks, key business drivers, growth prospects, maturity of businesses, market presence and brands, size and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation.

Given the wide variety of businesses in which the Debtors operate, the selection of comparable pure-play companies is limited; the Debtors are organized as a unique conglomerate.  The companies have few direct competitors, and many that are direct competitors are privately-owned.  As such, Blackstone performed a comparable company analysis on a sum-of-the-parts basis, valuing each of the Debtors’ four main operating segments individually and adjusting for corporate allocations.

In performing the comparable public company analysis, the publicly traded companies deemed generally comparable to one or more of the  companies’ operating segments include: AAON Inc., American Woodmark Corp., DEI Holdings Inc., Gibraltar Industries Inc., Harman International Industries Inc., Ingersoll-Rand Co. Ltd., Johnson Controls Inc., Lennox International Inc., LSB Industries Inc., Masco Corp., Napco Security Technologies Inc., Stanley Works, United Technologies Corp., and Universal Electronics Inc.

Blackstone deemed multiples of 2009E EBITDA and 2010E EBITDA most relevant for analyzing the peer group.

Precedent Transaction Analysis

The precedent transaction analysis estimates value by examining public merger and acquisition transactions that involve companies similar to the Reorganized Debtors.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to the Debtors.  These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors.  Blackstone specifically focused on prices paid as a multiple of EBITDA, as this is typically reflective of the cash flow derived by companies comparable to the Debtors, in determining a range of values for the Debtors.  These multiples are then applied to the Debtors EBITDA for a given period.

Given the wide variety of businesses in which the Debtors operate, the selection of transactions involving truly comparable companies is limited.  As such, Blackstone performed a sum-of-the-parts based precedent transaction analysis, using a number of generally comparable transactions to value the four main operating segments individually and adjusting for corporate allocations. Even those comparable transactions used are not necessarily that relevant in ascertaining the companies’ Enterprise Value, since most occurred prior to the economic downturn of 2007 when the capital markets were operating in a more robust, healthy state.

Blackstone deemed multiples of LTM EBITDA most relevant for analyzing the group of precedent transactions.

Discounted Cash Flow Analysis

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows generated by that asset or business.  The discounted cash flow analysis discounts the expected future cash flows by a theoretical or observed discount rate, in this case determined by estimating the average cost of debt and equity for the subject company based upon analysis of similar publicly traded companies.  This approach has two components: (i) calculating the present value of the projected un-levered after-tax free cash flows for a determined period and (ii) adding the present value of the terminal value of cash flows.  The terminal value represents the portion of Enterprise Value that lies beyond the time horizon of the available projections.  There are two methodologies to determine the terminal value: (i) assuming a perpetuity growth rate for the cash flows beyond the projection period or (ii) applying a terminal EBITDA multiple to the final period cash flows.

In performing the discounted cash flow analysis, Blackstone made assumptions for (i) the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows; (ii) the perpetuity growth rate, which is used to determine the terminal value of the Debtors; and (iii) the terminal EBITDA multiple, which can also be used to determine the terminal value of the Debtors.  Blackstone used a range of Discount Rates from 13.0% to 15.0% for the Reorganized Debtors, which reflects a number of company and market-specific factors, and is calculated based on the cost of capital for companies that Blackstone deemed comparable.  Blackstone used a range of perpetuity growth rates from 2.0% to 4.0% for the Reorganized Debtors, which reflects the assumption that the Reorganized Debtors continue to grow conservatively in a steady, mature state beyond the projection period.  For the alternate method of calculating terminal value, Blackstone used a terminal EBITDA multiple range of 6.0x to 8.0x for the Reorganized Debtors, a multiple range consistent with the ranges used in the Comparable Company Analysis.

For the purposes of the Valuation, Blackstone assumed no potential benefits from the use of net operating losses in calculating the un-levered after-tax free cash flows of the Reorganized Debtors.  Instead, Blackstone assumed that the Reorganized Debtors will pay cash taxes at a rate of 39.5% on pre-tax operating profits.

3.	Recoveries

As described above, Blackstone estimates an Equity Value range of $172 million to $472 million.  The midpoint of the equity valuation range is approximately $322 million.  Based on the Equity Value estimate and an estimated claim of approximately $659 million, Blackstone estimates the hypothetical recovery to the 8 ½% Notes Claims to be 23.9% to 65.6% as based on the receipt by the holders of the 8 ½% Notes Claims of 91.5630% of the New Common Stock.

Based on the Equity Value estimate and an estimated claim of approximately $10 million, Blackstone estimates the hypothetical recovery to the 9 ⅞% Notes Claims to be 23.9% to 65.6%, as based on the receipt by the holders of 9 ⅞% Notes Claims of 1.4370% of the New Common Stock.

Based on the Equity Value estimate and an estimated claim of approximately $282 million, Blackstone estimates the hypothetical recovery to the NTK Holdings Senior Unsecured Loan Claims to be 0.5% to 1.9%, as based on the receipt by the holders of NTK Holdings Senior Unsecured Loan Claims of 0.8238% of the New Common Stock and 41.1915% of the New Warrants.

Based on the Equity Value estimate and an estimated claim of approximately $403 million, Blackstone estimates the hypothetical recovery to the NTK 10 ¾% Notes Claims to be 0.5% to 1.9%, as based on the receipt by the holders of NTK 10 ¾% Notes Claims of 1.1762% of the New Common Stock and 58.8085% of the New Warrants.

The projected recoveries are substantially based on the assumptions in the business plans underlying the Projections.  The projected recoveries do not take into account shares of the Reorganized Debtors to be issued under the Management Incentive Plan; the deduction of such shares will cause the projected recoveries to be lower than those specified dependant upon future management and company performance.  The actual recoveries may be different than projected recoveries based upon, among other things: (i) the market price of shares of New Common Stock and (ii) the dilutive or accretive effects of issuance of shares of New Common Stock by the Reorganized Debtors from time to time (including the dilutive effect of future issuances under the Management Incentive Plan).

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY BLACKSTONE.  THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES, ALL OF WHICH ARE NOT ABLE TO BE DESCRIBED IN A SUMMARY DESCRIPTION.  IN PERFORMING ITS ANALYSES, BLACKSTONE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS.  THE ANALYSES PERFORMED BY BLACKSTONE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

In addition, Blackstone did not independently verify management’s Projections in connection with the estimates of Enterprise Value and estimated Equity Value for the Debtors contained herein, and no independent valuations or appraisals of the Debtors were sought or were obtained in connection herewith.  Valuation estimates were developed solely for the analysis of implied relative recoveries to holders of Claims under the Prepackaged Plan.  Such estimates reflect computations of the estimated Valuation through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Prepackaged Plan, which may be significantly different than the amounts set forth herein.

The value of an operating business is subject to numerous uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimated valuations set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Because such estimates are inherently subject to uncertainties, neither the Debtors, Blackstone, nor any other person assumes responsibility for such estimates’ accuracy.  In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by pre-petition Creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

Blackstone’s valuation represents a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation techniques.  Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public or private markets for debt and equity securities.  Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise.

This Valuation was developed solely for purposes of the formulation and negotiation of the Prepackaged Plan and to enable the holders of Claims and Interests entitled to vote under the Prepackaged Plan to make an informed judgment about the Prepackaged Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors.

EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS VALUATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  BLACKSTONE, THE DEBTORS AND THE REORGANIZED DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE VALUATION ANALYSIS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THESE ARE INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE VALUATION ANALYSIS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE VALUATION ANALYSIS.

VI.

CERTAIN FACTORS AFFECTING THE DEBTORS

A.	Risk Factors Relating to the Reorganization Cases
1.	The Bankruptcy Court May Not Approve the Compromises and Settlements Contemplated by the Prepackaged Plan.

As described in more detail in Article XI of the Prepackaged Plan, the Prepackaged Plan constitutes a settlement, compromise, and release of rights arising from or relating to the allowance, classification, and treatment of all Allowed Claims and Allowed Equity Interests, and their respective distributions and treatments under the Prepackaged Plan take into account for and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination or section 510(b) and (c) of the Bankruptcy Code.  This settlement, compromise, and release requires approval by the Bankruptcy Court in the Confirmation Order.  The Debtors cannot ensure that the Bankruptcy Court will approve of the settlement contemplated by the Prepackaged Plan. The Debtors believe that their projections demonstrate that the Prepackaged Plan is feasible in that they will be able to satisfy all of their obligations under the Prepackaged Plan and confirmation of the Prepackaged Plan is not likely to be followed by a liquidation or the need for a further financial reorganization.

2.	Parties in Interest May Object to the Debtors’ Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a chapter 11 plan of reorganization may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of Claims and Equity Interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code.  The Debtors believe that Claims that are subject to indentures, including the 10% Notes, 8 ½% Notes, 9 ⅞% Notes and NTK 10 ¾% Notes, as well as the NTK Holdings Senior Unsecured Loan, the Intercompany Claims and the Parent Company Intercompany Claims are properly separated from each other and from the General Unsecured Claims against the Debtors, as applicable.  Certain Holders of Claims may object to this.

3.	The Debtors May Object to the Amount or Secured or Priority Status of a Claim.

The Debtors reserve the right to object to the amount or the secured or priority status of any Claim or Equity Interest under the Prepackaged Plan, except where indicated otherwise in such Prepackaged Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of any Claims or Equity Interest whose Claim or Equity Interest is or may be subject to an objection.  Any such Holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

4.	In Certain Instances, Any Chapter 11 Case May be Converted to a Case under Chapter 7 of the Bankruptcy Code.

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors and/or any of the Debtors, the Debtors’ chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that liquidation under chapter 7 would result in no distributions being made to such parties’ equity security holders and smaller distributions being made to Nortek’s creditors than those provided for in the Prepackaged Plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing the Debtors’ business as a going concern; (ii) additional administrative expenses involved in the appointment of a trustee; and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations.

5.	The Bankruptcy Court May Not Confirm the Prepackaged Plan.

Although the Debtors believe that the Prepackaged Plan will satisfy all requirements necessary for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Prepackaged Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.  In the event that the Bankruptcy Court refuses to confirm the Prepackaged Plan, the Debtors may be required to seek an alternative restructuring of their obligations to their creditors and equity holders.  There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the companies’ creditors and shareholders as those proposed in the Prepackaged Plan.

The confirmation of the Prepackaged Plan is subject to certain conditions and requirements of the Bankruptcy Code.  If the Prepackaged Plan is filed, the Bankruptcy Court may determine that one (1) or more of those requirements is not satisfied.

For example, the Bankruptcy Court might determine that the Prepackaged Plan is not “feasible” pursuant to section 1129(a)(11) of the Bankruptcy Code.  For the Prepackaged Plan to be feasible, the Debtors must establish that the confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtors, or any successor of the Debtors, under the Prepackaged Plan unless such liquidation or reorganization is proposed in the plan.  While the feasibility requirement is not rigorous, it does require the Debtors to put forth concrete evidence indicating that they have a reasonable likelihood of meeting their obligations under the Prepackaged Plan and remaining a commercially viable entity.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.  The Debtors believe that the classification of claims and interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code.  After the Petition Date, however, a claim or interest holder could challenge the classification.  In such event, the cost of the Prepackaged Plan and the time needed to confirm the Prepackaged Plan could increase and the Bankruptcy Court may not agree with the Debtors’ classification of claims and interests.  If the Bankruptcy Court concludes that the classification of claims and equity interests under the Prepackaged Plan does not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Prepackaged Plan.  Such modification could require a resolicitation of votes on the Prepackaged Plan.  If the Bankruptcy Court determined that the Debtors’ classification of claims and equity interests was not appropriate or if the Bankruptcy Court determined that the different treatment provided to claim or interest holders was unfair or inappropriate, the Prepackaged Plan may not be confirmed.  If this occurs, the amended plan of reorganization that would ultimately be confirmed may be less attractive to certain classes of the Debtors’ claim and equity interest holders than the Prepackaged Plan.

In most instances, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case.  Where a debtor proposes a prepackaged plan as the Debtors are here, the Debtors may solicit votes prior to the Petition Date in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b).  The Bankruptcy Court could conclude, however, that this Disclosure Statement does not meet the disclosure requirements set forth therein.

With regard to Solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of section 1126(b) of the Bankruptcy Code and/or Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, and the Prepackaged Plan would not be confirmed without a resolicitation of votes to accept or reject the Prepackaged Plan.  While the Debtors believe that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the Bankruptcy Court may not reach the same conclusion.  The United States Trustee or other parties in interest could move the Bankruptcy Court to “designate” the votes of the holders of existing notes that are a party to the Restructuring Agreement pursuant to section 1126(e) of the Bankruptcy Code, which permits a bankruptcy court to designate – and nullify for purposes of determining acceptances and rejections of the subject plan – an entity whose acceptance or rejection of a plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If the Bankruptcy Court were to find any of these deficiencies, the Debtors could be required to restart the process of filing another plan and disclosure statement by (i) seeking Bankruptcy Court approval of a disclosure statement, (ii) soliciting votes from classes of debt and equity holders, and (iii) seeking Bankruptcy Court confirmation of the newly proposed plan of reorganization.  A resolicitation of acceptances of the Prepackaged Plan likely could not take place within a sufficiently short period of time to prevent the release of the Consenting Debtholders from their obligations under the Restructuring Agreement to support the Prepackaged Plan.  If this occurs, confirmation of the Prepackaged Plan would be delayed and possibly jeopardized.  Additionally, should the Prepackaged Plan fail to be approved, confirmed, or consummated, parties with an interest against the Debtors may be in a position to propose alternative plans of reorganization.  Therefore, any failure to confirm the Prepackaged Plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Debtors’ business and financial condition.

6.	The Debtors May Fail to Meet All Conditions Precedent to Effectiveness of the Nortek Prepackaged Plan.

Although the Debtors believe that the Effective Date may occur very shortly after the Confirmation Date, there can be no assurance as to such timing.  Moreover, if the conditions precedent to the Effective Date, including the entry of a Confirmation Order, the continued effectiveness of the Restructuring Agreement, execution and delivery of certain documents, and receipt of all necessary authorizations and regulatory approvals, have not occurred, the Prepackaged Plan may be vacated by the Bankruptcy Court.

In addition, the Restructuring Agreement provides that it shall be automatically terminated and votes on the Prepackaged Plan withdrawn if certain key milestones are not met.

7.	The Debtors May Be Unable to Obtain Adequate Financing During the Pendency of the Nortek Prepackaged Case.

On or shortly after the Petition Date, the Debtors intend to ask the Bankruptcy Court to authorize certain respective financing arrangements with their senior lenders to provide for funding during their respective chapter 11 cases.  The Debtors are seeking commitments for such postpetition financing.  These financing arrangements are intended to provide liquidity to the Debtors during the pendency of the prepackaged chapter 11 cases.  There can be no assurance that the Bankruptcy Court will approve the financing on the terms requested by the Debtors.  Moreover, if the chapter 11 cases take longer than expected to conclude, the Debtors may exhaust their financing.  There is no assurance that they will be able to obtain additional financing from their existing lenders or otherwise.  In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

8.	The Announcement of the Restructuring Could Adversely Affect the Value of the Debtors’ Business and thus, the Value of Their Stock and Existing Notes.

It is possible that announcement of the restructuring or the filing of prepackaged bankruptcy cases could adversely affect the Debtors’ operations and relationships with employees, customers and suppliers.  Due to uncertainties, many risks exist, including the following:

➢	customers could switch to competitors;
➢	employees may be distracted from performance of their duties or more easily attracted to other employment opportunities, including with the companies’ competitors;
➢	customers may delay making payments;
➢
although the Prepackaged Plan provides for their payment in full, vendors, customers, lessors, and other trade creditors may suspend or terminate their relationship with the companies, exercise rights of set-off or similar remedies, further restrict ordinary credit terms or require guarantee of payment;

➢	business partners could terminate their relationships or require financial assurances or enhanced performance;
➢	trade creditors could require payment in advance or cash on delivery;
➢	the ability to renew existing contracts and compete for new business may be adversely affected;
➢	the ability to pursue acquisitions and obtain financing for such acquisitions may be negatively impacted; and
➢	competitors may take business away from the companies.

A delay in completing the Financial Restructuring may result in the same adverse consequences.  The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations and prospects of the Debtors and the value of their stock and existing notes.

9.	The Debtors May Be Unsuccessful in Obtaining First Day Orders to Authorize Payment to Key Creditors in the Ordinary Course of Business.

There can be no guaranty that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court to authorize payment of accounts payable to key creditors in the ordinary course of business.  As a result, the Debtors may be unable to make certain prepetition payments to customers, vendors, employees and other key creditors, in which case the businesses may suffer.

10.
The Debtors Cannot Predict the Amount of Time Needed in Bankruptcy to Implement the Prepackaged Plan, and a Lengthy Bankruptcy Case Could Disrupt the Debtors’ Businesses, as well as Impair the Prospect for Reorganization on the Terms Contained in the Prepackaged Plan and Possibly Provide an Opportunity for Other Plans to be Proposed.

The Debtors cannot be certain their Reorganization Cases will be of relatively short duration (e.g., 30 to 90 days) and would not unduly disrupt the business.  It is impossible to predict with certainty the amount of time needed in bankruptcy, and the Debtors cannot be certain that the Prepackaged Plan will be confirmed.  Moreover, time limitations exist for which the Debtors have an exclusive right to file a plan before other proponents can propose and file their own plan.

A lengthy chapter 11 case would also involve additional expenses and divert the attention of management from operation of the business, as well as create concerns for employees, vendors and customers.  The disruption that a lengthy chapter 11 case would inflict upon the business would increase with the length of time it takes to complete the proceeding.  The severity of the disruption caused by the chapter 11 case the Debtors intend to file will depend upon the attractiveness and feasibility of the Prepackaged Plan from the perspective of the constituent parties, including essential vendors, employees, and customers.

If the Debtors are unable to obtain confirmation of the Prepackaged Plan on a timely basis, because of a challenge to the Prepackaged Plan or a failure to satisfy the conditions to the effectiveness of the Prepackaged Plan, the Debtors may be forced to operate in bankruptcy for an extended period while trying to develop a different reorganization plan that can be confirmed.  A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

11.	The Debtors May Seek to Amend, Waive, Modify or Withdraw their Prepackaged Plan at Any Time Prior to the Confirmation Date.

The Debtors reserve the right, prior to confirmation or substantial consummation of the Prepackaged Plan, subject to the provisions of section 1127 of the Bankruptcy Code and Rule 3019 of the Bankruptcy Rules and Noteholder Consent, to amend the terms of the Prepackaged Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan.  The potential impact of any such amendment or waiver on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the Prepackaged Plan on some or all of the classes or a change in the relative rights of such classes.  All holders of claims and interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court.  If, after receiving sufficient acceptances but prior to confirmation of the Prepackaged Plan, the Debtors seek to modify the Prepackaged Plan, the previously solicited Acceptances will be valid only if (i) all classes of adversely affected creditors and interest holders accept the modification in writing, or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not materially, adversely change the treatment of holders of accepting claims and interests.

If a chapter 11 petition is filed by or against the Debtors, the Debtors reserve the right not to file the Prepackaged Plan, or, if the Debtors file the Prepackaged Plan, to revoke and withdraw such Prepackaged Plan at any time prior to confirmation with Noteholder Consent.  If the Debtors revoke or withdraw the Prepackaged Plan, the Prepackaged Plan and all votes thereon will be deemed to be null and void.  In such event, nothing contained in the Prepackaged Plan will be deemed to constitute a waiver or release of any claims by or against, or interests of or in the Debtors or any other person or to prejudice in any manner the Debtors’ rights or those of any other person.

B.	Risk Factors Regarding Projections

The fundamental premise of the Prepackaged Plan is the implementation and realization of the business plan.  The Projections reflect numerous assumptions concerning the anticipated post- Financial Restructuring performance of the Reorganized Debtors, some of which may not materialize.  Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company’s sales base and control future operating expenses.  The Debtors believe that the assumptions underlying the Projections are reasonable.  However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the Reorganized Debtors’ ability to maximize the intended benefits of the Financial Restructuring and undermine the financial results of the Reorganized Debtors.  Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

C.	Risk Factors Regarding the Debtors’ Businesses
1.
The Debtors’ businesses are dependent upon the levels of remodeling and replacement activity and new construction activity which have been negatively impacted by the economic downturn and the instability of the credit markets.

Critical factors in the level of the Debtors’ sales, profitability and cash flows are the levels of residential remodeling and replacement activity and new residential and non-residential construction activity.  The level of new residential and non-residential construction activity and, to a lesser extent, the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, consumer spending habits, employment levels and other macroeconomic factors, over which the Debtors have no control.  Any decline in economic activity as a result of these or other factors typically results in a decline in new construction and, to a lesser extent, residential remodeling and replacement purchases, which would result in a decrease in the Debtors’ sales, profitability and cash flows.  For example, reduced levels of home sales and housing starts and other softening in the housing markets in 2008 negatively affected the Debtors’ results of operations in 2008 and these factors are expected to continue to negatively affect the Debtors’ results of operations and cash flows throughout 2009.

In addition, uncertainties due to the significant instability in the mortgage markets and the resultant impact on the overall credit market could continue to adversely impact the Debtors’ businesses.  The tightening of credit standards and the decrease in home values are expected to result in a decline in consumer spending for home remodeling and replacement projects which could adversely impact the Debtors’ operating results.  Additionally, increases in the cost of home mortgages and the difficulty in obtaining financing for new homes could continue to materially impact the sales of the Debtors’ products in the residential construction market.

2.	Fluctuations in the cost or availability of raw materials and components and increases in freight and other costs could have an adverse effect on the Debtors’ businesses.

The Debtors are dependent upon raw materials and purchased components, including, among others, steel, motors, compressors, copper, packaging material, aluminum, plastics, glass and various chemicals and paints that it purchases from third parties.  As a result, the Debtors’ results of operations, cash flows and financial condition may be adversely affected by increases in costs of raw materials or components, or in limited availability of raw materials or components.  The Debtors do not typically enter into long-term supply contracts for raw materials and components.  In addition, the Debtors generally do not hedge against their supply requirements.  Accordingly, the Debtors may not be able to obtain raw materials and components from their current or alternative suppliers at reasonable prices in the future, or may not be able to obtain raw materials and components on the scale and within the time frames the Debtors require.  Further, if the Debtors’ suppliers are unable to meet the Debtors’ supply requirements, the Debtors could experience supply interruptions and/or cost increases which (to the extent the Debtors were unable to find alternate suppliers or pass along these additional costs to their customers) could adversely affect the Debtors’ results of operations, cash flows and financial condition.

For example, during 2006 through 2008, the Debtors experienced significant increases in the prices it paid for steel, copper, aluminum and steel fabricated parts.  In addition, the Debtors have experienced and may continue to experience an increase in freight and other costs due to rising oil and other energy prices.  While the Debtors were able to offset a portion of these cost increases in these periods by raising prices to their customers for some products, as well as through strategic sourcing initiatives and improvements in manufacturing efficiency, there can be no assurance that the Debtors will be able to offset all material cost increases in 2009 or in any future periods.

3.	The availability of certain raw materials and component parts from sole or limited sources of supply may have an adverse effect on the Debtors’ businesses.

Sources of raw materials or component parts for certain of the Debtors’ operations may be dependent upon limited or sole sources of supply which may impact the Debtors’ ability to manufacture finished product.  While the Debtors continually review alternative sources of supply, there can be no assurance that the Debtors will not face disruptions in sources of supply which could adversely affect the Debtors’ results of operations, cash flows and financial position.

4.	Weather fluctuations may negatively impact the Debtors’ businesses.

Weather fluctuations may adversely affect the Debtors’ operating results and their ability to maintain sales volume.  In the Debtors’ HVAC segment, operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating and air conditioning products.  In all of the Debtors’ segments, adverse weather conditions at any time of the year may negatively affect overall levels of new construction and remodeling and replacement activity, which in turn may lead to a decrease in sales.  Many of the Debtors’ operating expenses are fixed and cannot be reduced during periods of decreased demand for their products.  Accordingly, the Debtors’ results of operations and cash flows will be negatively impacted in quarters with lower sales due to weather fluctuations.

5.	If the Debtors fail to identify suitable acquisition candidates, or to integrate the businesses they have acquired or will acquire in the future, it could negatively impact the Debtors’ businesses.

Historically, the Debtors have engaged in a significant number of acquisitions, and those acquisitions have contributed significantly to the Debtors’ growth in sales and profitability, particularly in the HTP segment.  However, the Debtors cannot assure that they will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to the Debtors.  If the Debtors are unable to identify attractive acquisition candidates, their growth, particularly in the HTP segment, could be impaired.

There are several risks in acquisitions, including:

➢	the difficulty and expense that the Debtors incur in connection with the acquisition;
➢	the difficulty and expense that the Debtors incur in the subsequent assimilation of the operations of the acquired company into the Debtors’ operations;
➢	adverse accounting consequences of conforming the acquired company's accounting policies to the Debtors’;
➢
the difficulties and expense of developing, implementing and monitoring systems of internal controls at acquired companies, including disclosure controls and procedures and internal controls over financial reporting;

➢	the difficulty in operating acquired businesses;
➢	the diversion of management's attention from the Debtors’ other business concerns;
➢	the potential loss of customers or key employees of acquired companies;
➢	the impact on the Debtors’ financial condition due to the timing of the acquisition or the failure to meet operating expectations for the acquired business; and
➢	the assumption of unknown liabilities of the acquired company.

The Debtors cannot assure that any acquisition they have made or may make will be successfully integrated into the Debtors’ ongoing operations or that the Debtors will achieve any expected cost savings from any acquisition.  If the operations of an acquired business do not meet expectations, the Debtors’ profitability and cash flows may be impaired and the Debtors may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.  The Debtors do not expect to consummate any acquisitions in 2009.

6.	Because the Debtors compete against competitors with substantially greater resources, the Debtors face external competitive risks that may negatively impact their businesses.

The Debtors’ RVP and HTP segments compete with many domestic and international suppliers in various markets.  The Debtors compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price.  Some of the Debtors’ competitors in these markets have greater financial and marketing resources than that of the Debtors.

The Debtors’ Residential HVAC segment competes in both the site-built and manufactured housing markets on the basis of breadth and quality of product line, distribution, product availability and price. Most of the Debtors’ residential HVAC competitors have greater financial and marketing resources and the products of certain of the Debtors’ competitors may enjoy greater brand awareness than the Debtors’ residential HVAC products.

The Debtors’ Commercial HVAC segment competes primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost.  Most of the Debtors’ competitors in the commercial HVAC market have greater financial and marketing resources and enjoy greater brand awareness than the Debtors do.

Competitive factors could require the Debtors to reduce prices or increase spending on product development, marketing and sales, either of which could adversely affect their operating results.

7.	Fluctuations in currency exchange rates could adversely affect the Debtors’ revenues, profitability and cash flows.

The Debtors’ foreign operations expose the Debtors to fluctuations in currency exchange rates and currency devaluations.  The Debtors report their financial results in U.S. dollars, but a portion of their sales and expenses are denominated in Euros, Canadian Dollars and other currencies.  As a result, changes in the relative values of U.S. dollars, Euros, Canadian Dollars and other currencies will affect the Debtors’ levels of revenues and profitability.  If the value of the U.S. dollar increases relative to the value of the Euro, Canadian Dollar and other currencies, the Debtors’ levels of revenue and profitability will decline since the translation of a certain number of Euros or units of such other currencies into U.S. dollars for financial reporting purposes will represent fewer U.S. dollars.  Conversely, if the value of the U.S. dollar decreases relative to the value of the Euro, Canadian Dollar and other currencies, the Debtors’ levels of revenue and profitability will increase since the translation of a certain number of Euros or units of such other currencies into U.S. dollars for financial reporting purposes will represent additional U.S. dollars.  In addition, in the case of sales to customers in certain locations, the Debtors’ sales are denominated in U.S. dollars, Euros or Canadian Dollars but all or a substantial portion of the Debtors’ associated costs are denominated in a different currency.  As a result, changes in the relative values of U.S. dollars, Euros and Canadian Dollars and any such different currency will affect the Debtors’ profitability and cash flows.

8.	Because the Debtors have substantial operations outside the United States, the Debtors are subject to the economic and political conditions of foreign nations.

The Debtors have manufacturing facilities in several countries outside of the United States.  In 2008, the Debtors sold products in approximately 100 countries other than the United States.  Foreign net sales, which are attributed based upon the location of the Debtors’ subsidiary responsible for the sale, were approximately 21.2% and 21.5% of consolidated net sales for the years ended December 31, 2008 and 2007, respectively.  The Debtors’ foreign operations are subject to a number of risks and uncertainties, including risks that:

➢	foreign governments may impose limitations on the Debtors’ ability to repatriate funds;
➢	foreign governments may impose withholding or other taxes on remittances and other payments to the Debtors, or the amount of any such taxes may increase;
➢	an outbreak or escalation of any insurrection, armed conflict or act of terrorism, or another form of political instability, may occur;
➢	natural disasters may occur, and local governments may have difficulties in responding to these events;
➢	foreign governments may nationalize foreign assets or engage in other forms of governmental protectionism;
➢	foreign governments may impose or increase investment barriers, customs or tariffs, or other restrictions affecting the Debtors’ business; and
➢
development, implementation and monitoring of systems of internal controls of the Debtors’ international operations, including disclosure controls and procedures and internal controls over financial reporting, may be difficult and expensive.

The occurrence of any of these conditions could disrupt the Debtors’ businesses in particular countries or regions of the world, or prevent the Debtors from conducting business in particular countries or regions, which could reduce sales and adversely affect profitability.  In addition, Nortek relies on dividends and other payments or distributions from its subsidiaries to meet its debt obligations.  If foreign governments impose limitations on the Debtors’ ability to repatriate funds or impose or increase taxes on remittances or other payments to the Debtors, the amount of dividends and other distributions Nortek receives from its subsidiaries could be reduced, which could reduce the amount of cash available to Nortek to meet its debt obligations.

9.	Varying international business practices.

The Debtors currently purchase raw materials, components and finished products from various foreign suppliers.  To the extent that any such foreign supplier utilizes labor or other practices that vary from those commonly accepted in the United States, the Debtors’ business and reputation could be adversely affected by any resulting litigation, negative publicity, political pressure or otherwise.

10.	A decline in the Debtors’ relations with their key distributors and dealers or loss of major customers may negatively impact the Debtors’ businesses.

The Debtors’ operations depend upon their ability to maintain relations with their independent distributors and dealers and the Debtors do not typically enter into long-term contracts with them.  If the Debtors’ key distributors or dealers are unwilling to continue to sell the Debtors’ products, or if any of them merge with or are purchased by a competitor, the Debtors could experience a decline in sales.  If the Debtors are unable to replace such distributors or dealers or otherwise replace the resulting loss of sales, the Debtors’ businesses, results of operations and cash flows could be adversely affected.  For the year ended December 31, 2008, approximately 50% of the Debtors’ consolidated net sales were made through their independent distributors and dealers, and the Debtors’ largest distributor or dealer accounted for approximately 4% of consolidated net sales for the year ended December 31, 2008.

In addition, the loss of one or more of the Debtors’ other major customers, or a substantial decrease in such customers' purchases from the Debtors, could have a material adverse effect on results of operations and cash flows.  Because the Debtors do not generally have binding long-term purchasing agreements with their customers, there can be no assurance that the Debtors’ existing customers will continue to purchase products from the Debtors.  The Debtors’ largest customer (other than a distributor or dealer) accounted for approximately 4% of consolidated net sales for the year ended December 31, 2008.

11.	Labor disruptions or cost increases could adversely affect the Debtors’ businesses.

A work stoppage at one of the Debtors’ facilities that lasts for a significant period of time could cause the Debtors to lose sales, incur increased costs and adversely affect their ability to meet customers' needs.  A plant shutdown or a substantial modification to employment terms (including the collective bargaining agreements affecting the Debtors’ unionized employees) could result in material gains or losses or the recognition of an asset impairment.  As collective bargaining agreements expire and until negotiations are completed, it is not known whether the Debtors will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, without production interruptions, including labor stoppages.  At December 31, 2008, approximately 8% of the Debtors’ employees are unionized, and from time to time the Debtors experience union organizing efforts directed at the Debtors’ non-union employees.  The Debtors may also experience labor cost increases or disruptions in their non-union facilities in circumstances where the Debtors must compete for employees with necessary skills and experience or in tight labor markets.

12.	The Debtors must continue to innovate and improve their products to maintain their competitive advantage.

The Debtors’ ability to maintain and grow their market share depends on the ability to continue to develop high quality, innovative products.  An important part of the Debtors’ competitive strategy includes leveraging their distributor and dealer relationships and their existing brands to introduce new products.  In addition, some of the Debtors’ HVAC products are subject to federal minimum efficiency standards and/or protocols concerning the use of ozone-depleting substances that have and are expected to continue to become more stringent over time.  The Debtors cannot assure that their investments in product innovation and technological development will be sufficient or that it will be able to create and market new products to enable the Debtors to successfully compete with new products or technologies developed by the Debtors’ competitors, or meet heightened regulatory requirements in the future.

13.	The Debtors could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws.

The Debtors’ operations are subject to numerous federal, state, local and foreign laws and regulations relating to protection of the environment, including those that impose limitations on the discharge of pollutants into the air and water, establish standards for the use, treatment, storage and disposal of solid and hazardous materials and wastes and govern the cleanup of contaminated sites.  The Debtors have used and continues to use various substances in their products and manufacturing operations, and have generated and continue to generate wastes, which have been or may be deemed to be hazardous or dangerous.  As such, the Debtors’ business is subject to and may be materially and adversely affected by compliance obligations and other liabilities under environmental, health and safety laws and regulations.  These laws and regulations affect ongoing operations and require capital costs and operating expenditures to achieve and maintain compliance.  For example, the United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including HCFCs, a refrigerant used in the Debtors’ air conditioning and heat pump products.  Some of these chemicals have been banned completely, and others are currently scheduled to be phased out in the United States by the year 2010.  Modifications to the design of the Debtors’ products may be necessary to utilize alternative refrigerants.

In addition, the Debtors could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, or non-compliance with environmental permits required at their facilities.  Certain environmental laws and regulations also impose liability, without regard to knowledge or fault, relating to the existence of contamination at or associated with properties used in the Debtors’ current and former operations, or those of the Debtors’ predecessors, or at locations to which current or former operations or those of the Debtors’ predecessors have shipped waste for disposal.  Contaminants have been detected at certain of the Debtors’ former sites, and the Debtors have been named as a potentially responsible party at several third-party waste disposal sites.  While the Debtors are not currently aware of any such sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability.  In addition, the Debtors cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events will not arise in the future and give rise to material environmental liabilities, which could have a material adverse effect on the Debtors’ business, financial condition, results of operations and cash flows.

14.
The Debtors face risks of litigation and liability claims on product liability, workers’ compensation and other matters, the extent of which exposure can be difficult or impossible to estimate and which can negatively impact the Debtors’ business, financial condition, results of operations and cash flows.

The Debtors are subject to legal proceedings and claims arising out of their businesses that cover a wide range of matters, including contract and employment claims, product liability claims, warranty claims and claims for modification, adjustment or replacement of component parts of units sold.  Product liability and other legal proceedings include those related to businesses the Debtors have acquired or properties it has previously owned or operated.

The development, manufacture, sale and use of the Debtors’ products involve risks of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide.  The Debtors currently carry insurance and maintain reserves for potential product liability claims.  However, the Debtors’ insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on the Debtors’ businesses.  The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date.  To date, the Debtors have been able to obtain insurance in amounts it believes to be appropriate to cover such liability.  However, the Debtors’ insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or the Debtors’ situation in particular.  Any such increase could result in lower profits or cause the need to reduce the Debtors’ insurance coverage.  In addition, a future claim may be brought against the Debtors which would have a material adverse effect on the Debtors.  Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance.  The Debtors’ product liability insurance policies have limits that, if exceeded, may result in material costs that would have an adverse effect on future profitability.  In addition, warranty claims are generally not covered by the Debtors’ product liability insurance.  Further, any product liability or warranty issues may adversely affect the Debtors’ reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on their businesses.

15.	Product recalls or reworks may adversely affect the Debtors’ businesses.

In the event the Debtors produce a product that is alleged to contain a design or manufacturing defect, the Debtors could be required to incur costs involved to recall or rework that product.  While the Debtors have undertaken several voluntary product recalls and reworks over the past several years, additional product recalls and reworks could result in material costs.  Many of the Debtors’ products, especially certain models of bath fans, range hoods and residential furnaces and air conditioners, have a large installed base, and any recalls and reworks related to products with a large installed base could be particularly costly.  The costs of product recalls and reworks are not generally covered by insurance.  In addition, the Debtors’ reputation for safety and quality is essential to maintaining their market share and protecting their brands.  Any recalls or reworks may adversely affect the Debtors’ reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on their financial condition, results of operations and cash flows.

16.	The Debtors’ business operations could be significantly disrupted if they lost members of their management team.

The Debtors’ success depends to a significant degree upon the continued contributions of its executive officers and key employees and consultants, both individually and as a group.  The Debtors’ future performance will be substantially dependent on its ability to retain and motivate them.  The loss of the services of any of these executive officers or key employees and consultants, particularly Nortek’s Chairman and Chief Executive Officer, Richard L. Bready, and the Debtors’ other executive officers, could prevent the Debtors from executing their business strategy.

17.
The Debtors’ business operations could be negatively impacted if they fail to adequately protect their intellectual property rights, if they fail to comply with the terms of their licenses or if third parties claim that the Debtors are in violation of their intellectual property rights.

The Debtors are highly dependent on certain of the brand names under which they sell their products, including, but not limited to, Broan® and NuTone®.  Failure to protect these brand names and other intellectual property rights or to prevent their unauthorized use by third parties could adversely affect the Debtors’ businesses.  The Debtors seek to protect their intellectual property rights through a combination of trademark, copyright, patent and trade secret laws, as well as confidentiality agreements.  These protections may not be adequate to prevent competitors from using the Debtors’ brand names and trademarks without authorization or from copying the Debtors’ products or developing products equivalent to or superior to the products of the Debtors.  The Debtors license several brand names from third parties.  In the event the Debtors fail to comply with the terms of these licenses, the Debtors could lose the right to use these brand names.  In addition, the Debtors face the risk of claims that the Debtors are infringing third parties' intellectual property rights.  Any such claim, even if it is without merit, could be expensive and time-consuming; could cause the Debtors to cease making, using or selling certain products that incorporate the disputed intellectual property; could require the Debtors to redesign their products, if feasible; could divert management time and attention; and could require the Debtors to enter into costly royalty or licensing arrangements.

VII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Prepackaged Plan, each eligible note holder should carefully review the Prepackaged Plan attached as Exhibit “A”, and described herein above under “The Prepackaged Plan.”  All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan.

 IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN NTK HOLDINGS CLASS 2 (NTK 10 ¾% NOTES CLAIMS), NTK HOLDINGS CLASS 3 (NTK HOLDINGS SENIOR UNSECURED LOAN CLAIMS), NORTEK CLASS 3 (10% NOTES CLAIMS), NORTEK CLASS 5 (8 ½% NOTES CLAIMS), NORTEK CLASS 6 (9 ⅞% NOTES CLAIMS), NORTEK CLASS 8 (INTERCOMPANY CLAIMS) AND NORTEK CLASS 9 (PARENT COMPANY INTERCOMPANY CLAIMS) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

A.	Voting Deadline

All known eligible holders of the foregoing claims in the foregoing classes entitled to vote on the Prepackaged Plan have been sent a Ballot together with this Disclosure Statement.  Such holders should read the Ballot carefully and follow the instructions contained therein.  Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.  Special procedures are set forth below for holders of securities through a bank, broker or other nominee.

The Debtors have engaged Financial Balloting Group, LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON OCTOBER 16, 2009 (THE “VOTING DEADLINE”).  The Debtors reserve the absolute right, at any time or from time to time, with Noteholder Consent, to extend by the collective agreement of such Debtors, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the Prepackaged Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. (Prevailing Eastern Time) on the first business day next succeeding the previously announced Voting Deadline.  Without limiting the manner in which the Debtors may choose to make any public announcement except as otherwise set forth in the Restructuring Agreement, the Debtors will not have any obligation to publish, advertise or otherwise communicate any such public announcement.  There can be no assurance that the Debtors will exercise their right to extend the Voting Deadline.

A BENEFICIAL OWNER HOLDING EXISTING NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT.  ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE APPLICABLE PREPACKAGED PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Financial Balloting Group, LLC
Telephone: (646) 282-1800

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the telephone number set forth immediately above.

B.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, a Ballot (collectively, a “Solicitation Package”), to all classes entitled to vote, including registered holders of existing notes, as applicable.  Registered holders of existing notes may include brokerage firms, commercial banks, trust companies, or other nominees.  If such entities do not hold existing notes for their own account, they must provide copies of the Solicitation Package to their customers that are beneficial owners of existing notes as of the Record Date.  Any beneficial owner of existing notes who has not received a Ballot should contact his, her or its nominee, or the Voting Agent.

Holders of existing notes should provide all of the information requested by the Ballot.  Holders of existing notes should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

The Record Date for determining which holders are entitled to vote on the Prepackaged Plan is September 9, 2009.  The Indenture Trustee will not vote on behalf of the holders.  Holders of existing notes must submit their own Ballot.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Prepackaged Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Prepackaged Plan and entitled to vote to accept or reject the Prepackaged Plan:

➢	NTK Holdings Class 2 (NTK 10 ¾% Notes Claims);
➢	NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claims);
➢	Nortek Class 3 (10% Notes Claims) (unless the Debtors exercise the Reinstatement Alternative);
➢	Nortek Class 5 (8 ½% Notes Claims);
➢	Nortek Class 6 (9 ⅞% Notes Claims);
➢	Nortek Class 8 (Intercompany Claims); and
➢	Nortek Class 9 (Parent Company Intercompany Claims).
1.	Beneficial Owners

A beneficial owner holding existing notes as record holder in its own name should vote on the Prepackaged Plan by completing and signing a Ballot (the “Beneficial Owner Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed, self-addressed, postage paid envelope.

A beneficial owner holding existing notes in “street name” through a nominee may vote on the Prepackaged Plan by one of the following two methods (as selected by such beneficial owner’s nominee):

Complete and sign the enclosed Beneficial Owner Ballot.  Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline.  If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee.  Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided with the Disclosure Statement and pre-validated Ballot.

Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Prepackaged Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a Master Ballot casting the vote of such beneficial owner.

If any beneficial owner owns existing notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots.  The beneficial owner should execute a separate Beneficial Owner Ballot for each block of existing notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.  Beneficial owners who execute multiple Beneficial Owner Ballots with respect to existing notes in a single class held through more than one nominee must indicate on each Beneficial Owner Ballot the names of all such other nominees and the additional amounts of such existing notes so held and voted.

D.	Nominees

A nominee that, on the Record Date, is the registered holder of existing notes for one or more beneficial owners can obtain the votes of the beneficial owners of such existing notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

1.	Pre-Validated Ballots
The nominee may “pre-validate” a Beneficial Owner Ballot by (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder, the amount of existing notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such existing notes are held by the nominee; and (3) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting.  The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

2.	Master Ballots

If the nominee elects not to prevalidate Beneficial Owner Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.  Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Ballot, review the certifications contained on the Ballot, execute the Ballot and return the Ballot to the nominee.  After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the holder of existing notes of record or any person who has obtained a properly completed Ballot proxy from the record holder of the existing notes on such date.  For purposes of voting to accept or reject the Prepackaged Plan, the beneficial owners of existing notes will be deemed to be the “holders” of the claims represented by such existing notes.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted.  Where applicable, the Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of existing notes who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Voting Agent by the Voting Deadline or its Nominee with sufficient time for the Nominee to submit the vote before the Voting Deadline will be deemed to constitute an abstention by such holder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

4.	Fiduciaries And Other Representatives

If a Beneficial Owner Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (1) all of the terms of, and conditions to, this Solicitation; and (2) the terms of the Prepackaged Plan including the releases or exculpations set forth in Sections 11.4, 11.5 and 11.6 therein.  All parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Agreement.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Prepackaged Plan.

E.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful.  The Debtors further reserve their rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your existing notes or about the packet of material you received, or if you wish to obtain an additional copy of the Prepackaged Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

VIII.

CONFIRMATION OF THE PREPACKAGED PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold the Confirmation Hearing.  On, or as promptly as practicable after the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objecting party, the nature and amount of claims or interests held or asserted by the objecting party against the Debtors’ estates or property and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (1) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, N.Y. 10153, Attn:  Gary T. Holtzer, Esq. and Stephen Youngman, Esq., (2) Mark D. Collins, Esq. Richards, Layton & Finger, P.A., One Rodney Square, P.O. Box 551 Wilmington, Delaware 19899, (3) the United States Trustee for the District of Delaware, (4) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, N.Y. 10019, Attn: Andrew Rosenberg and Brian Hermann, and (5) such other parties as the Bankruptcy Court may order, so as to be received no later than the date and time designated in the notice of the confirmation hearing.

Objections to confirmation of the Prepackaged Plan are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Requirements for Confirmation of the Prepackaged Plan – Consensual Confirmation
1.	General Requirements
At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(1)   The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code.

(2)   The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(3)   The Prepackaged Plan has been proposed in good faith and not by any means proscribed by law.

(4)   Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Prepackaged Plan for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Prepackaged Plan and incident to the Reorganization Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(5)   The Debtors have disclosed (i) the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director, officer or voting trustee of the Reorganized Debtors, (ii) any affiliate of the Debtors participating in the Prepackaged Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and (iii) the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

(6)   Any governmental regulatory commission with jurisdiction, after confirmation of the Prepackaged Plan, over the rates of the Debtors has approved any rate change provided for in the Prepackaged Plan, or such rate change is expressly conditioned on such approval.

(7)   With respect to each class of claims or equity interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  See discussion of “Best Interests Test” below.

(8)   Except to the extent the Prepackaged Plan meet the “Non-consensual Confirmation” standards discussed below, each class of Claims or Equity Interests has either accepted the Prepackaged Plan or is not impaired under the Prepackaged Plan.

(9)   Except to the extent that the holder of a particular claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of the order for relief, of a value, as of the effective date, equal to the allowed amount of such Claims with interest from the Effective Date.

(10)   At least one (1) class of impaired claims has accepted the Prepackaged Plan, determined without including any Acceptance of the Prepackaged Plan by any insider holding a claim in such class.

(11)   Confirmation of the Prepackaged Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Prepackaged Plan, unless such liquidation or reorganization is proposed in the Prepackaged Plan.  See discussion of “Feasibility” below.

(12)   All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the Prepackaged Plan, have been paid or the Prepackaged Plan provides for the payment of all such fees on the Effective Date of the Prepackaged Plan.

(13)   The Prepackaged Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114(a) of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Prepackaged Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

2.	Best Interests Test

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accept the plan of reorganization or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the applicable debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date.  This is referred to as the “Best Interests Test.”

To show compliance with this test, the Debtors estimated a range of proceeds that would be generated from a chapter 7 liquidation of the Debtors (the “Liquidation Analysis”).  The Liquidation Analysis assumes liquidation would commence on December 31, 2009.

The first step in the Liquidation Analysis is to determine the dollar amount that would be generated from a hypothetical chapter 7 liquidation of the Debtors’ assets where a chapter 7 trustee is appointed and charged with reducing to cash any and all of the Debtors’ assets.  In this hypothetical liquidation scenario, the trustee would be required to shut down the Debtors’ businesses and sell the individual assets of the Debtors (and their non-Debtor affiliates).
8  The gross amount of cash available from a liquidation of the Debtors’ assets would be the sum of the proceeds from the disposition of the Debtors’ assets and cash held by the Debtors (and their non-Debtor affiliates’ assets) at the time of the commencement of the hypothetical chapter 7 cases.  The next step is to reduce that total by the costs and expenses of the liquidation, the amount of any claims secured by such assets, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ businesses and the use of chapter 7 for purposes of the hypothetical liquidation.  Any net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.  Finally, the Debtors compare the Liquidation Analysis to the value provided under the Prepackaged Plan.

The Liquidation Analysis assumes: (i) that the Debtors will have access to cash collateral over the course of the hypothetical chapter 7 case; (ii) all operating divisions are liquidated; and (iii) an expedited liquidation, entailing three (3) months of wind-down expenses (e.g., trustee fees, shutdown costs).  A general summary of the other assumptions used by the Debtors in preparing this Liquidation Analysis follows below, while more specific assumptions are discussed in the Notes below.

 In a chapter 7 scenario, there is a risk that the trustee would be unable to liquidate the assets as a going-concern.

In estimating the gross amount of proceeds available under a hypothetical chapter 7 liquidation, estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors’ assets based upon the book value of assets as of July 4, 2009, or more recent financial information, where available.  These values have not been subject to any review, compilation or audit by any independent accounting firm.  THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE DEBTORS’ ASSETS.  Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee.  In addition, various liquidation decisions upon which certain assumptions are based are subject to change.  Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors’ assets will result in an accurate estimate of the proceeds that would be realized were the Debtors to undergo an actual liquidation.  The actual amounts of claims against the Debtors’ could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the Debtors’ hypothetical chapter 7 cases.  Accordingly, the actual liquidation value of the Debtors is speculative in nature and could vary materially from the estimates provided herein.

Subject to the qualifications, assumptions and schedules herein, this Liquidation Analysis estimates that a range of gross proceeds, net of wind-down costs, trustee fees and professional fees will not be adequate to make full payment on secured claims under either the high end or low end of the range.  The assumptions and schedules supporting these results are set forth herein.

As illustrated by the Liquidation Analysis, secured creditors, creditors with administrative and priority claims, as well as pre-petition unsecured creditors, will recover more value from confirmation of the proposed Prepackaged Plan than through an orderly liquidation and sale process.

3.	The Debtors’ Liquidation Analysis

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “best interest of creditors” test), each holder of an impaired Claim or Equity Interest must either (i) accept the Prepackaged Plan or (ii) receive or retain under the Prepackaged Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.  Based upon the following Liquidation Analysis, the Debtors believe that the Prepackaged Plan satisfies the best interest of creditors test and that each holder of an impaired Claim will receive under the Prepackaged Plan value on the Effective Date that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  The Debtors believe the Liquidation Analysis and the conclusions set forth herein are fair and accurate and represent management’s best judgment with regard to the results of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  The analysis was prepared for this purpose alone to assist the Bankruptcy Court and holders of impaired Claims in making this determination, and should not be used for any other purpose.

The Liquidation Analysis is shown on a consolidated basis and reflects the estimated cash proceeds, net of liquidation-related costs, that would be realized if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the Debtors and by the Debtors’ professionals, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management, and are also based upon assumptions with respect to certain liquidation decisions which could be subject to change. The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants.  THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Debtors’ management prepared this Liquidation Analysis with the assistance of AlixPartners, LLP.  The Liquidation Analysis is based on the Debtors’ balance sheet as of July 4, 2009 as reported in their Form 10-Q.  Due to seasonality, the Debtors expect that the book value of inventory and accounts receivable at July 4, 2009, will exceed the book value of inventory and accounts receivable on the balance sheet as of a presumed Effective Date of December 31, 2009.

It is also assumed that the liquidation of the Debtors would commence under the direction of a chapter 7 trustee and would continue for a period of three months, during which time all of the Debtors’ assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, together with the cash on hand, would then be distributed to creditors.  The liquidation period would allow for the collection of receivables to the extent recoverable, the orderly sale of inventory, fixed assets, and intellectual property and the wind-down of daily operations.  For certain assets, estimates of the liquidation values were made for each asset individually.  For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through an orderly disposition.

The Liquidation Analysis assumes the orderly liquidation and wind down of all Debtors assets, including the assets of its non-U.S. subsidiaries, which subsidiaries are not part of the chapter 11 proceedings.  The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with section 726 of the Bankruptcy Code.

The liquidation itself would likely trigger certain priority payments that otherwise would not be due in the ordinary course of business.  These priority payments would be made in full before any distribution of proceeds to pay holders of unsecured claims or to make distributions in respect of Equity Interests.  The liquidation would likely prompt certain other events to occur including the rejection of remaining executory contracts, unexpired leases and defaults under agreements with customers and suppliers.  Such events would likely create a larger number of unsecured creditors and would subject the chapter 7 estates to additional claims.  No attempt has been made to estimate additional General Unsecured Claims that may result from liquidation under chapter 7.

The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims.  Estimates for various classes of Claims were prepared before any bar date for filing proofs of claim against the Debtors, and as such, are based solely upon the Debtors’ best estimates using the Debtors’ books and records.  Such Claims have not been evaluated by the Debtors or adjudicated by the Bankruptcy Court and, accordingly, the final amount of Allowed Claims may differ from the Claim amounts used to complete this analysis.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferential payments or fraudulent conveyances, or from any other causes of action and does not include the estimated costs of pursuing any such avoidance actions, including the costs of recovering preferential payments.

($ millions)
NTK Holdings, Inc., et al. ("Debtors")
Liquidation Analysis
Estimated Proceeds Available for Distribution
Liquidation as of 12/31/2009

Gross Recovery	7/4/2009	Estimated Recovery		Estimated Recovery
		Low %	High %	Low $	High $	Note
Balance Sheet Items	Book Value

Debtors

Total Cash	$140.6	78.1%	78.1%	$109.8	$109.8	A

Total Receivables	203.2	64.8%	75.4%	131.7	153.1	B

Inventory
Raw Materials	59.0	34.4%	45.7%	20.3	27.0
WIP	16.8	22.7%	32.6%	3.8	5.5
Finished Goods	148.0	67.5%	78.7%	99.9	116.5
Total Inventory	223.8	55.4%	66.6%	124.1	149.0	C

PP&E (net)	127.3	51.6%	69.2%	65.7	88.1	D

Other Tangible Assets	70.9	3.5%	8.4%	2.5	5.9	E

Intangible Assets	639.6	0.0%	18.1%	-	116.0	F

Total Assets	$1,405.5			$433.7	$622.0

Net recovery from non-Debtors	249.6	10.3%	15.2%	25.7	37.9	G

Total	$1,655.2			$459.5	$659.9
	0.1
Costs to Liquidate				Low $	High $	Note

Wind down costs	2.5	100.0%	140.0%	$(2.5)	$(3.5)

Chapter 7 Trustee Fees	559.7	3.0%	3.0%	(13.8)	(19.8)

Chapter 7 Professional Fees	12.0	50.0%	100.0%	(6.0)	(12.0)

Costs to Liquidate				$(22.3)	$(35.3)	H

Net Estimated Liquidation Proceeds Available for Distribution				$437.2	$624.6

($ millions)
NTK Holdings, Inc., et al. ("Debtors")
Liquidation Analysis
Estimated Proceeds and Distribution to Various Claimants
Liquidation as of 12/31/2009

		Estimated	Estimated Recovery		Estimated Recovery %
	Note	Claims	Low	High	Low	High

Net Proceeds available for distribution			$437.2	$624.6

Superpriority Claims
Carve-Out	I	$5.0	$5.0	$5.0	100%	100%

Total Superpriority Claims		$5.0	$5.0	$5.0

Nortek, Inc.

Less Claims

ABL Facility		$156.9	$156.9	$156.9	100%	100%
10% Notes		756.3	275.3	462.8	36%	61%
Other Secured		-	-	-	NA	NA
Secured Debt Claims	J	$913.1	$432.2	$619.6

Chapter 11 Post-Petition Account Payable and Accruals		$50.0	$-	$-	0%	0%	(1)
Unpaid Chapter 11 Professional Fees		-	-	-	NA	NA	(2)
Priority Claims		-	-	-	NA	NA
Administrative and Priority Claims	K	$50.0	$-	$-	0%	0%

8 1/2% Notes		$670.0	$-	$-	0%	0%
9 7/8% Notes		10.5	-	-	0%	0%
Unsecured Debt Claims	L	$680.6	$-	$-

Accounts Payable	L	$135.7	$-	$-	0%	0%
Accrued Expenses	L	196.0	-	-	0%	0%
Other Unsecured	L	133.6	-	-	0%	0%
Unsecured Claims		$465.3	$-	$-

Total General Unsecured Claims		$1,145.9	$-	$-

Equity Interests Remaining			$-	$-

NTK Holdings, Inc.

Less Claims

Senior Unsecured Loan		$287.9	$-	$-	0%	0%
10 3/4% Notes		403.0	-	-	0%	0%
Unsecured Debt Claims	L	$690.9	$-	$-

Accrued Expenses	L	$0.4	$-	$-	0%	0%
Unsecured Claims		$0.4	$-	$-

Total General Unsecured Claims		$691.3	$-	$-

Equity Interests Remaining			$-	$-

FOOTNOTES TO LIQUIDATION ANALYSIS

Unless stated otherwise, the book values used in this Liquidation Analysis are the actual net book values of the Debtors’ assets as of July 4, 2009.

Note A – Cash and Cash Equivalents

The Liquidation Analysis is based on the assumption that operations during the liquidation period would not generate additional cash available for distribution.  It is assumed that unrestricted cash and cash equivalents held in the Debtors’ accounts on the date the liquidation commences would be fully recoverable.  On July 4, 2009, the Debtors had unrestricted cash and cash equivalents of $140.6 million.  The Debtors also reported $0.8 million of restricted cash that is presumed not recoverable.  After adjusting the $140.6 million for restricted cash and for payments anticipated to be made on the ABL Facility prior to the December 31, 2009 commencement of the liquidation, the Debtors estimate the remaining cash of $109.8 million will be fully recoverable.

Note B – Accounts Receivable

The analysis of accounts receivable assumes that a chapter 7 trustee would retain certain existing staff of the Debtors to handle an aggressive collection effort of outstanding trade accounts receivable from customers.  The liquidation value of accounts receivable was estimated by applying a recovery factor consistent with advances permitted on accounts receivable under the Debtors’ ABL Facility and its associated borrowing base. Results have been further adjusted for the expectation of additional attempts by customers to set off for disputed items.  The estimate also considers the inevitable difficulty a liquidating Debtor has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts.  Based on this analysis, the Debtors estimate recoveries from the liquidation of its accounts receivable would be between $131.7 million and $153.1 million. Estimated recoveries are between approximately 64.8% and 75.4% of the total accounts receivable net of allowances of $203.2 million on July 4, 2009.

Note C – Inventory

Inventories are primarily comprised of raw materials, work-in-process and finished goods. In March 2009, the lenders under the ABL Facility engaged an appraiser to provide an appraisal of the Debtors’ inventory on an orderly liquidation value basis.  The analysis included estimates of costs necessary to liquidate the inventory including operating costs and broker fees.  The report also calculated different recoveries for finished goods, raw materials and work-in-process (“WIP”).  Accordingly, the report estimated the projected recovery, net of expenses related to the liquidation, to be between 55.4% and 66.6% of the cost of the inventory.  Consistent with the report, the Debtors estimate that recoveries from the liquidation of inventory would be between $124.1 million and $149 million.

Note D – Property, Plants & Equipment, Net

The net book value of the Debtors’ fixed assets as of July 4, 2009 was $127.3 million.  In September 2008, the Debtors engaged an advisor to complete a fair market value appraisal of certain of their real property.  At the same time, the Debtors engaged a second advisor to complete a fair market value valuation of certain of their equipment.  Recoveries have been estimated based on the results of those appraisals and reduced by 7.5% for estimated broker fees and commissions.  The total recovery from the liquidation of the Debtors’ property, plants and equipment (“PP&E”) is estimated to be between $65.7 million and $88.1 million, net of estimated broker fees.

The Liquidation Analysis does not include any value associated with real estate or equipment held under capital leases.  Equipment held under such secured financing arrangements is assumed to be returned to the respective lessors in full satisfaction of their secured claim.

Note E – Other Tangible Assets

As of July 4, 2009, the Debtors reported other tangible assets of $70.9 million.  Other tangible assets include:

•     deferred income tax assets ($9.6 million),

•     prepaid expenses, primarily to insurance, vendors and landlords ($9.7 million),

•     deferred debt expense ($42.3 million),

•     other assets ($6.9 million), and

•     investments primarily related to SERPs ($2.4 million).

Most of the vendors and landlords with prepaid amounts or deposits would likely have claims for goods and services against the Debtors, and would likely set off amounts held against such claims.  The Debtors also believe neither the deferred debt expense nor the deferred income tax assets would have recovery value in liquidation.

The range of potential value estimated for the remaining tangible assets is between $2.5 million and $5.9 million.

Note F – Intangible Assets

The Debtors’ July 4, 2009 book value of intangible assets net of accumulated amortization was $639.6 million and consists primarily of goodwill, trademarks, customer relationships, and completed and patented technology.  The liquidation value of the Debtors’ primary intangible assets other than goodwill is extremely difficult to estimate. However, the Debtors do not believe that they would be able to monetize goodwill or customer relationships in a wind-down and liquidation under chapter 7 of their Bankruptcy Code, and accordingly have not ascribed any value to those assets in the Liquidation Analysis.

The market value for trademarks and completed and patented technology is highly uncertain but certain commonly used valuation methodologies for such intellectual property were used to arrive at a range of possible values for these assets.  Based on such methodologies, the Debtors estimate the value of the intellectual property in liquidation under chapter 7 to be between $0 and $116 million net of 1.0% for estimated broker fees and commissions.

Note G – Liquidation of Non-U.S. Subsidiaries

The assumptions used to estimate recoveries from the liquidation of the Debtors’ U.S. subsidiaries were also used to estimate recoveries from the liquidation of the Debtors’ non-U.S. subsidiaries.  Proceeds from the liquidation of the non-U.S. subsidiaries were presumed to go first to pay local creditors of those subsidiaries, with any remaining recovery available to pay creditors of the respective parent subsidiary.  The Debtors estimate recoveries from the liquidation of non-U.S. subsidiaries, after repayment of local creditors, would result in between $25.7 million and $37.9 million of recovery available to the U.S. subsidiaries on a consolidated basis.

Note H – Costs to Liquidate

Costs to liquidate include the costs and expenses of the chapter 7 estates, including fees of the chapter 7 trustee, operating costs during a projected 3-month wind down period, and fees to professionals retained in the chapter 7 cases.

Chapter 7 trustee fees include compensation for services rendered by a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.  Trustee fees are calculated at 3% of the gross liquidation value of the Debtors’ assets less broker fees for liquidating inventory, fixed assets and intangible assets.

Corporate payroll and operating costs during the liquidation are based upon the assumption that certain insurance policies, operating and corporate functions would be retained to assist a trustee with the liquidation process.  The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including the preparation of payroll and tax returns. Certain minimum staff would be required at the Debtors’ corporate offices and in the facilities to complete the closure of the facilities, and to oversee the sale of equipment and owned real estate.  The Debtors estimate that such wind down costs would range between $2.5 million and $3.5 million.

Chapter 7 professional fees include legal fees and fees to accounting and tax professionals expected to be incurred during the three-month liquidation period. Professional fees for attorneys, tax providers and accountants to assist a trustee are assumed to be between $6 million and $12 million.

Note I – Superpriority Claims

The Liquidation Analysis assumes a “carve-out” will be provided under any cash collateral order for accrued and unpaid professional fees of the Debtors’ estates in the amount of $5 million, which is based on prior month run rates with a conversion from chapter 11 to a chapter 7 factored in.  It is assumed that the obligations covered by the carve-out are paid in their entirety with remaining proceeds available to pay holders of secured claims.

Note J – Secured Claims

Secured claims consist of Claims under the ABL Facility of $156.9 million (which assumes that $22 million of letters of credit will be drawn down), claims of holders of the 10% Notes of $756.3 million, and claims arising under certain capital leases and mortgages.  The ABL Facility Claim has been adjusted to reflect certain payments anticipated to be made prior to the December 31, 2009 commencement of the liquidation plus accrued interest.  The claims arising under the ABL Facility are secured by first liens on accounts receivable, inventory, and cash and cash equivalents (other than identifiable cash proceeds in respect of PP&E), while the claims arising under the 10% Notes are secured by first liens on the Debtors’ PP&E and all of the Debtors’ other assets not subject to the first liens of the holders of claims arising under the ABL Facility.  The Claims arising under the ABL Facility are secured by second liens on those assets that are subject to the first liens of the holders of the 10% Notes, and the claims arising under the 10% Notes are secured by second liens on those assets that are subject to the first liens of the holders of Claims arising under the ABL Facility.

Secured claims of $24.6 million arising under capital lease and mortgage obligations are assumed to be equal to the value in the underlying assets securing them.  Such secured claims are assumed fully satisfied by the return of the property to the lessors/lenders.  Consistent therewith, equipment and facilities subject to capital leases and mortgages have been excluded from the estimate of liquidation value in the Debtors’ fixed assets.

Note K – Administrative and Priority Claims

Administrative and priority claims include any claims entitled to priority status as set out in the Bankruptcy Code.  Administrative and priority claims typically include unpaid post petition liabilities of the chapter 11 estates, such as vendor invoices and professional fees, as wells as certain obligations to taxing authorities and to employees, subject to the $10,950 cap set out in the Bankruptcy Code.  Administrative and priority claims are assumed to be paid on a pro rata basis from the net proceeds, if any, remaining after the payment of any superpriority claims, and secured claims.  The post-petition accounts payable and accruals are based on historical and seasonal operating results. Professional fees are assumed paid in the superpriority claim amount. While it is likely that certain priority claims would be created as a result of a chapter 7 filing, the Debtors have made no attempts to estimate such amounts.

Note L – General Unsecured Claims

For purposes of the Liquidation Analysis, management has assumed that general unsecured claims will consist of prepetition unpaid, unsecured obligations owed to bondholders and trade creditors.  The Liquidation Analysis does not attempt to estimate additional general unsecured claims that would arise as a result of the rejection of executory contracts and leases that would otherwise be assumed under the Prepackaged Plan, and the failure of the Debtors to perform under existing contracts.  The amount of such additional claims would likely be substantial in amount.  General unsecured claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other Claims.  Total general unsecured claims in the aggregate are estimated to be $1.1 billion at Nortek and $691.3 million at NTK Holdings.  Claims on interest bearing notes are estimated to include accrued and unpaid interest through a presumed December 31, 2009 commencement of the liquidation.  General unsecured claims are comprised of the following:

Nortek, Inc.

•           8 1/2 % Notes ($670.0 million)

•           9 7/8 % Notes ($10.5 million)

•           Accounts Payable ($135.7 million)

•           Accrued Expenses ($196.0 million)

•           Other Unsecured Claims ($133.6 million)

NTK Holdings, Inc.

•           NTK Holdings Senior Unsecured Loan ($287.9 million)

•           10 3/4 % Notes ($403.0 million)

•           Accrued Expenses ($0.4 million)

IX.

FINANCIAL INFORMATION

A.	General

The audited consolidated balance sheets as of December 31, 2008 and the related consolidated statements of operations and cash flows for the year ended December 31, 2008 of Nortek and its subsidiaries are contained in Item 8 – “Financial Statements and Supplementary Data” in Nortek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  The audited consolidated balance sheets as of December 31, 2008 and the related consolidated statements of operations and cash flows for the year ended December 31, 2008 of NTK Holdings and its subsidiaries are contained in Item 8 – “Financial Statements and Supplementary Data” in NTK Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008. This financial information, which is incorporated herein by reference, will permit the holders of Claims and Equity Interests to better understand the Debtors’ historical business performance and the impact of the Reorganization Cases on the Debtors’ business.

B.	Recent Performance

See Nortek’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2009.

X.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
PREPACKAGED PLAN

If the Prepackaged Plan is not confirmed and consummated, the alternatives to the Prepackaged Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A.	Liquidation Under Chapter 7

If the Prepackaged Plan cannot be confirmed, the prepackaged chapter 11 cases proposed as part of the Prepackaged Plan may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtors, for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors’ liquidation analyses are set forth above in section VII (B)(3), entitled “Debtors’ Liquidation Analysis.”  The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to their creditors than those provided for in the Prepackaged Plan because of (a) the likelihood that the assets of such Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations, and (ii) no or limited distributions being made to holders of General Unsecured Claims.

B.	Alternative Plans of Reorganization

If the Prepackaged Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest), could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets.  With respect to an alternative plan, each of the Debtors have explored various alternatives in connection with the formulation and development of the Prepackaged Plan.  The Debtors believe that their Prepackaged Plan, as described herein, enables their creditors to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to their creditors and equity interest holders than their Prepackaged Plan because of the greater return provided by their Prepackaged Plan.

XI.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED
PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or otherwise entitled to payment in full in cash under the Prepackaged Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities.  Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders that are, or hold Claims through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding Claims that are part of a straddle, hedging, constructive sale or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the New Nortek Senior Secured Notes, New Common Stock or New Warrants in the secondary market.

This discussion assumes that the Claims, the New Nortek Senior Secured Notes, the New Common Stock, and the New Warrants are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.

Internal Revenue Service Circular 230 Notice:  To ensure compliance with Internal Revenue Service Circular 230, holders of Claims and preconfirmation Equity Interests are hereby notified that:  (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or preconfirmation Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (C) holders of Claims and preconfirmation Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

Consequences to the Debtors

For U.S. federal income tax purposes, the Debtors (other than Linear H.K. LLC) are members of an affiliated group of corporations (or partnerships wholly owned by members of such group), of which NTK Holdings is the common parent, which files a single consolidated U.S. federal income tax return (the “Nortek Group”).

The Nortek Group has reported net operating loss (“NOL”) carryforwards of approximately $85 million for U.S. federal income tax purposes as of the end of 2008 (only a small portion of which currently is subject to limitation).  The Nortek Group expects to incur further operating losses during its taxable year ending December 31, 2009.  The amount of any such NOL carryforwards and other losses, and the extent to which any limitations might apply, remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the Prepackaged Plan, the amount of the Nortek Group’s NOL carryforwards may be significantly reduced or eliminated, and other tax attributes of the Nortek Group (such as tax basis in assets) may be reduced.

The Nortek Group will terminate for U.S. federal consolidated return filing purposes on the Effective Date upon the issuance of the New Common Stock.  Additionally, on the Effective Date, NTK Holdings is expected to liquidate, and Nortek Holdings is expected to constructively liquidate, in each case, for U.S. federal income tax purposes.  After the Effective Date, Reorganized Nortek will be the common parent of a new affiliated group of corporations of which the remaining Debtors (other than the entities described above) will be members.  We expect that this group will file a single consolidated U.S. federal income tax return; accordingly, references to the Nortek Group in the remainder of this discussion refer, as applicable, to the reorganized Nortek group.

Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets – by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD income incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes.  If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.  Any reduction in tax attributes in respect of COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD is incurred.

The Debtors expect to incur substantial COD as a result of the implementation of the Prepackaged Plan, with the result that there will be substantial reductions in the NOL carryforwards or other tax attributes of the Nortek Group.  Alternatively, the American Recovery and Reinvestment Act of 2009 permits the Debtors to elect to defer the inclusion of COD income resulting from the Prepackaged Plan, with the amount of COD income becoming includible in their income ratably over a five-taxable year period beginning in the fourth or fifth taxable year after the COD income arises (depending on whether the Prepackaged Plan is consummated in 2009 or 2010).  The collateral tax consequences of making such election are complex.  The Debtors will consider whether to make the deferral election in connection with their annual tax return preparation.  The amount of COD incurred will depend primarily on the fair market value of the New Common Stock and New Warrants, and the issue price of the New Nortek Senior Secured Notes (see “—Consequences to Holders of Claims—Ownership and Disposition of New Nortek Senior Secured Notes—OID and Issue Price,” below), being issued on the Effective Date.

Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitation if Section 382 of the Tax Code applies to us as a result of the changes in ownership described below.  Any Section 382 limitations apply in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Prepackaged Plan.  Absent electing to defer the inclusion of COD income, we believe that there will be no material tax attributes remaining after the Effective Date to which Section 382 of the Tax Code would apply due to the expected reduction of tax attributes on account of COD as discussed above.

Under Section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  The issuance of the New Common Stock pursuant to the Prepackaged Plan would constitute an “ownership change” of the Nortek Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 4.48% for ownership changes occurring in September 2009).  As discussed below, this annual limitation often may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below.  Generally, NOL carryforwards expire after 20 years.

Section 382 of the Tax Code also limits the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change.  If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.  In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the actual value is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

An exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor corporation receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  This exception is potentially applicable in respect of the Debtors.  However, it is not currently anticipated that this exception would provide any appreciable benefit in the present case; accordingly, we expect to elect out of the exception, if applicable.

Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

Internal Restructurings with Respect to Nortek Subsidiaries

The Prepackaged Plan requires or permits, as the case may be, Nortek and certain of its subsidiaries to undertake certain internal restructurings on the Effective Date, including distributing and contributing intercompany notes payable and converting from corporations into limited liability companies, as applicable.  These internal restructurings are not expected to result in significant, if any, tax liability.

Consequences to Holders of Claims

As used in this section of the Disclosure Statement, the term “U.S. Holder” means a beneficial owner of Claims, New Nortek Senior Secured Notes, New Common Stock, or New Warrants that is for U.S. federal income tax purposes:

·	an individual who is a citizen or resident of the United States;
·
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

·	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
·
a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Claims, New Nortek Senior Secured Notes, New Common Stock or New Warrants the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding any of such instruments, you should consult your own tax advisor.

We have historically treated the NTK 10 ¾% Notes as not subject to the Treasury regulations governing “contingent payment debt instruments,” and this discussion assumes the correctness of this position.  Holders of NTK 10 ¾% Notes Claims should consult their own tax advisors with respect to the correctness of this position and the tax consequences of the transactions discussed herein if such position is not correct.

Exchanges of Claims under the Prepackaged Plan

Pursuant to the Prepackaged Plan, and in complete and final satisfaction of their respective Claims, (i) holders of 10% Notes Claims will receive New Nortek Senior Secured Notes and New Common Stock if such holders, as a class, vote to accept the Prepackaged Plan, (ii) holders of 8 ½% Notes Claims and 9 ⅞% Notes Claims will receive New Common Stock, and (iii) holders of NTK Holdings Senior Unsecured Loan Claims and NTK 10 ¾% Notes Claims will receive New Common Stock and New Warrants.  The remainder of this discussion assumes that the holders of 10% Notes Claims, as a class, vote to accept the Prepackaged Plan.

An exchange by a U.S. Holder of NTK Holdings Senior Unsecured Loan Claims or NTK 10 ¾% Notes Claims for New Common Stock and New Warrants will be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”

The U.S. federal income tax consequences of the Prepackaged Plan to a U.S. Holder of 8 ½% Notes Claims, 9 ⅞% Notes Claims, or 10% Notes Claims will depend on whether such Claims constitute “securities” of Nortek for U.S. federal income tax purposes and, with respect to U.S. Holders of 10% Notes Claims, on whether the New Nortek Senior Secured Notes received in exchange therefor also constitute “securities” of Nortek for U.S. federal income tax purposes.  This determination is made separately for each type of Claim and the New Nortek Senior Secured Notes.

If the 8 ½% Notes Claims, 9 ⅞% Notes Claims or 10% Notes Claims constitute securities of Nortek, then the receipt of New Common Stock and New Nortek Senior Secured Notes (if any) in exchange therefor will be treated as a “recapitalization” for U.S. federal income tax purposes, as applicable, with the consequences described below in “—Recapitalization Treatment.”  If, on the other hand, the 8 ½% Notes Claims, 9 ⅞% Notes Claims or 10% Notes Claims do not constitute securities of Nortek, then the receipt of New Common Stock and New Nortek Senior Secured Notes (if any) in exchange therefor would be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”  The status of the New Nortek Senior Secured Notes does not impact this initial determination.  As described below, however, the additional determination of whether the New Nortek Senior Secured Notes constitute securities of Nortek is relevant when a U.S. Holder’s exchange of 10% Notes Claims constitutes a recapitalization for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.  Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.

U.S. Holders of 8 ½% Notes Claims, 9 ⅞% Notes Claims, and 10% Notes Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Claims and any New Nortek Senior Secured Notes to be received.

Recapitalization Treatment.  The classification of an exchange as a recapitalization for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. Holder.  Notwithstanding the foregoing, a U.S. Holder of 10% Notes Claims would still generally have to recognize its gain, if any, to the extent of (i) if the New Nortek Senior Secured Notes do not constitute securities, the “issue price” of the New Nortek Senior Secured Notes or (ii) if the New Nortek Senior Secured Notes constitute securities and the principal amount of such notes received exceeds the principal amount of such holder’s 10% Notes Claims, the fair market value of such excess principal amount.  Each holder is urged to consult its own tax advisor regarding the possible application of (or ability to elect out of) the “installment method” of reporting any such gain.

In addition, even within an otherwise tax-free recapitalization exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See “—Payment of Accrued Interest” below.

In a recapitalization exchange, a U.S. Holder’s aggregate tax basis in any New Common Stock and any New Nortek Senior Secured Notes (if the New Nortek Senior Secured Notes constitute securities) received will equal the U.S. Holder’s aggregate adjusted tax basis in the Claims exchanged therefor, increased by any gain or interest income recognized in the exchange, and if the New Nortek Senior Secured Notes do not constitute securities, decreased by their “issue price.”  Such aggregate tax basis presumably should be allocated among any New Common Stock and any New Nortek Senior Secured Notes (if the New Nortek Senior Secured Notes constitute securities) received in accordance with their relative fair market values.  In a recapitalization exchange, a U.S. Holder’s holding period in any New Common Stock and any New Nortek Senior Secured Notes (if the New Nortek Senior Secured Notes constitute securities) received will include the U.S. Holder’s holding period in the Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

If the New Nortek Senior Secured Notes do not constitute securities, a U.S. Holder’s tax basis in any New Nortek Senior Secured Notes received should equal the “issue price” of such notes on the date of the exchange.  See “—Ownership and Disposition of New Nortek Senior Secured Notes—OID and Issue Price” below.  In such event, a U.S. Holder’s holding period in the New Nortek Senior Secured Notes should begin on the day following the exchange date.

Fully Taxable Exchange.  If the exchange of a Claim pursuant to the Prepackaged Plan is a fully taxable exchange, the exchanging U.S. Holder generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of any New Common Stock and New Warrants received and the “issue price” of any New Nortek Senior Secured Notes received (see “—Ownership and Disposition of New Nortek Senior Secured Notes—OID and Issue Price” below) (other than any exchange consideration received in respect of a Claim for accrued but unpaid interest), and (ii) the U.S. Holder’s adjusted tax basis in the Claims exchanged (other than any basis attributable to accrued but unpaid interest).  See “—Character of Gain or Loss” below.  In addition, a U.S. Holder of a Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See “—Payment of Accrued Interest” below.

U.S. Holders of 10% Notes Claims are urged to consult their own tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting any gain that may be recognized by such holders in respect of such Claims, due to the receipt of New Nortek Senior Secured Notes.

Generally, a U.S. Holder’s adjusted tax basis in a Claim will be equal to the cost of the Claim to such U.S. Holder, increased by any original issue discount (“OID”) previously included in income.  If applicable, a U.S. Holder’s tax basis in a Claim will also be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Claim other than payments of qualified stated interest, and by any amortizable bond premium which the U.S. Holder has previously deducted.

In the case of a taxable exchange, a U.S. Holder’s tax basis in any New Common Stock, New Nortek Senior Secured Notes or New Warrants received will equal the amount taken into account in respect of such stock, notes or warrants in determining the U.S. Holder’s gain or loss.  The U.S. Holder’s holding period in such stock, notes or warrants received should begin on the day following the exchange date.

Character of Gain or Loss.  Except to the extent that any consideration received pursuant to the Prepackaged Plan is received in satisfaction of accrued but unpaid interest during its holding period (see “—Payment of Accrued Interest” below), where gain or loss is recognized by a U.S. Holder in respect of the satisfaction and exchange of its Claim, such gain or loss will be capital gain or loss except to the extent any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity.  Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.  If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the U.S. Holder recognizes in the exchange.

In the case of an exchange of Claims that qualifies as a recapitalization, the Tax Code indicates that any accrued market discount in respect of the Claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued.  However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to any New Nortek Senior Secured Notes (if the New Nortek Senior Secured Notes constitute securities) and New Common Stock received in the exchange).  In addition, any New Nortek Senior Secured Notes (if the New Nortek Senior Secured Notes constitute securities) received in an exchange for Claims that qualifies as a recapitalization will be treated as acquired at a market discount if the issue price of such notes exceeds the adjusted tax basis for such notes by more than a de minimis amount.  Any gain recognized by a U.S. Holder upon a subsequent disposition (or repayment) of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income plus the market discount that has accrued on the New Nortek Senior Secured Notes that constitute securities.  To date, specific Treasury regulations implementing this rule have not been issued.

Payment of Accrued Interest.  In general, to the extent that any consideration received pursuant to the Prepackaged Plan by a U.S. Holder of a Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income).  Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Prepackaged Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 7.14 of the Prepackaged Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

Disposition of New Common Stock

Unless a non-recognition provision applies and subject to the discussion above with respect to market discount (see “—Exchanges of Claims under the Prepackaged Plan—Character of Gain or Loss”) and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Common Stock in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Common Stock and the sum of the cash plus the fair market value of any property received from such disposition.  Any such gain or loss generally should be long-term if the U.S. Holder’s holding period for its New Common Stock is more than one year at that time.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

Notwithstanding the above, any gain recognized by a U.S. Holder upon a subsequent taxable disposition of the New Common Stock (or any stock or property received for it in a later tax-free exchange) received in exchange for the 8 ½% Notes Claims, the 9 ⅞% Notes Claims, or the 10% Notes Claims will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash basis U.S. Holder and in addition to (i), any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

In addition, any adjustment to the number of shares of New Common Stock for which the New Warrants may be exercised (or to the exercise price of the New Warrants) may, under certain circumstances, result in constructive distributions that could be taxable to the holders of New Common Stock.

Ownership, Disposition and Exercise of New Warrants

A U.S. Holder generally will not recognize gain or loss when the New Warrants are exercised to acquire the underlying New Common Stock and the U.S. Holder’s aggregate tax basis in the New Common Stock acquired generally will equal the U.S. Holder’s aggregate tax basis in the exercised warrants increased by the exercise price.  A U.S. Holder’s holding period in the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

Upon the lapse or disposition of a New Warrant, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss will be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period is satisfied.

In addition, any adjustment to the number of shares of New Common Stock for which the New Warrants may be exercised (or to the exercise price of the New Warrants) may under certain circumstances result in constructive distributions that could be taxable to the holders of the New Warrants.

Ownership and Disposition of New Nortek Senior Secured Notes

Stated Interest.  A U.S. Holder of New Nortek Senior Secured Notes will be required to include stated interest on the New Nortek Senior Secured Notes in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes to the extent such stated interest is “qualified stated interest.”  Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually.  The stated interest payable on the New Nortek Senior Secured Notes is qualified stated interest.

OID and Issue Price.  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.  A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest.

The “issue price” of the New Nortek Senior Secured Notes depends on whether, at any time during the 60-day period ending 30 days after the exchange date, the New Nortek Senior Secured Notes are traded on an “established market” or the 10% Notes Claims exchanged (in whole or in part) for the New Nortek Senior Secured Notes are traded on an established market.  Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  It is sufficient that the New Nortek Senior Secured Notes or 10% Notes Claims appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.  Also, under certain circumstances, debt is considered to be traded on an established market when price quotations for such debt are readily available from dealers, brokers or traders.

If the New Nortek Senior Secured Notes are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the New Nortek Senior Secured Notes will equal the fair market value of such notes on the Effective Date.  If the New Nortek Senior Secured Notes are not treated, but the 10% Notes Claims are treated, for U.S. federal income tax purposes as traded on an established market, the issue price of the New Nortek Senior Secured Notes will equal the fair market value of the 10% Notes Claims less the fair market value of the New Common Stock received in exchange for such Claims on the Effective Date.  In either such event, a New Nortek Senior Secured Note will be treated as issued with OID to the extent that its issue price is less than its stated principal amount.  Depending on the fair market value of the New Nortek Senior Secured Notes or the 10% Notes Claims, the total amount of OID could be substantial.

If neither the New Nortek Senior Secured Notes nor the 10% Notes Claims are traded on an established market, the issue price for the New Nortek Senior Secured Notes should be the stated principal amount of the New Nortek Senior Secured Notes.

It is uncertain whether the 10% Notes Claims are, or whether the New Nortek Senior Secured Notes will be, traded on an established market (though the Debtors believe that this is likely).  In general, the Debtors’ determination of issue price will be binding on all holders of Claims, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed tax return for the taxable year in which the exchange occurs.  There can be no assurance, however, that the IRS will not successfully assert a contrary position.

If the New Nortek Senior Secured Notes are treated as issued with OID, a U.S. Holder of a New Nortek Senior Secured Note generally will be required to include such OID in income over the term of the note in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the U.S. Holder receives cash payments of interest on the New Nortek Senior Secured Notes.  Accordingly, a U.S. Holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a U.S. Holder includes in income will increase the tax basis of the U.S. Holder in its New Nortek Senior Secured Notes.  A U.S. Holder will not be required to include separately in income cash payments received on the New Nortek Senior Secured Notes to the extent such payments constitute payments of previously accrued OID, and such payments will reduce its tax basis in its New Nortek Senior Secured Notes by the amount of such payments.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, you should consult your own tax advisor regarding the determination of the issue price of the New Nortek Senior Secured Notes and the possible application of the OID rules.

Acquisition and Bond Premium.  If the New Nortek Senior Secured Notes are treated as having OID, the amount of OID includible in a U.S. Holder’s gross income with respect to a New Nortek Senior Secured Note will be reduced if the note is acquired (or deemed to be acquired) at an “acquisition premium.”  A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the stated principal amount of the debt.  A U.S. Holder may have an “acquisition premium” only if an exchange qualifies as a recapitalization and the New Nortek Senior Secured Notes constitute securities for U.S. federal income tax purposes.  Otherwise, a U.S. Holder’s initial tax basis in a New Nortek Senior Secured Note will equal the issue price of the note.

If a U.S. Holder has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to its New Nortek Senior Secured Notes will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such New Nortek Senior Secured Notes by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).  Alternatively, if a U.S. Holder is willing to treat all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method.  Such an election may not be revoked without the consent of the IRS.

If a U.S. Holder has a tax basis in any of the New Nortek Senior Secured Notes received that exceeds the stated principal amount of such notes, the New Nortek Senior Secured Notes will be treated as having “bond premium.”  A U.S. Holder may have bond premium only if an exchange qualifies as a recapitalization and the New Nortek Senior Secured Notes constitute securities for U.S. federal income tax purposes.  A U.S. Holder may elect to amortize any bond premium over the period from its acquisition of such New Nortek Senior Secured Note to the maturity date of such New Nortek Senior Secured Note but not in excess of the stated interest; if the New Nortek Senior Secured Note is treated as having OID, the U.S. Holder will not include any of the OID in income.  If such bond premium is amortized, the amount of stated interest on any New Nortek Senior Secured Note that must be included in the U.S. Holder’s gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury regulations may otherwise provide) be reduced by the portion of any bond premium allocable to such period based on the New Nortek Senior Secured Note’s yield to maturity.  The U.S. Holder’s tax basis in its New Nortek Senior Secured Note will be reduced by a like amount.  If such an election to amortize bond premium is not made, a U.S. Holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the New Nortek Senior Secured Note, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all debt instruments the interest on which is includible in the U.S. Holder’s gross income and that are held at, or acquired after, the beginning of the U.S. Holder’s taxable year as to which the election is made.  The election may be revoked only with the consent of the IRS.

Sale, Redemption or Repurchase.  Subject to the discussion above (see “—Exchanges of Claims under the Prepackaged Plan—Character of Gain or Loss”) and below with respect to market discount, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption (including at maturity) or other taxable disposition of New Nortek Senior Secured Notes in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Nortek Senior Secured Notes and the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest on the New Nortek Senior Secured Notes, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed).  Generally, a U.S. Holder’s adjusted tax basis in a New Nortek Senior Secured Note will be equal to its initial tax basis (as determined above), increased by any OID previously included in income.  If applicable, a U.S. Holder’s adjusted tax basis in a New Nortek Senior Secured Note also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the New Nortek Senior Secured Note other than payments of “qualified stated interest,” and by any amortizable bond premium which the U.S. Holder has previously deducted.

The gain or loss will generally be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income.  See “—Exchanges of Claims under the Prepackaged Plan—Character of Gain or Loss” above.  Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for its New Nortek Senior Secured Notes is more than one year at the time of disposition.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Prepackaged Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Prepackaged Plan would be subject to these regulations and require disclosure on your tax return.

XII.

CONCLUSION

The Debtors believe that confirmation and implementation of the Prepackaged Plan is in the best interests of the holders of claims in NTK Holdings Class 2 (NTK 10 ¾% Notes Claims), NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claims), Nortek Class 3 (10% Notes Claims), Nortek Class 5 (8 ½% Notes Claims), Nortek Class 6 (9 ⅞% Notes Claims), Nortek Class 8 (Intercompany Claims) and Nortek Class 9 (Parent Company Intercompany Claims), who are entitled to vote on the Prepackaged Plan and urges such holders to vote to accept the Prepackaged Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than 5:00 p.m., Eastern Time, on October 16, 2009.

Dated: September 18, 2009

Respectfully submitted,

By:      /s/Richard L. Bready
Name:  Richard L. Bready
Title:  Chief Executive Officer of NTK Holdings, Inc., Nortek Holdings, Inc., and Nortek, Inc., Vice President of the Subsidiary Debtors

Exhibit A

Prepackaged Plan

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------------x
In re                                                                    :
    :           Chapter 11
    :
NTK HOLDINGS, INC., et al.,                          :
                                                                       :           Case Nos. 09-________
    :
Debtors.	:	(Jointly Administered)
:
---------------------------------------------------------------x

JOINT PREPACKAGED PLANS OF
REORGANIZATION OF NTK HOLDINGS, INC., ET AL.
PROPOSED BY NTK HOLDINGS, INC., ET AL.

NTK Holdings, Inc., Nortek Holdings, Inc., Nortek, Inc., Aigis Mechtronics, Inc., Broan-Mexico Holdings, Inc., Broan-NuTone LLC, Broan-NuTone Storage Solutions LP, CES Group, Inc., CES International Ltd., Cleanpak International, Inc., Elan Home Systems, L.L.C., Gefen, Inc., Governair Corporation, GTO, Inc., HC Installations, Inc., HomeLogic LLC, Huntair, Inc., International Electronics, LLC, Linear LLC, Linear H.K. LLC, Lite Touch, Inc., Magenta Research Ltd., Mammoth-Webco, Inc., Niles Audio Corporation, Nordyne Inc., Nordyne International, Inc., Nortek International, Inc., NuTone LLC, OmniMount Systems, Inc., Operator Specialty Company, Inc., Pacific Zephyr Range Hood, Inc., Panamax Inc., Rangaire GP, Inc., Rangaire LP, Inc., Secure Wireless, Inc., Speakercraft, Inc., Temtrol, Inc., Xantech Corporation and Zephyr Corporation (collectively, the “Debtors”, and each, a “Debtor”) propose the following joint prepackaged chapter 11 plan for the Debtors pursuant to section 1121(a) of the Bankruptcy Code.

ARTICLE I	DEFINITIONS AND INTERPRETATION	1

A.	Definitions.	1

1.1	8 ½% Indenture	1

1.2	8 ½% Indenture Guarantee Claim	1

1.3	8 ½% Notes	1

1.4	8 ½% Notes Claim	1

1.5	9 ⅞% Indenture	1

1.6	9 ⅞% Notes	1

1.7	9 ⅞% Notes Claim	1

1.8	10% Indenture	1

1.9	10% Indenture Guarantee Claim	1

1.10	10% Notes	2

1.11	10% Notes Claim	2

1.12	ABL Facility Agent	2

1.13	ABL Facility Agreement	2

1.14	ABL Facility Claim	2

1.15	ABL Facility Guarantee Claim	2

1.16	Ad Hoc Committee	2

1.17	Ad Hoc Committee Claims	2

1.18	Administrative Expense Claim	2

1.19	Allowed	3

1.20	Bankruptcy Code	3

1.21	Bankruptcy Court	3

1.22	Bankruptcy Rules	3

1.23	Benefit Plans	3

1.24	Business Day	3

1.25	Cash	3

1.26	Causes of Action	3

1.27	Claim	3

1.28	Class	4

1.29	Collateral	4

1.30	Confirmation Date	4

1.31	Confirmation Hearing	4

1.32	Confirmation Order	4

1.33	Cure	4

1.34	Debtors	4

1.35	Disbursement Agent	4

1.36	Disclosure Statement	4

1.37	Disputed Claim	4

1.38	Distribution Record Date	5

1.39	Effective Date	5

1.40	Emergence Bonus Plan	5

1.41	Equity Incentive Plan	5

1.42	Equity Interest	5

1.43	Estate	5

1.44	Exit Facility	5

1.45	Exit Facility Agent	5

1.46	Exit Facility Documents	5

1.47	Final Order	5

1.48	General Unsecured Claim	6

1.49	Group Tax Returns	6

1.50	Indentures	6

1.51	Indenture Trustee	6

1.52	Indenture Trustee Claims	6

1.53	Intercompany Claim	6

1.54	Lien	6

1.55	Linear	6

1.56	Local Bankruptcy Rules	7

1.57	Management Agreement	7

1.58	New Common Stock	7

1.59	New Nortek Senior Secured Indenture	7

1.60	New Nortek Senior Secured Notes	7

1.61	New Warrants	7

1.62	New Warrant Agreement	7

1.63	Nortek	7

1.64	Nortek Equity Interest	7

1.65	Nortek Group	7

1.66	Nortek General Unsecured Claim	7

1.67	Nortek Holdings	8

1.68	Nortek Holdings Equity Interest	8

1.69	Nortek Holdings General Unsecured Claim	8

1.70	Nortek Holdings Secured Claim	8

1.71	Nortek Other Secured Claim	8

1.72	Noteholder Consent	8

1.73	NTK 10 ¾% Indenture	8

1.74	NTK 10 ¾% Notes	8

1.75	NTK 10 ¾% Notes Claims	8

1.76	NTK Holdings	8

1.77	NTK Holdings Equity Interest	8

1.78	NTK Holdings General Unsecured Claim	8

1.79	NTK Holdings Secured Claim	8

1.80	NTK Holdings Senior Unsecured Loan Agreement	9

1.81	NTK Holdings Senior Unsecured Loan Claim	9

1.82	NTK Holdings Senior Unsecured Loans	9

1.83	NTK Lender Agent	9

1.84	NTK Lender Agent Claims	9

1.85	NTK Shareholders	9

1.86	Parent Company Intercompany Claims	9

1.87	Person	9

1.88	Petition Date	9

1.89	Plan Supplement	9

1.90	Prepackaged Plan	10

1.91	Priority Non-Tax Claim	10

1.92	Priority Tax Claim	10

1.93	Rangaire	10

1.94	Registration Rights Agreement	10

1.95	Reinstatement Alternative	10

1.96	Released Parties	10

1.97	Reorganization Cases	11

1.98	Reorganized Debtor	11

1.99	Reorganized Nortek	11

1.100	Restated Bylaws	11

1.101	Restated Certificate of Incorporation	11

1.102	Restructuring Agreement	11

1.103	Secured Claim	11

1.104	Sponsor	11

1.105	Sponsor Affiliate	11

1.106	Sponsor Expense Claims	11

1.107	Subsidiary Debtors	12

1.108	Tax Code	12

1.109	Temtrol	12

B. Rules of Interpretation.	12

ARTICLE II	PROVISIONS FOR PAYMENT OF UNCLASSIFIED ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS	13

2.1	Administrative Expense Claims	13

2.2	Professional Compensation and Reimbursement Claims	14

2.3	Secured Tax Claims	14

2.4	Priority Tax Claims	14

ARTICLE III	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	15

ARTICLE IV	TREATMENT OF CLAIMS AND EQUITY INTERESTS	17

4.1	NTK Holdings Class 1 – NTK Holdings Priority Non-Tax Claims	17

4.2	NTK Holdings Class 2 – NTK 10 ¾% Notes Claims	17

4.3	NTK Holdings Class 3 – NTK Holdings Senior Unsecured Loan Claims	17

4.4	NTK Holdings Class 4 – NTK Holdings Secured Claims.	18

4.5	NTK Holdings Class 5 – NTK Holdings General Unsecured Claims	19

4.6	NTK Holdings Class 6 – NTK Holdings Equity Interests.	19

4.7	Nortek Holdings Class 1 – Nortek Holdings Priority Non-Tax Claims.	19

4.8	Nortek Holdings Class 2 – Nortek Holdings Secured Claims	20

4.9	Nortek Holdings Class 3 – Nortek Holdings General Unsecured Claims	20

4.10	Nortek Holdings Class 4 – Nortek Holdings Equity Interests	21

4.11	Nortek Class 1 – Nortek Priority Non-Tax Claims	21

4.12	Nortek Class 2 – ABL Facility Claims	21

4.13	Nortek Class 3 – 10% Notes Claims.	22

4.14	Nortek Class 4 –Nortek Other Secured Claims.	22

4.15	Nortek Class 5 – 8 ½% Notes Claims	23

4.16	Nortek Class 6 – 9 ⅞% Notes Claims.	23

4.17	Nortek Class 7 – Nortek General Unsecured Claims.	24

4.18	Nortek Class 8 – Intercompany Claims	24

4.19	Nortek Class 9 – Parent Company Intercompany Claims	25

4.20	Nortek Class 10 – Nortek Equity Interests	25

ARTICLE V	IDENTIFICATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION	25

5.1	Holders of Claims and Equity Interests Entitled to Vote	26

5.2	Holders of Claims and Equity Interests Not Entitled to Vote	26

5.3	Nonconsensual Confirmation	26

ARTICLE VI	MEANS OF IMPLEMENTATION AND POST-EFFECTIVE DATE GOVERNANCE	26

6.1	Substantive Consolidation	26

6.2	Corporate Action	27

6.3	Other Internal Restructurings	28

6.4	Issuance of New Notes	29

6.5	Issuance of New Common Stock	29

6.6	Issuance of New Warrants	30

6.7	Cancellation of Existing Securities and Agreements	30

6.8	Surrender of Existing Securities	30

6.9	Agreements with Existing Management	31

6.10	Equity Incentive Plan	31

6.11	Emergence Bonus Plan	31

6.12	Cancellation of Liens	31

6.13	Compromise of Controversies	31

6.14	Confirmation of Reorganization Plans by Less Than All Debtors	32

ARTICLE VII	PROVISIONS GOVERNING DISTRIBUTIONS	32

7.1	Date of Distributions on Account of Allowed Claims	32

7.2	Sources of Cash for Plan Distribution	32

7.3	Disbursement Agent	32

7.4	Rights and Powers of Disbursement Agent	32

7.5	Expenses of the Disbursement Agent	33

7.6	Record Date for Distribution	33

7.7	Delivery of Distributions	33

7.8	Indenture Trustee and NTK Lender Agent	33

7.9	Manner of Payment Under Prepackaged Plan	34

7.10	Fractional Shares	34

7.11	Setoffs and Recoupment	35

7.12	Distributions After Effective Date	35

7.13	Exemption from Securities Law	35

7.14	Allocation of Payments	35

7.15	No Postpetition Interest on Claims	35

ARTICLE VIII	PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PREPACKAGED PLAN	36

8.1	Disputed Claims/Process	36

8.2	Objections to Claims	36

8.3	No Distributions Pending Allowance	36

8.4	Distributions After Allowance	36

ARTICLE IX	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	37

9.1	Assumption and Rejection of Contracts and Leases	37

9.2	Payments Related to Assumption of Contracts and Leases	37

9.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases	38

9.4	Compensation and Benefit Plans and Treatment of Retiree Benefits	38

ARTICLE X	CONDITIONS PRECEDENT TO EFFECTIVE DATE	38

10.1	Conditions Precedent to Effective Date of Prepackaged Plan	38

10.2	Waiver of Conditions Precedent	39

10.3	Reservation of Rights	39

10.4	Substantial Consummation	39

ARTICLE XI	EFFECT OF CONFIRMATION	39

11.1	Vesting of Assets	39

11.2	Binding Effect	40

11.3	Discharge of the Debtors	40

11.4	Exculpation	40

11.5	Releases By the Debtors	41

11.6	Releases By Holders of Claims and Equity Interests	41

11.7	Waiver of Avoidance Actions	42

11.8	Term of Injunctions or Stays	42

11.9	Termination of Subordination Rights and Settlement of Related Claims	43

11.10	Indemnification Obligations	43

11.11	Preservation of Claims.	44

ARTICLE XII	RETENTION OF JURISDICTION	45

ARTICLE XIII	MISCELLANEOUS	46

13.1	Payment of Statutory Fees	46

13.2	Payment of Indenture Trustee Fees and NTK Lender Agent Fees	46

13.3	Filing of Additional Documents	47

13.4	Schedules and Exhibits Incorporated	47

13.5	Intercompany Claims	47

13.6	Amendment or Modification of the Prepackaged Plan.	47

13.7	Inconsistency	48

13.8	Section 1125(e) of the Bankruptcy Code	48

13.9	Compliance with Tax Requirements	48

13.10	Exemption from Transfer Taxes	48

13.11	Determination of Tax Filings and Taxes	49

13.12	Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment	50

13.13	Severability of Provisions in the Prepackaged Plan	50

13.14	Governing Law	51

13.15	No Admissions	51

13.16	Registration Rights for certain holders of New Common Stock	51

13.17	Future Public Listing	51

13.18	Notices	52

ARTICLE I

DEFINITIONS AND INTERPRETATION

A.           Definitions.

The following terms used herein shall have the respective meanings set forth below:

1.1    8 ½% Indenture means that certain indenture, dated as of August 27, 2004, between Nortek, the Indenture Trustee, and the Subsidiary Debtors as guarantors, pursuant to which the 8 ½% Notes were issued.

1.2    8 ½% Indenture Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the 8 ½% Notes or the 8 ½% Indenture.

1.3   8 ½% Notes means those certain 8 ½% Senior Subordinated Notes due 2014 issued by Nortek pursuant to the 8 ½% Indenture.

1.4    8 ½% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 8 ½% Notes or the 8 ½% Indenture.

1.5    9 ⅞% Indenture means that certain indenture, dated as of June 12, 2001, between Nortek and State Street Bank and Trust Company as Trustee, pursuant to which the 9 ⅞% Notes were issued, as amended by that certain first supplemental indenture, dated August 5, 2004, between Nortek and the Indenture Trustee as successor-in-interest to State Street Bank and Trust Company.

1.6    9 ⅞% Notes means those certain 9 ⅞% Series A and Series B Senior Subordinated Notes due 2011 issued by Nortek pursuant to the 9 ⅞% Indenture.

1.7    9 ⅞% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 9 ⅞% Notes or the 9 ⅞% Indenture.

1.8    10% Indenture means that certain indenture, dated as of May 20, 2008, among Nortek, the Indenture Trustee, and the Subsidiary Debtors as guarantors, pursuant to which the 10% Notes were issued.

1.9    10% Indenture Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the 10% Notes or the 10% Indenture.

1.10    10% Notes means those certain 10% Senior Secured Notes due 2013 issued by Nortek pursuant to the 10% Indenture.

1.11   10% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 10% Notes or the 10% Indenture.

1.12   ABL Facility Agent means Bank of America, N.A., as administrative agent under the ABL Facility Agreement.

1.13   ABL Facility Agreement means that certain Credit Agreement, dated as of May 20, 2008, as amended from time to time, among Nortek, as the specified U.S. Borrower, Ventrol Air Handling Systems Inc., as the Canadian Borrower, the other borrowers named therein, Bank of America, N.A., as administrative agent, and certain lenders.

1.14   ABL Facility Claim means any Claim against Nortek or the Subsidiary Debtors, arising under or in connection with, the ABL Facility Agreement.

1.15   ABL Facility Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the ABL Facility Agreement.

1.16   Ad Hoc Committee means that certain ad hoc committee comprised of certain holders of the 10% Notes, 8 ½% Notes and the NTK 10 ¾% Notes that are represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP as provided for in their engagement letter dated as of July 29, 2009.

1.17   Ad Hoc Committee Claims means all reasonable fees and expenses incurred by the professional advisors to the Ad Hoc Committee and its members, consisting of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Young, Conaway, Stargatt & Taylor LLP and Moelis & Company, pursuant to the terms of their respective prepetition engagement letters, in each case, without any requirement for the filing of retention applications, fee applications or any other applications in the Debtors’ Reorganization Cases, which, in each case shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person.

1.18   Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Debtors’ Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Debtors’ estates, (ii) any actual and necessary costs and expenses of operating the Debtors’ businesses, (iii) any indebtedness or obligations incurred or assumed by the Debtors during the Debtors’ Reorganization Cases, (iv) any compensation for professional services rendered and reimbursement of expenses incurred by the advisors to the Debtors, (v) Sponsor Expense Claims and (vi) Ad Hoc Committee Claims.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.1 hereof.  Section (v) hereof shall only be an Administrative Expense Claim if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as holders of any Claim for which they are entitled to vote, votes such Claim affirmatively for the Prepackaged Plan and does not object to it.

1.19   Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which the Debtors do not object, or (ii) as to which any objection (by any party) has been determined by a Final Order to the extent any interposed objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court pursuant to Sections 8.1 hereof, or (c) any Claim or Equity Interest expressly allowed hereunder.

1.20   Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

1.21   Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the Debtors’ Reorganization Cases.

1.22   Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code.

1.23   Benefit Plans means all benefit plans, policies, and programs sponsored by the Debtors, including all savings plans and health and welfare plans.

1.24   Business Day means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.25   Cash means legal tender of the United States of America.

1.26   Causes of Action has the meaning ascribed to such term in Section 11.12 hereof.

1.27   Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.28   Class means any group of substantially similar Claims or Equity Interests classified hereby pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.29   Collateral means any property or interest in property of the estate of any of the Debtors subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.30   Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.31   Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Prepackaged Plan, as such hearing may be adjourned or continued from time to time.

1.32   Confirmation Order means the order or orders of the Bankruptcy Court confirming the Prepackaged Plan.

1.33   Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.34   Debtors has the meaning ascribed to such term in the introduction.

1.35   Disbursement Agent means any Person in its capacity as a disbursement agent under Section 7.3 hereof.

1.36   Disclosure Statement means that certain disclosure statement relating to the Prepackaged Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time with the reasonable consent of the Debtors and with Noteholder Consent, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

1.37   Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the Prepackaged Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation prior to the Confirmation Date in accordance with the Prepackaged Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.38   Distribution Record Date means, other than with respect to any publicly held securities, the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.

1.39   Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 10.1 hereof shall have been satisfied or waived as provided in Section 10.2 hereof; provided, however, that if a stay, injunction or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar prohibition is no longer in effect.

1.40   Emergence Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Nortek providing for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $2 million in the aggregate to officers and key employees of the Debtors and their affiliates with no more than $500,000 paid to any one individual, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date.

1.41   Equity Incentive Plan means a management equity incentive plan, substantially in the form to be annexed to the Plan Supplement.
1.42   Equity Interest means the interest of any holders of equity securities of any of the Debtors represented by issued and outstanding shares of common or preferred stock or other instruments evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.
1.43   Estate means the estate of each of the Debtors as created under section 541 of the Bankruptcy Code.

1.44   Exit Facility means the revolving loan and letter of credit facility to be provided to Reorganized Nortek and the other borrowers named therein, pursuant to the terms and conditions of the Exit Facility Documents.

1.45   Exit Facility Agent means the administrative agent under the Exit Facility, or any successor administrative agent thereunder.

1.46   Exit Facility Documents means those documents evidencing the terms of the Exit Facility attached to the Plan Supplement.

1.47   Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.48   General Unsecured Claim means any Claim against any Debtor other than an 8 ½% Indenture Guarantee Claim, 8 ½% Notes Claim, 9 ⅞% Notes Claim, 10% Indenture Guarantee Claim, 10% Notes Claim, ABL Facility Claim, NTK Holdings Senior Unsecured Loan Agreement Claim, NTK 10 ¾% Notes Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, Parent Company Intercompany Claim, Nortek Holdings Secured Claim, NTK Holdings Secured Claim or Nortek Other Secured Claim.

1.49   Group Tax Returns has the meaning ascribed to such term in Section 13.11(a) hereof.

1.50   Indentures means the 8 ½% Indenture, the 9 ⅞% Indenture, the 10% Indenture, and the NTK 10 ¾% Indenture.

1.51   Indenture Trustee means U.S. Bank National Association and/or its successors, as indenture trustee under the 8 ½% Indenture, 9 ⅞% Indenture, 10% Indenture, and the NTK 10 ¾% Indenture.

1.52   Indenture Trustee Claims means the reasonable fees, costs, and expenses incurred by the Indenture Trustee under the Indentures in the performance of its duties and as provided under the Indentures (including the reasonable fees, costs, and expenses incurred by the Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the applicable indenture.

1.53   Intercompany Claim means any Claim against Nortek or any Subsidiary Debtor held by another Debtor, except a Parent Company Intercompany Claim.

1.54   Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.55   Linear means Linear LLC.

1.56   Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of Delaware.

1.57   Management Agreement means that certain Management Agreement, dated as of August 27, 2004, among Nortek Holdings, Nortek and Sponsor.

1.58   New Common Stock means the new common stock, par value $.01 per share, issued by Nortek on the Effective Date, as further described in the Disclosure Statement in the section thereof titled “Description of New Common Stock,” of which twenty million (20,000,000) shares shall be authorized pursuant to the Restated Certificate of Incorporation and up to fifteen million (15,000,000) shares shall be issued pursuant to the Prepackaged Plan.

1.59   New Nortek Senior Secured Indenture means that certain indenture pursuant to which the New Nortek Senior Secured Notes may be issued, substantially in the form to be included in the Plan Supplement.

1.60   New Nortek Senior Secured Notes means those certain new 11% senior secured notes that may be issued by Nortek pursuant to the New Nortek Senior Secured Indenture, as further described in the Disclosure Statement in the section titled “Description of New Nortek Senior Secured Notes” or if Nortek Class 3 votes to reject the Prepackaged Plan and the Debtors do not exercise the Reinstatement Alternative, such other notes having the terms necessary to satisfy the requirements of section 1129(b) of the Bankruptcy Code as set forth in section 4.13(b).

1.61   New Warrants means warrants issued by Nortek, to acquire New Common Stock, as further described in the “Description of New Warrants” section in the Disclosure Statement, and governed by the New Warrant Agreement.

1.62   New Warrant Agreement means the warrant agreement governing the New Warrants, substantially in the form to be included in the Plan Supplement.

1.63   Nortek means Nortek, Inc.

1.64   Nortek Equity Interest means any Equity Interest in Nortek.

1.65   Nortek Group means (i) the affiliated group of corporations, within the meaning of section 1504 of the Tax Code, of which NTK Holdings is the common parent, and (ii) any other group of corporations filing consolidated, combined or unitary tax returns for state or local tax purposes of which NTK Holdings or Nortek Holdings is the common parent.

1.66   Nortek General Unsecured Claim means any Claim against Nortek or any Subsidiary Debtor other than an 8 ½% Indenture Guarantee Claim, 8 ½% Notes Claim, 9 ⅞% Notes Claim, 10% Indenture Guarantee Claim, 10% Notes Claim, ABL Facility Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, Parent Company Intercompany Claim, or Nortek Other Secured Claim.

1.67   Nortek Holdings means Nortek Holdings, Inc.

1.68   Nortek Holdings Equity Interest means any Equity Interest in Nortek Holdings.

1.69   Nortek Holdings General Unsecured Claim means any Claim against Nortek Holdings other than an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim or Nortek Holdings Secured Claim.

1.70   Nortek Holdings Secured Claim  means any Secured Claim against Nortek Holdings.

1.71   Nortek Other Secured Claim means any Secured Claim against Nortek and the Subsidiary Debtors, other than a 10% Notes Claim or an ABL Facility Claim.

1.72   Noteholder Consent means the reasonable consent of the majority in principal amount of the holders of 8 ½% Notes that are members of the Ad Hoc Committee.

1.73   NTK 10 ¾% Indenture means that certain indenture, dated as of February 15, 2005, between NTK Holdings and the Indenture Trustee, pursuant to which the NTK 10 ¾ % Notes were issued.

1.74   NTK 10 ¾% Notes means those certain 10 ¾ % Senior Discount Notes due 2014 issued by NTK Holdings pursuant to the NTK 10 ¾ % Indenture.

1.75   NTK 10 ¾% Notes Claims means any Claim against NTK Holdings arising under or in connection with the NTK 10 ¾ % Notes or the NTK 10 ¾ % Indenture.

1.76   NTK Holdings means NTK Holdings, Inc.

1.77   NTK Holdings Equity Interest means any Equity Interest in NTK Holdings.

1.78   NTK Holdings General Unsecured Claim means any Claim against NTK Holdings other than an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, NTK Holdings Senior Unsecured Loan Claim, NTK 10 ¾ % Notes Claim and an NTK Holdings Secured Claim.

1.79   NTK Holdings Secured Claim means any Secured Claim against NTK Holdings.

1.80   NTK Holdings Senior Unsecured Loan Agreement means that certain Senior Unsecured Loan Agreement, dated as of May 10, 2006, among NTK Holdings, as borrower, the NTK Lender Agent, and the lenders named therein.

1.81   NTK Holdings Senior Unsecured Loan Claim means any Claim against NTK Holdings, arising under or in connection with, the NTK Holdings Senior Unsecured Loan Agreement.

1.82   NTK Holdings Senior Unsecured Loans means, at any point in time, the amount of outstanding borrowings made by NTK Holdings pursuant to the NTK Holdings Senior Unsecured Loan Agreement.

1.83   NTK Lender Agent means Goldman Sachs Credit Partners L.P., as administrative agent under the NTK Holdings Senior Unsecured Loan Agreement.

1.84   NTK Lender Agent Claims  means the reasonable fees, costs, and expenses incurred by the NTK Lender Agent under the NTK Holdings Senior Unsecured Loan Agreement in the performance of its duties and as provided under the NTK Holdings Senior Unsecured Loan Agreement (including the reasonable fees, costs, and expenses incurred by the NTK Lender Agent’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the NTK Holdings Senior Unsecured Loan Agreement.

1.85   NTK Shareholders means (i) THL-Nortek Investors, LLC, (ii) the holders of equity interests in THL-Nortek Investors, LLC as of the Petition Date or the Effective Date, and (iii) the controlled affiliates of the entities in (i)-(ii) (other than the “portfolio companies” controlled or managed by them and Nortek).

1.86   Parent Company Intercompany Claims means any Claim held by NTK Holdings or Nortek Holdings against Nortek and/or any Subsidiary Debtor.

1.87   Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.88   Petition Date means the date on which each of the respective Debtors files its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.

1.89   Plan Supplement means the compilation of documents and exhibits relevant to the implementation of the Prepackaged Plan filed with the Bankruptcy Court not later than ten (10) days prior to the deadline for filing objections to the Prepackaged Plan, each in form and substance, including any alteration, amendment, modification or supplement, subject to the reasonable consent of the Debtors and Noteholder Consent, including the Restated Certificate of Incorporation, the Restated Bylaws, the New Nortek Senior Secured Notes Indenture, the New Warrant Agreement, the Equity Incentive Plan, the Emergence Bonus Plan, the Registration Rights Agreement, any amendment or replacement to the existing ABL Facility Agreement and the schedule of executory contracts and unexpired leases to be rejected.  In addition, the Plan Supplement shall include the list of the initial members of the board of directors and officers of the Reorganized Debtors, to be selected in accordance with Section 6.2(c) hereof.

1.90   Prepackaged Plan means this prepackaged plan of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement.

1.91   Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.92   Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.93   Rangaire means Rangaire LP, Inc.

1.94   Registration Rights Agreement means the agreement, substantially in the form to be included in the Plan Supplement.

1.95   Reinstatement Alternative means the Debtors’ option to reinstate the 10% Notes Claims and treat such Claims as unimpaired pursuant to section 1124 of the Bankruptcy Code.

1.96   Released Parties means (i) any holder signatory to the Restructuring Agreement that is a holder of 8 ½% Notes, 10% Notes, or NTK 10 ¾% Notes and such holder’s successors and assigns thereunder; (ii) the Indenture Trustee; (iii) the Ad Hoc Committee and its members; (iv) the NTK Shareholders, (v) the Sponsor and Sponsor Affiliates, provided, however, that the Sponsor and Sponsor Affiliates shall only be Released Parties if the Sponsor, any Sponsor Affiliate and any transferee thereof (as applicable) votes, as a holder of any Claim for which it is entitled to vote, affirmatively for the Prepackaged Plan and does not object to it; (vi) the lenders and administrative agent under the NTK Holdings Senior Unsecured Loan Agreement and the ABL Facility Agreement and their respective successors and assigns; (vii) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Debtors; (viii) the lenders and administrative agent under the Exit Facility Documents and their respective successors and assigns; (ix) the Debtors; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix) hereof; provided, however, that professional advisors and attorneys in clause (x) shall only include those that provided services related to the transactions contemplated by this Prepackaged Plan, and/or the Restructuring Agreement (and any predecessor restructuring transaction), including the acquisition of any financing related to any such transactions; and (xi) the directors, officers, affiliates, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof.

1.97   Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on [__], 2009, in the United States District Court for the District of Delaware and styled In re NTK Holdings, Inc., et al., 09-[ ] (Jointly Administered).

1.98   Reorganized Debtor means any of the Debtors after the Effective Date.

1.99   Reorganized Nortek means Nortek after the Effective Date.

1.100   Restated Bylaws means the amended and restated bylaws to be adopted by Nortek upon the Effective Date, substantially in the form to be included in the Plan Supplement.

1.101   Restated Certificate of Incorporation means the second amended and restated certificate of incorporation to be adopted by Nortek and filed with the Secretary of State of the State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.

1.102   Restructuring Agreement means that certain agreement, dated September 3, 2009, by and among the Debtors, and certain holders of the 8 ½% Notes, 10% Notes, and NTK 10 ¾% Notes, as amended.

1.103   Secured Claim means, with respect to any Claim against any Debtor, that portion which, pursuant to section 506 of the Bankruptcy Code, is (a) secured by a valid, perfected and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Prepackaged Plan (subject to the occurrence of the Effective Date).  The defined term Secured Claim includes any Claim that is:  (i) subject to an offset right under applicable law, and (ii) a secured claim against a Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.

1.104   Sponsor means THL Managers V, LLC.

1.105   Sponsor Affiliate means any Affiliate of the Sponsor or any fund managed by an Affiliate of the Sponsor.

1.106   Sponsor Expense Claims  means all reasonable fees and expenses incurred by Ropes & Gray LLP solely to the extent related to advising and representing the Sponsor, in its capacity as such, and any Sponsor Affiliates in their capacities as holders of Claims or Equity Interests, pursuant to the terms of their prepetition engagement arrangements, without any requirement for the filing of retention applications, fee applications or any other applications in the Debtors’ Reorganization Cases, which, in each case shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person; provided, however, that Sponsor Expense Claims incurred after the Petition Date shall be Allowed only in an aggregate amount not to exceed $250,000.

1.107   Subsidiary Debtors means Aigis Mechtronics, Inc., Broan-Mexico Holdings, Inc., Broan-NuTone LLC, Broan-NuTone Storage Solutions LP, CES Group, Inc., CES International Ltd., Cleanpak International, Inc., Elan Home Systems, L.L.C., Gefen, Inc., Governair Corporation, GTO, Inc., HC Installations, Inc., HomeLogic LLC, Huntair, Inc., International Electronics, LLC, Linear LLC, Linear H.K. LLC, Lite Touch, Inc., Magenta Research Ltd., Mammoth-Webco, Inc., Niles Audio Corporation, Nordyne Inc., Nordyne International, Inc., Nortek International, Inc., NuTone LLC, OmniMount Systems, Inc., Operator Specialty Company, Inc., Pacific Zephyr Range Hood, Inc., Panamax Inc., Rangaire GP, Inc., Rangaire LP, Inc., Secure Wireless, Inc., Speakercraft, Inc., Temtrol, Inc., Xantech Corporation and Zephyr Corporation.

1.108   Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

1.109   Temtrol means Temtrol, Inc.

B.           Rules of Interpretation.

For purposes of the Prepackaged Plan:  (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) unless otherwise specified, any reference in the Prepackaged Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Prepackaged Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to a Person as a holder of a Claim or Equity Interest includes that Person’s successors and assigns; (5) unless otherwise specified, all references in the Prepackaged Plan to articles are references to articles of the Prepackaged Plan; (6) unless otherwise specified, all references in the Prepackaged Plan to exhibits are references to exhibits in the Plan Supplement; (7) the words “herein,” “hereof,” and “hereby” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to articles of the Prepackaged Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise set forth in the Prepackaged Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form in the Prepackaged Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to docket numbers of documents filed in the Debtors’ Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Debtors’ Reorganization Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

PROVISIONS FOR PAYMENT OF UNCLASSIFIED

ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS

2.1 Administrative Expense Claims.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of Ad Hoc Committee Claims and Sponsor Expense Claims, in the ordinary course of business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee or other application with the Bankruptcy Court, but no later than the Effective Date, (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions, or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and the Debtors.  Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date and will receive payment on the later of (i) the date such Disputed Allowed Administrative Expense Claim becomes Allowed and (ii) the date on which such payment would be made in the ordinary course of the Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.  Notwithstanding the foregoing, any Indenture Trustee Claims related to the 10 ¾% Notes and any NTK Lender Agent Claims shall only be deemed Administrative Expense Claims and paid, on or after the Effective Date, if the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.

2.2 Professional Compensation and Reimbursement Claims.

Except as provided in Section 2.1 hereof, all Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3 Secured Tax Claims.

Except to the extent that a holder of an Allowed Secured Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Secured Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.

2.4 Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.

ARTICLE III

CLASSIFICATION OF CLAIMS

AND EQUITY INTERESTS

The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors (but not NTK Holdings and Nortek Holdings) for purposes of the Prepackaged Plan only.  Accordingly, for purposes of the Prepackaged Plan, the assets and liabilities of Nortek and the Subsidiary Debtors are deemed the assets and liabilities of a single, consolidated Person.

The categories of Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Prepackaged Plan as follows:

Class	Designation	Impairment	Entitled to Vote
NTK Holdings Class 1	NTK Holdings Priority Non-Tax Claim	Unimpaired	No (deemed to accept)
NTK Holdings Class 2	NTK 10 ¾% Notes Claims	Impaired	Yes
NTK Holdings Class 3	NTK Holdings Senior Unsecured Loan Claims	Impaired	Yes
NTK Holdings Class 4	NTK Holdings Secured Claims	Unimpaired	No (deemed to accept)
NTK Holdings Class 5	NTK Holdings General Unsecured Claims	Unimpaired	No (deemed to accept)
NTK Holdings Class 6	NTK Holdings Equity Interests	Impaired	No (deemed to reject)
Nortek Holdings Class 1	Nortek Holdings Priority Non-Tax Claim	Unimpaired	No (deemed to accept)
Nortek Holdings Class 2	Nortek Holdings Secured Claims	Unimpaired	No (deemed to accept)
Nortek Holdings Class 3	Nortek Holdings General Unsecured Claims	Unimpaired	No (deemed to accept)
Nortek Holdings Class 4	Nortek Holdings Equity Interests	Impaired	No (deemed to reject)
Nortek Class 1	Priority Non-Tax Claim	Unimpaired	No (deemed to accept)
Nortek Class 2	ABL Facility Claims	Unimpaired	No (deemed to accept)
Nortek Class 3	10% Notes Claims	May be Impaired	Yes
Nortek Class 4	Nortek Other Secured Claims	Unimpaired	No (deemed to accept)
Nortek Class 5	8 ½% Notes Claims	Impaired	Yes
Nortek Class 6	9 ⅞% Notes Claims	Impaired	Yes
Nortek Class 7	General Unsecured Claims	Unimpaired	No (deemed to accept)
Nortek Class 8	Nortek Intercompany Claims	May be Impaired	Yes
Nortek Class 9	Parent Company Intercompany Claims	Impaired	Yes
Nortek Class 10	Nortek Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1   NTK Holdings Class 1 – NTK Holdings Priority Non-Tax Claims.

(a)   Impairment and Voting.  NTK Holdings Class 1 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed NTK Holdings Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed NTK Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such NTK Holdings Priority Non-Tax Claim.

4.2   NTK Holdings Class 2 – NTK 10 ¾% Notes Claims.

(a)   Allowance, Impairment and Voting.  The NTK 10 ¾% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $403 million, plus (ii) the accreted but unpaid interest under the NTK 10 ¾% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK 10 ¾% Indenture), except to the extent that Claims of the Indenture Trustee under the NTK 10 ¾% Indenture are otherwise provided to be paid or satisfied.  NTK Holdings Class 2 is impaired by the Prepackaged Plan.  Each holder of an Allowed NTK 10 ¾% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, except to the extent that the holder of an Allowed NTK 10 ¾% Notes Claim agrees to less favorable treatment, each holder of a NTK 10 ¾% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of NTK 10 ¾% Notes held by each holder) of 1.1762% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants.

4.3	NTK Holdings Class 3 – NTK Holdings Senior Unsecured Loan Claims.

(a)   Allowance, Impairment and Voting.  The NTK Holdings Senior Unsecured Loan Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $262 million, plus (ii) the accrued but unpaid interest under the NTK Holdings Senior Unsecured Loan Agreement as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK Holdings Senior Unsecured Loan Agreement), except to the extent that Claims of the NTK Lender Agent under the NTK Holdings Senior Unsecured Loan Agreement are otherwise provided to be paid or satisfied.  NTK Holdings Class 3 is impaired by the Prepackaged Plan.  Each holder of an Allowed NTK Holdings Senior Unsecured Loan Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, except to the extent that the holder of an Allowed NTK Holdings Senior Unsecured Loan Claim agrees to less favorable treatment, each holder of a NTK Holdings Senior Unsecured Loan Claim shall receive such holder’s pro rata share (based upon the principal amount of NTK Holdings Senior Unsecured Loans held by each holder) of 0.8238% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants.
4.4   NTK Holdings Class 4 – NTK Holdings Secured Claims.
(a) Allowance, Impairment and Voting.  NTK Holdings Class 4 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed NTK Holdings Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed NTK Holdings Secured Claim agrees to less favorable treatment, each Allowed NTK Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed NTK Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such NTK Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed NTK Holdings Secured Claim to the extent of the value of the holder of such Allowed NTK Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed NTK Holdings Secured Claim and any interest on such Allowed NTK Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

4.5	NTK Holdings Class 5 – NTK Holdings General Unsecured Claims.

(a)   Allowance, Impairment and Voting.  NTK Holdings Class 5 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed NTK Holdings General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed NTK Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed NTK Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NTK Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed NTK Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed NTK Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and (iii) the date otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.

4.6   NTK Holdings Class 6 – NTK Holdings Equity Interests.

(a)   Impairment and Voting.  Class 6 is impaired by the Prepackaged Plan.  Each holder of an Allowed NTK Holdings Equity Interest shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, all existing NTK Holdings Equity Interests shall be cancelled, and the holders of the Allowed NTK Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed NTK Holdings Equity Interests.  Unless THL-Nortek Investors, LLC (including the THL Holders, as defined in the Amended and Restated Limited Liability Company Agreement of THL-Nortek Investors, LLC as amended to date) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law.

4.7	Nortek Holdings Class 1 – Nortek Holdings Priority Non-Tax Claims.

(a)   Impairment and Voting.  Nortek Holdings Class 1 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Holdings Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Nortek Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Nortek Holdings Priority Non-Tax Claim.

4.8	Nortek Holdings Class 2 – Nortek Holdings Secured Claims.

(a)   Allowance, Impairment and Voting.  Nortek Holdings Class 2 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Holdings Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Holdings Secured Claim agrees to less favorable treatment, each Allowed Nortek Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Holdings Secured Claim to the extent of the value of the holder of such Allowed Nortek Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Holdings Secured Claim and any interest on such Allowed Nortek Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

4.9	Nortek Holdings Class 3 – Nortek Holdings General Unsecured Claims.

(a)   Allowance, Impairment and Voting.  Nortek Holdings Class 3 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Holdings General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.

4.10  Nortek Holdings Class 4 – Nortek Holdings Equity Interests.

(a)   Impairment and Voting.  Nortek Holdings Class 4 is impaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Holdings Equity Interest is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Holdings Equity Interests shall be cancelled, and the holders of the Allowed Nortek Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Holdings Equity Interests.  Notwithstanding the foregoing, unless otherwise determined by the Debtor, subject to Noteholder Consent, the corporate existence of Nortek Holdings shall continue and Nortek Holdings shall not be liquidated, wound up or dissolved.  Following the Effective Date during such time as the reinstated 10% Notes remain outstanding, if funds are required by Nortek Holdings to pay franchise taxes and similar items necessary to maintain Nortek Holdings' corporate existence, such funds shall be advanced to Nortek Holdings by Reorganized Nortek.

4.11  Nortek Class 1 – Nortek Priority Non-Tax Claims.

(a)   Impairment and Voting.  Nortek Class 1 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

4.12  Nortek Class 2 – ABL Facility Claims.

(a)   Allowance, Impairment and Voting.  The ABL Facility Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $165,000,000, plus (ii) $21,684,000 of outstanding letters of credit under the United States portion of the ABL Facility, plus (iii) the accrued but unpaid interest under the ABL Facility Agreement as of the Effective Date, plus (iv) all other Obligations (as defined in the ABL Facility Agreement), except to the extent that Claims under the ABL Facility Agreement are otherwise provided to be paid or satisfied.  Nortek Class 2 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed ABL Facility Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practical, absent an agreement to amend the existing ABL Facility, each holder of an Allowed ABL Facility Claim shall be paid an amount in Cash equal to the Allowed amount of such ABL Facility Claim.

4.13  Nortek Class 3 – 10% Notes Claims.

(a)   Allowance, Impairment and Voting.  The 10% Notes Claims shall be Allowed in an amount of (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied.  Nortek Class 3 may be impaired by the Prepackaged Plan.  Each holder of an Allowed 10% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such note shall be disregarded and such Claims will be unimpaired if the Debtors exercise the Reinstatement Alternative.

(b)   Distributions.  On the Effective Date, if Nortek Class 3 votes to reject the Prepackaged Plan, such Class will be (i) treated as unimpaired and reinstated in its entirety or (ii) receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code (provided that such treatment shall not provide for (x) a lower interest rate, later maturity, modified call protection, any other material economic term, or different security interest priority than is currently provided for in the 10% Notes or (y) a distribution of New Common Stock or other Equity Interest in any Reorganized Debtor).  If Nortek Class 3 votes to accept the Prepackaged Plan, on the Effective Date, such Class will receive from Nortek, in exchange for such Claim, (x) its pro rata share of New Senior Secured Notes having an aggregate principal amount equal to (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied, and (y) its pro rata share of 5% of the number of shares of New Common Stock outstanding on the Effective Date.

4.14  Nortek Class 4 –Nortek Other Secured Claims.

(a)   Allowance, Impairment and Voting.  Nortek Class 4 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Other Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Other Secured Claim agrees to less favorable treatment, each Allowed Nortek Other Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Other Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Other Secured Claim to the extent of the value of the holder of such Allowed Nortek Other Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Other Secured Claim and any interest on such Allowed Nortek Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

4.15  Nortek Class 5 – 8 ½% Notes Claims.

(a)   Allowance, Impairment and Voting.  The 8 ½% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $625 million, plus (ii) the accrued but unpaid interest under the 8 ½% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 8 ½% Notes Indenture), except to the extent that the Claim of the Indenture Trustee under the 8 ½% Notes are otherwise provided to be paid or satisfied.  Nortek Class 5 is impaired by the Prepackaged Plan.  Each holder of an Allowed 8 ½% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, except to the extent that the holder of an Allowed 8 ½% Notes Claim agrees to less favorable treatment, each holder of a 8 ½% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claim for such holder’s pro rata share (based upon the principal amount of 8 ½% Notes held by each holder) of 96.4858% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.

4.16  Nortek Class 6 – 9 ⅞% Notes Claims.

(a)   Allowance, Impairment and Voting.  The 9 ⅞% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $10 million, plus (ii) the accrued but unpaid interest under the 9 ⅞% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 9 ⅞% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 9 ⅞% Notes are otherwise provided to be paid or satisfied.  Nortek Class 6 is impaired by the Prepackaged Plan.  Each holder of an Allowed 9 ⅞% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, except to the extent that the holder of an Allowed 9 ⅞% Notes Claim agrees to less favorable treatment, each holder of a 9 ⅞% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of 9 ⅞% Notes held by each holder) of 1.5142% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.

4.17  Nortek Class 7 – Nortek General Unsecured Claims.

(a)   Impairment and Voting  Nortek Class 7 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Nortek General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Nortek General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and or (iii) the date otherwise agreed to by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Nortek General Unsecured Claim in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any Nortek General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.18  Nortek Class 8 – Intercompany Claims.

(a)   Impairment and Voting.  Nortek Class 8 may be impaired by the Prepackaged Plan.  Each holder of an Allowed Intercompany Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.18(b)(i) hereof.

(b)   Distribution.   Except as set forth in Section 6.3 or to the extent that a holder of an Allowed Intercompany Claim agrees to less favorable treatment of such Allowed Intercompany Claim, each Intercompany Claim shall be either (i) reinstated to the extent determined to be appropriate by the Debtors or (ii) adjusted, continued or capitalized, either directly or indirectly, in whole or in part.  Any such transaction may be effected on or subsequent to the Effective Date without any further authorization from the Bankruptcy Court or other action by the holders of Reorganized Nortek Equity Interests.

4.19   Nortek Class 9 – Parent Company Intercompany Claims.

(a)   Impairment and Voting.  Nortek Class 9 is impaired by the Prepackaged Plan.  Each holder of an Allowed Parent Company Intercompany Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)   Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, any Allowed Parent Company Intercompany Claim shall be extinguished, and the holders of any Allowed Parent Company Intercompany Claim shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Parent Company Intercompany Claim; provided, however, that the distributions to creditors in NTK Holdings Class 2 (NTK Holdings 10 ¾% Notes Claim) and the NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claim), if applicable, shall be in consideration, in part, for the extinguishment of any Parent Company Intercompany Claims.

4.20  Nortek Class 10 – Nortek Equity Interests.

(a)   Impairment and Voting.  Nortek Class 10 is impaired by the Prepackaged Plan.  Each holder of an Allowed Nortek Equity Interest is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)   Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Equity Interests shall be cancelled, and the holders of the Allowed Nortek Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Equity Interests.  Except for the changes in Equity Interests resulting from the mergers described in Section 6.3, the Equity Interests of the Subsidiary Debtors shall continue to be owned by Nortek or the applicable Subsidiary Debtor, as applicable, as of the Petition Date.

ARTICLE V

IDENTIFICATION OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR
REJECTION OF THIS PLAN OF REORGANIZATION

5.1   Holders of Claims and Equity Interests Entitled to Vote.

Each of NTK Holdings Class 2 (NTK 10 ¾% Notes Claims), NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claims), Nortek Class 3 (10% Notes Claims), Nortek Class 5 (8 ½% Notes Claims), Nortek Class 6 (9 ⅞% Notes Claims), Nortek Class 8 (Intercompany Claims) and Nortek Class 9 (Parent Company Intercompany Claims) is entitled to vote to accept or reject this Prepackaged Plan.

5.2   Holders of Claims and Equity Interests Not Entitled to Vote.

Each of NTK Holdings Class 1 (NTK Holdings Priority Non-Tax Claim), NTK Holdings Class 4 (NTK Holdings Secured Claims), NTK Holdings Class 5 (NTK Holdings General Unsecured Claims), Nortek Holdings Class 1 (Nortek Holdings Priority Non-Tax Claim), Nortek Holdings Class 2 (Nortek Holdings Secured Claims), Nortek Holdings Class 3 (Nortek Holdings General Unsecured Claims), Nortek Class 1 (Priority Non-Tax Claim), Nortek Class 2 (ABL Facility Claims), Nortek Class 4 (Nortek Other Secured Claims), and Nortek Class 7 (Other General Unsecured Claims) is unimpaired by the Prepackaged Plan and the holders of Allowed Claims or Allowed Equity Interests in each of such Classes are conclusively presumed to have accepted the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.

Each of NTK Holdings Class 6 (NTK Holdings Equity Interests), Nortek Holdings Class 4 (Nortek Holdings Equity Interests), and Nortek Class 10 (Nortek Equity Interests) is impaired by the Prepackaged Plan and the holders of Equity Interests in such Classes are presumed to have rejected the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.

5.3   Nonconsensual Confirmation.

If any impaired Class of Claims entitled to vote shall not accept the Prepackaged Plan by the requisite statutory majority provided in section 1126(c) or (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Prepackaged Plan in accordance with Section 13.6 hereof or undertake to have the Bankruptcy Court confirm the Prepackaged Plan under section 1129(b) of the Bankruptcy Code or both.

ARTICLE VI

MEANS OF IMPLEMENTATION
AND POST-EFFECTIVE DATE GOVERNANCE

6.1   Substantive Consolidation.

The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors for purposes of the Prepackaged Plan only.  Accordingly, on the Effective Date, Nortek and the Subsidiary Debtors and their Estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Nortek and the Subsidiary Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of Nortek and the Subsidiary Debtors of payment, performance, or collection of obligations of any other of Nortek or the Subsidiary Debtors shall be eliminated and cancelled, (iii) all joint obligations of two or more of Nortek and/or the Subsidiary Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Nortek and the Subsidiary Debtors, and (iv) any Claim filed in the Debtors’ Reorganization Cases or any of the Subsidiary Debtors shall be deemed filed against the consolidated Nortek and the Subsidiary Debtors and a single obligation of the consolidated Nortek and the Subsidiary Debtors on and after the Effective Date.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Nortek and the Subsidiary Debtors (including the corporate ownership of the Subsidiary Debtors), and (y) any Intercompany Claim or Parent Company Intercompany Claim.

6.2   Corporate Action.

(a)   General.  Upon the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized Debtors, (iii) the distribution of the New Common Stock, (iv) the distribution of the New Warrants, (v) the issuance of the New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative), (vi) adoption of the Equity Incentive Plan and the Emergence Bonus Plan, and (vii) all other actions contemplated by the Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Nortek Senior Secured Indenture (unless the Debtors exercise the Reinstatement Alternative), (x) the New Warrant Agreement, (y) Exit Facility Documents and (z) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section 6.2(a) shall be effective notwithstanding any requirements under non-bankruptcy law.  The issuance of the New Common Stock and New Warrants shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(b)   Restated Certificate of Incorporation and Restated Bylaws of Reorganized Nortek and the Other Reorganized Debtors.  On the Effective Date, Reorganized Nortek shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies, shall also be amended (and as to the corporate Debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities.  On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor.

(c)   Boards of Directors of Reorganized Nortek and the Other Reorganized Debtors.  On the Effective Date, the operation of Reorganized Nortek shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Incorporation and Restated Bylaws.  On the Effective Date the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents. The initial boards of directors of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Nortek will consist of seven (7) to nine (9) directors, one of whom shall be Reorganized Nortek’s Chief Executive Officer, and the remainder of whom shall be individuals selected by the Ad Hoc Committee.

(d)   Officers of Reorganized Nortek and the Other Reorganized Debtors.  The initial officers of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date.  The selection of officers of Reorganized Nortek and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Nortek or the applicable Reorganized Debtor.

6.3   Other Internal Restructurings.

On the Effective Date but prior to the occurrence of the distributions described in Article IV, the following transactions shall occur:

(a)   NTK Holdings and Nortek Holdings (if and as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77 or any comparable provision under state or local law) for the Nortek Group pursuant to Section 13.11(e);

(b)   Each intercompany payable designated as either “Inter Group Transfers” or “Intercompany Clearing” on the books and records of the Debtors shall be eliminated as a matter of law by distributions and/or contributions, including as necessary through any intermediate Debtors, from the obligee to the obligor;

(c)   All intercompany notes payable by Temtrol to Rangaire shall be distributed by Rangaire, and by the intermediate Debtors, to Nortek, and then shall be contributed by Nortek, and by the intermediate Debtors, to Temtrol;

(d)   Each of Nordyne Inc. and Zephyr Corporation shall be converted into a limited liability company under applicable state law; and

(e)   Each of GTO, Inc., SpeakerCraft, Inc., Omnimount Systems, Inc., Gefen, Inc., Panamax Inc. and Xantech Corporation shall either be converted into a limited liability company under applicable state law or merged with and into Linear, with Linear surviving, in each case as determined by Nortek.

        In addition, on the Effective Date, the Reorganized Debtors may engage in any other transaction in furtherance of the Prepackaged Plan.

6.4   Issuance of New Notes.

Unless the Debtors exercise the Reinstatement Alternative, on the Effective Date, the New Nortek Senior Secured Indenture shall be executed and delivered and the Debtors or the Reorganized Debtors are authorized to issue the New Nortek Senior Secured Notes and to execute, deliver and enter into the New Nortek Senior Secured Indenture without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date, if the Debtors do not exercise the Reinstatement Alternative, the New Nortek Senior Secured Notes shall be distributed on behalf of Nortek to holders of Allowed 10% Notes Claims.  A summary of the New Nortek Senior Secured Indenture is contained in the Disclosure Statement and a copy of the indenture will be filed with the Plan Supplement.

6.5   Issuance of New Common Stock.

The issuance of New Common Stock by Nortek is authorized without the need for any further corporate action.  On the Effective Date, the New Common Stock shall be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claim, holders of Allowed NTK 10 ¾ % Notes Claim, holders of Allowed 8 ½% Notes Claim, holders of Allowed 9 ⅞% Notes Claim, and, if such Class accepts the Prepackaged Plan, holders of 10% Notes Claim.

6.6   Issuance of New Warrants.

The issuance of New Warrants by Nortek in accordance with the Prepackaged Plan is authorized without the need for any further corporate action.  On the Effective Date, the New Warrants may be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claims and the holders of Allowed NTK 10 ¾% Notes Claims, and in all cases shall be governed by the New Warrant Agreement.

6.7   Cancellation of Existing Securities and Agreements.

On the Effective Date, the 8 ½% Indenture, 9 ⅞% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 ¾ % Indenture, NTK Holdings Senior Unsecured Loan Agreement, and the Nortek Equity Interests, and related guarantees under the 8 ½% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), and the ABL Facility Agreement Guarantee shall be cancelled; provided, however the 8 ½% Indenture, 9 ⅞% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 ¾ % Indenture, NTK Holdings Senior Unsecured Loan Agreement shall continue in effect solely for the purpose of  allowing the holders of 8 ½% Notes Claims, 9 ⅞% Notes Claims, 10% Notes Claims (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 ¾ % Notes Claims, and NTK Holdings Senior Unsecured Loan Claims to receive their distributions hereunder.

6.8   Surrender of Existing Securities.

As soon as practicable, on or after the Effective Date, each holder of 8 ½% Notes Claim, 9 ⅞% Notes Claim, 10% Notes Claim (unless the Debtors exercise the Reinstatement Alternative), and NTK 10 ¾ % Notes Claim shall surrender its note(s) to the Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made on account thereof.  Upon compliance with this Section 6.8 by a holder of any note, such holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or to satisfactorily explain its non-availability to the Indenture Trustee within one (1) year after the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Prepackaged Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.

6.9   Agreements with Existing Management.

On the Effective Date, Nortek shall either enter into new employment agreements with existing Nortek management who are currently subject to a written employment agreement with Nortek, subject to Noteholder Consent, or assume the existing Nortek employment agreements; provided, however, that certain employees have agreed to receive a cash lump sum payment they might otherwise be entitled to under their existing employment agreement, on the earliest to occur of: (i) termination of employment for any reason, (ii) change in control after the date of emergence or (iii) the third anniversary of the date of emergence.

6.10  Equity Incentive Plan.

On or before the Effective Date, Nortek shall establish the Equity Incentive Plan which will provide for the issuance of equity awards (50% performance-based restricted stock and 50% incentive stock options) representing an aggregate of 10% of the New Common Stock on a fully diluted basis to officers and key employees of the Reorganized Debtors and their affiliates.  The terms and allocation of equity awards shall be mutually agreed to by the Chief Executive Officer and the Ad Hoc Committee (voting based on principal amount of 8 ½% Notes held by members of the Ad Hoc Committee).  Awards to Nortek officers and key employees shall be awarded on the Effective Date.

6.11  Emergence Bonus Plan.

On the Effective Date, Nortek shall make any payments approved under the Emergence Bonus Plan.

6.12  Cancellation of Liens.

Except as otherwise provided in the Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any Cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

6.13  Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Prepackaged Plan, the provisions of the Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

6.14  Confirmation of Reorganization Plans by Less Than All Debtors

The Debtors reserve the right, after consultation with the Ad Hoc Committee, to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors regardless of whether the Debtors seek to confirm the Prepackaged Plan with respect to NTK Holdings and Nortek Holdings.  The Debtors further reserve the right, after consultation with the Ad Hoc Committee, to withdraw the Prepackaged Plan with respect to either NTK Holdings and Nortek Holdings for any reason and regardless of whether they are continuing to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1   Date of Distributions on Account of Allowed Claims.

Unless otherwise provided herein, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

7.2   Sources of Cash for Plan Distribution.

Except as otherwise provided in the Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand, and, to the extent permitted by the Exit Facility Documents, the Exit Facility.

7.3   Disbursement Agent.

All distributions under this Prepackaged Plan shall be made by Nortek as Disbursement Agent or such other Person designated by Nortek as a Disbursement Agent on the Effective Date.  A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.4   Rights and Powers of Disbursement Agent.

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.

7.5   Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.6   Record Date for Distribution.

The record date for distributions shall be the Distribution Record Date.

7.7   Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

7.8   Indenture Trustee and NTK Lender Agent.

(a) The Indenture Trustee shall be deemed to be the holder of all 8 ½% Notes Claims, 9 ⅞% Notes Claims, 10% Notes Claims, and NTK 10 ¾ % Notes Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the Indenture Trustee.  The Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 8 ½% Notes Claims, Allowed 9 ⅞% Notes Claims, Allowed 10% Notes Claims, and Allowed NTK 10 ¾ % Notes Claims, as applicable.  There will be no distributions to the holders of the Allowed 10% Notes Claims if the Debtors’ choose the Reinstatement Alternative.  As soon as practicable following compliance with the requirements set forth in Section 6.8, the Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

(b) The NTK Lender Agent shall be deemed to be the holder of all NTK Holdings Senior Unsecured Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of the NTK Holdings Senior Unsecured Loans shall be made to or on behalf of the NTK Lender Agent.  The NTK Lender Agent shall hold or direct such distributions for the benefit of the holders of Allowed NTK Holdings Senior Unsecured Loan Claims.  As soon as practicable following compliance with the requirements set forth in Section 6.8, the NTK Lender Agent shall arrange to deliver such distributions to or on behalf of such lenders.

7.9   Manner of Payment Under Prepackaged Plan.

(a) All distributions of the New Common Stock, the New Warrants, and the New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative) to the holders of Claims under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of Nortek.

(b) All distributions of Cash under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable Debtor.

(c) At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

7.10  Fractional Shares.

No fractional shares of  New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7.11  Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim they may have against such claimant.

7.12  Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.13  Exemption from Securities Law.

The issuance of the New Common Stock, the New Warrants (and the New Common Stock for which such New Warrants are exercisable), the New Nortek Senior Secured Notes (if applicable, including any guarantees issued in connection therewith), and any other securities issued pursuant to the Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.14  Allocation of Payments

In the case of distributions with respect to holders of Claims pursuant to this Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

7.15  No Postpetition Interest on Claims.

nless otherwise specifically provided for in this Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided, however, that this provision shall not impair the rights, if any, of holders of ABL Facility Claims or 10% Notes Claims to recover postpetition interest to the extent required under applicable bankruptcy law.

ARTICLE VIII

PROCEDURES FOR TREATING
DISPUTED CLAIMS UNDER THE PREPACKAGED PLAN

8.1   Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganization Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Reorganization Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this Section 8.1 of the Prepackaged Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

8.2   Objections to Claims.

Except insofar as a Claim is Allowed under the Prepackaged Plan, notwithstanding Section 8.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.

8.3   No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 8.2, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

8.4   Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE IX

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

9.1   Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Prepackaged Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms or by agreement of the Parties, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  Notwithstanding the foregoing, the Management Agreement shall be either rejected or terminated pursuant to its terms as of the Effective Date and, except for Sponsor Expense Claims, no General Unsecured Claim shall arise, survive, or result from such rejection or termination.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

9.2   Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.  If there is a dispute as referred to above, the Debtors may change their decision rejecting or assuming the executory contract or unexpired lease.

9.3   Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.

9.4   Compensation and Benefit Plans and Treatment of Retiree Benefits.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, or as otherwise provided by this Prepackaged Plan all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder.  Except as otherwise provided by this Prepackaged Plan, the Debtors’ obligations under such plans and programs shall survive confirmation of the Prepackaged Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee Benefit Plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee Benefit Plan or contract.

ARTICLE X

CONDITIONS PRECEDENT
TO EFFECTIVE DATE

10.1   Conditions Precedent to Effective Date of Prepackaged Plan.

The occurrence of the Effective Date of the Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(a) Confirmation Order.  The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.  The Confirmation Order in the Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee.

(b) Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Prepackaged Plan shall have been effected, including the documents comprising the Plan Supplement and, in each case, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(c) Payment of Fees and Expenses.  The Ad Hoc Committee Claims that were timely presented shall have been paid in full.

(d) Corporate Formalities. The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(e) Other Acts.  Any other actions the Debtors determine are necessary to implement the terms of the Prepackaged Plan shall have been taken.

10.2   Waiver of Conditions Precedent.

Each of the conditions precedent in Section 10.1 (except for Section 10.1(a)) hereof may be waived, in whole or in part, by the Debtors, with Noteholder Consent, without notice or order of the Bankruptcy Court.

10.3   Reservation of Rights

The Prepackaged Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or action taken by the Debtors with respect to the Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

10.4   Substantial Consummation

Substantial consummation of the Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

ARTICLE XI

EFFECT OF CONFIRMATION

11.1   Vesting of Assets.

Except as otherwise provided in the Prepackaged Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate Person with all of the powers available to such Person under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

11.2   Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Prepackaged Plan and whether or not such holder has accepted the Prepackaged Plan.

11.3   Discharge of the Debtors.

Except to the extent otherwise provided in the Prepackaged Plan, the treatment of all Claims against or Equity Interests in the Debtors under the Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property.  Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Prepackaged Plan.  Except as otherwise provided in the Prepackaged Plan, all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

11.4   Exculpation.

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Debtors (including as reorganized), the Ad Hoc Committee, the ABL Facility Agent, the Exit Facility Agent, the NTK Lender Agent, Sponsor, any Sponsor Affiliate, the Indenture Trustees, and their respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall not have any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and the pursuit of approval of the Disclosure Statement, the Prepackaged Plan or the solicitation of votes for, or confirmation of, the Prepackaged Plan, the funding of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.  Notwithstanding the foregoing, (i) in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, this exculpation shall have no force and effect with respect to any Claims against the NTK Lender Agent, and shall have no force and effect with respect to any Claims against the Indenture Trustee arising out of or relating to the NTK 10 ¾% Notes, or with respect to either party's respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) and (ii) this exculpation shall have no force and effect with respect to Sponsor and Sponsor Affiliates if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as a holder of any Claim for which it is entitled to vote, rejects the Prepackaged Plan or objects to it.

11.5   Releases By the Debtors.

Except for the right to enforce the Prepackaged Plan, the Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors and/or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise.  Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any Claims arising out of or relating to the NTK 10 ¾% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party.  Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.

11.6   Releases By Holders of Claims and Equity Interests

Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise.  Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any claims arising out of or relating to the NTK 10 ¾% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party.  Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.

11.7   Waiver of Avoidance Actions

Effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession against the Released Parties relating to distributions made on account of interest or other obligations under and relating to the 8 ½% Notes, 9 ⅞% Notes, 10% Notes, NTK 10 ¾ % Notes, or the ABL Facility Agreement, as well as management fees, expense reimbursements or distributions on account of Equity Interests whether brought under the Bankruptcy Code or other applicable law.

11.8   Term of Injunctions or Stays.

(a) Except as otherwise expressly provided herein, and except with respect to enforcement of the Prepackaged Plan, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 hereof.

(b) Unless otherwise provided, all injunctions or stays arising under or entered during the Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(c) Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of NTK Holdings  within the meaning of section 382(g)(4)(D) of the Tax Code shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in NTK Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the Effective Date.

11.9   Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Prepackaged Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Prepackaged Plan to holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

11.10  Indemnification Obligations.

Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtors at any time prior to the Effective Date, respectively, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Debtor’s bylaws or similar agreement shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Debtor at any time prior to the Effective Date at least to the same extent as the bylaws of NTK Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws or similar agreement before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights under this Section 11.10.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.  Any directors’ and officers’ insurance policies (including any “tail policy”) obtained by the Debtors between September 1, 2009 and the Effective Date shall be on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the policies of directors’ and officers’ liability insurance maintained on September 1, 2009 by the Debtors, such policy or policies to become effective as of or prior to the Effective Date and remain in effect for a period of six years after the Effective Date; provided, however, that the premium of such run-off policy or policies shall not exceed commercially reasonable amount for a company of comparable size.

11.11  Preservation of Claims.

Except as otherwise provided in this Prepackaged Plan, including Sections 11.5, 11.6 and 11.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

ARTICLE XII

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Debtors’ Reorganization Cases and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)   To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b)   To determine any and all adversary proceedings, applications and contested matters in the Debtors’ Reorganization Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date.

(c)   To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan;

(d)   To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e)   To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f)   To issue such orders in aid of execution of the Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g)   To consider any amendments to or modifications of the Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(h)   To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)    To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Prepackaged Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)   To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k)   To hear any other matter not inconsistent with the Bankruptcy Code;

(l)   To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 hereof;

(m)   To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 hereof;

(n)   To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of the Prepackaged Plan; and

(o)   To enter a final decree closing the Debtors’ Reorganization Cases.

ARTICLE XIII

MISCELLANEOUS

13.1   Payment of Statutory Fees.

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

13.2   Payment of Indenture Trustee Fees and NTK Lender Agent Fees.

(a)   The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals).

(b)   The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the NTK Lender Agent after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the NTK Lender Agent’s professionals).

(c)   Notwithstanding the foregoing, the fees, costs and expenses discussed in this Section 13.2 in respect of the NTK Lender Agent and, with respect to its capacity as Indenture Trustee for the NTK 10 ¾% Notes, the Indenture Trustee shall only be paid in the event that the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.
13.3   Filing of Additional Documents.

    The Debtors or the Reorganized Debtors, as applicable may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan.

13.4   Schedules and Exhibits Incorporated.

All exhibits and schedules to this Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the Prepackaged Plan as if fully set forth herein.

13.5   Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by a Debtor against another Debtor, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Debtors taking into account the economic condition of the applicable Reorganized Debtor.

13.6   Amendment or Modification of the Prepackaged Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Prepackaged Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to Noteholder Consent.  Holders of Claims that have accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

13.7   Inconsistency.

In the event of any inconsistency among the Prepackaged Plan, the Disclosure Statement, any exhibit or schedule to the Disclosure Statement, the provisions of the Prepackaged Plan shall govern.

13.8   Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Prepackaged Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of the securities under the Prepackaged Plan.

13.9   Compliance with Tax Requirements.

In connection with the Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Prepackaged Plan, including any party described in Sections 6.4, 6.5 and 6.6 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

13.10  Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities (including issuance of warrants) under or in connection with the Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Prepackaged Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.11  Determination of Tax Filings and Taxes

(a)   For all taxable periods ending on or prior to, or including, the Effective Date, Nortek shall prepare and file (or cause to be prepared and filed) on behalf of the Nortek Group, all group tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) required to be filed or that Nortek otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds.  If requested by Nortek, NTK Holdings or Nortek Holdings shall promptly execute or cause to be executed and filed any Group Tax Returns of the Nortek Group submitted by Nortek to NTK Holdings or Nortek Holdings (as applicable) for execution or filing.  Neither NTK Holdings nor Nortek Holdings shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the first sentence of this clause (a) without Nortek’s prior written consent.

(b)   Each of NTK Holdings, Nortek Holdings, Nortek and the Subsidiary Debtors shall cooperate fully with each other regarding the implementation of this Section 13.11 (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Section 13.11 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes.  Without limiting the generality of the foregoing, NTK Holdings shall execute on or prior to the Effective Date a power of attorney authorizing Nortek to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 13.11(a) hereof.

(c)   The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

(d)   If NTK Holdings or Nortek Holdings receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Nortek Group (by operation of law or by reason of this Prepackaged Plan), it shall so notify Nortek in writing within ten (10) business days thereafter.  Nortek shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Nortek Group.  With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Nortek Group, Nortek may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to NTK Holdings or Nortek Holdings.

(e)   If NTK Holdings or Nortek Holdings is dissolved or merged out of existence in a manner that terminates the Nortek Group for applicable tax purposes, immediately before such dissolution or merger, NTK Holdings or Nortek Holdings (as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Nortek Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-2 C.B. 99, in either case, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.

(f)   Nortek shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Nortek Group, including for any taxable period ending on or prior to, or including, the Effective Date.  Within five (5) business days after receipt of any such refunds or credits, NTK Holdings or Nortek Holdings (as applicable) shall notify Nortek thereof and shall transfer any such refunds to Nortek by wire transfer or otherwise in accordance with written instructions provided by Nortek.
13.12  Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Debtors’ Reorganization Cases shall be dissolved on the Effective Date.  The Reorganized Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the Ad Hoc Committee and any statutory committees after the Effective Date.

13.13  Severability of Provisions in the Prepackaged Plan.

If prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  Such holding, alteration or interpretation of the Prepackaged Plan may include confirming the Prepackaged Plan with respect to less than all of the Debtors.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.14  Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

13.15  No Admissions.

If the Effective Date does not occur, the Prepackaged Plan shall be null and void in all respects, and nothing contained in the Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, including the Ad Hoc Committee (or its members), or (c) constitute an admission of any sort by any Debtor or other party in interest, including the Ad Hoc Committee (or its members).

13.16  Registration Rights for certain holders of New Common Stock

Any holder receiving distributions of Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the new Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement.  The Registration Rights Agreement shall be set forth in the Plan Supplement.

13.17  Future Public Listing

Reorganized Nortek shall use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement on Form 10 and (b) cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date; it being understood that such efforts may require Reorganized Nortek to incur costs to comply with the Sarbanes-Oxley Act of 2002.

13.18  Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

    (a)     if to the Debtors, to:
      50 Kennedy Plaza
       Suite 1900
       Providence, RI 02903
       Facsimile: (401) 751-4610
       Attention:  General Counsel
       E-mail address:  donnelly@nortek-inc.com

with copies to:
              Weil, Gotshal & Manges LLP
                767 Fifth Avenue
                New York, New York  10153
                Facsimile: (212) 310-8007
                 Attention:  Gary Holtzer, Esq. and Stephen A. Youngman, Esq.
                 E-mail addresses:  gary.holtzer@weil.com and stephen.youngman@weil.com

    (b)    if to the Ad Hoc Committee, to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
               1285 Avenue of the Americas
                New York, NY 10019
                Facsimile: (212) 757-3990
                Attention:  Andrew N. Rosenberg, Esq., Lawrence G. Wee, Esq. and Brian S. Hermann, Esq.
                E-mail address: arosenberg@paulweiss.com, lwee@paulweiss.com, and bhermann@paulweiss.com.

Dated: [_____], 2009

Respectfully submitted,

By:  _____________________

Name:  Richard L. Bready

Title:  Chief Executive Officer of NTK
Holdings, Inc., Nortek Holdings, Inc.,
and Nortek, Inc., Vice President
of the Subsidiary Debtors

COUNSEL:

_________________________

[_______], Esq.
[_______], Esq.
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE  19899
(302) 651-7700
-and-

Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Weil, Gotshal & Manges LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Exhibit B

Restructuring Agreement

RESTRUCTURING AND LOCK-UP AGREEMENT

This Restructuring and Lock-Up Agreement dated as of September 3, 2009 (this “Agreement”) is made by and among (i) the undersigned holders or investment advisers or managers of discretionary accounts that hold indebtedness of NTK Holdings, Inc. (“NTK”) and Nortek, Inc. (“Nortek”) set forth on such holder’s or manager’s signature page hereto (each, a “Consenting Debtholder”), (ii) NTK, (iii) Nortek, (iv) Nortek Holdings, Inc. (“Nortek Holdings,” together with NTK and Nortek, the “Companies”), and (v) Aigis Mechtronics, Inc.; Broan-Mexico Holdings, Inc.; Broan-NuTone LLC; Broan-NuTone-Storage Solutions LP; CES Group, Inc.; CES International Ltd.; Cleanpak International, Inc.; Elan Home Systems, L.L.C.; Gefen, Inc.; Governair Corporation; GTO, Inc.; HC Installations, Inc.; Homelogic, LLC; Huntair, Inc.; International Electronics, Inc.; Linear LLC; Linear H.K. LLC; Lite Touch, Inc.; Magenta Research Ltd.; Mammoth-Webco, Inc.; Niles Audio Corporation; Nordyne Inc.; Nordyne International, Inc.; Nortek International, Inc.; Nutone Inc.; Omnimount Systems, Inc.; Operator Specialty Company, Inc.; Pacific Zephyr Range Hood, Inc.; Panamax Inc.; Rangaire GP, Inc.; Rangaire LP, Inc.; Secure Wireless, Inc.; Speakercraft, Inc.; Temtrol, Inc.; WDS LLC; Xantech Corporation; and Zephyr Corporation (collectively, together with the Companies, the “Nortek Parties;”) (each of the foregoing, a “Party,” and collectively, the “Parties”).  Notwithstanding the foregoing, for purposes of this Agreement, the terms (a) “Nortek Parties” shall not include NTK or Nortek Holdings in the event that votes sufficient to satisfy the conditions for acceptance of the Nortek Plan (as defined below) have not been obtained prior to the Confirmation Date from holders of the 10-3/4% Notes (as defined below) or the holders of NTK Holdings Unsecured Loan Claims and (b) “Consenting Debtholder” shall include, if separately managed accounts, such client’s assets the signatory is advising on and shall be for the outstanding principal amount of the Notes as provided on such Consenting Debtholder’s signature page.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Nortek Plan.

RECITALS

WHEREAS, the Nortek Parties, certain of the Consenting Debtholders that are holders of one or more of the 10% Senior Secured Notes due 2013 issued by Nortek (such notes, the “10% Notes”), certain of the Consenting Debtholders that are holders of one or more of the 8-1/2% Senior Subordinated Notes due 2011 issued by Nortek (such notes, the “8-1/2% Notes”), and certain of the Consenting Debtholders that are holders of one or more of the 10-3/4% Senior Discount Notes due 2014 issued by NTK (such notes, the “10-3/4% Notes” and together with the 10% Notes and the 8-1/2% Notes, the “Notes”) wish to reorganize the Nortek Parties (the restructuring and recapitalization transactions, collectively, the “Transactions”) in accordance with a proposed prepackaged chapter 11 plan of reorganization substantially in the form attached hereto as Exhibit A (the “Nortek Plan”);

WHEREAS, it is anticipated that the Transactions will be implemented through a solicitation of votes for the Nortek Plan, pursuant to Regulation D under the Securities Act of 1933, as amended, and sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Nortek Solicitation”) and the commencement by the Nortek Parties of voluntary reorganization cases (the “Nortek Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, in furtherance of the Transactions, the Nortek Parties have requested each Consenting Debtholder to sign this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Nortek Parties and each Consenting Debtholder, on a several but not joint basis, agree as follows:

AGREEMENT

Section 1. The Nortek Plan.  The Nortek Plan shall be substantially in the form set forth on Exhibit A hereto.  The Consenting Debtholders acknowledge and agree that the Nortek Plan is in a form and substance reasonably satisfactory in all respects to the Consenting Debtholders and their counsel and is consistent with this Agreement in all material respects.

Section 2. Bankruptcy Process; Nortek Plan.

2.01.   Commencement of the Nortek Cases.  Each Nortek Party hereby agrees that, as soon as reasonably practicable, but in no event later than October 20, 2009 (the date on which such filing occurs the “Commencement Date”), such Nortek Party shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence its Nortek Case.

2.02.   Filing of the Nortek Plan.  On or before the date that is two (2) Business Days following the Commencement Date, the Nortek Parties shall file the Nortek Plan with the Bankruptcy Court.

2.03.   Confirmation of the Nortek Plan.  Each Nortek Party shall use its commercially reasonable efforts to obtain confirmation of the Nortek Plan as soon as reasonably practicable following the Commencement Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and the Consenting Debtholders shall cooperate fully in that regard.  The Company and the Consenting Debtholders shall take all reasonable necessary and appropriate actions to achieve confirmation of the Nortek Plan; provided, however, the Consenting Debtholders shall have no obligation to incure (or suffer) any costs, expenses or obligations, to appear at any hearing, or to provide any testimony or other evidence in connection with confirmation of the Nortek Plan.

2.04.   Amendments and Modifications of the Nortek Plan.  The Nortek Plan may be amended from time to time following the date hereof by written approval of Nortek and the Consenting Debtholders constituting the Requisite Debtholder Consent (as defined below).  Each of the parties hereto agrees to negotiate in good faith all amendments and modifications to the Nortek Plan as reasonably necessary and appropriate to obtain Bankruptcy Court confirmation of the Nortek Plan pursuant to a final order of the Bankruptcy Court.  Notwithstanding the foregoing, without the consent of any Consenting Debtholder, but with prior written notice to counsel for the Ad Hoc Committee, Nortek may amend, modify or supplement the Nortek Plan, from time to time, in order to cure any ambiguity, defect or inconsistency or to incorporate the arrangements set forth in the term sheet entitled “Nortek 2009 Incentive Plan and Other Employee Matters,” dated September 3, 2009, delivered by Nortek to counsel for the Ad Hoc Committee.

Section 3. Commitments Regarding a Transaction.

3.01.   Agreement to Vote.

  (a)   Subject to the conditions contained in Section 3.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Debtholder agrees that it shall, subject to the receipt by such Consenting Debtholder of a disclosure statement and other solicitation materials in respect of the Nortek Plan that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(i)   vote its claims against the Nortek Parties to accept the Nortek Plan, by delivering its duly executed and completed ballot accepting such Plan on a timely basis following the commencement of the Nortek Solicitation; provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof (other than Section 7.06 hereof);

(ii    not change or withdraw (or cause to be changed or withdrawn) such vote; and

(iii)   not, in any material respect, (x) object to, delay, impede or take any other action to interfere with acceptance or implementation of the Nortek Plan, or (y) propose, file, support, or vote for any restructuring, workout or plan of reorganization for the Nortek Parties other than the Nortek Plan.

    (b)   For the avoidance of doubt, each Consenting Debtholder also agrees that, unless the Agreement is validly terminated, it will not take any action that would in any material respect interfere with, delay or postpone the consummation of the Nortek Plan.

    (c)   The parties agree that any breach by a Consenting Debtholder of the foregoing prohibition would give rise to irreparable damage for which monetary damages would not be an adequate remedy.  Each Consenting Debtholder accordingly agrees that the Nortek Parties will be entitled to enforce the terms of the foregoing prohibition by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach, and the Nortek Parties agree that such relief will be their only remedy against the applicable Consenting Debtholder with respect to a breach of the foregoing prohibition.

3.02.   Certain Conditions.  The obligations of each Consenting Debtholder set forth in Section 3.01 hereof are subject to the following conditions:

    (a)   The Ad Hoc Committee, with Noteholder Consent (as defined in the Nortek Plan), shall have (i) provided the consents set forth in the Nortek Plan with respect to documents described therein that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized and (ii) approved the form and substance of any agreements or documents implementing the Transactions that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized, including, without limitation, documents relating to corporate governance (including bylaws and articles of incorporation) or executive compensation, (each of (i) and (ii), a “Transaction Document”) as being consistent in all material respects with this Agreement and the Nortek Plan and otherwise acceptable, which approval shall not be unreasonably withheld or delayed, with such approval to be reported by counsel to the Ad Hoc Committee;

    (b)   on September 3, 2009, this Agreement has been executed by the holders of at least 66-⅔% of the outstanding principal amount of the 8-1/2% Notes; and

    (c)   the Agreement has not been terminated in accordance with the terms hereof.

3.03.   Consenting Debtholder Forbearance.

    (a)   Subject to the conditions contained in Section 3.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each of the Consenting Debtholders hereby agrees to forbear until the earliest of (i) the Commencement Date, (ii) the date of an occurrence of a Forbearance Default (as defined below) or (iii) October 20, 2009 (the “Forbearance Period,” and the earliest of such events specified in subsections (i), (ii) and (iii) of this Section 3.03(a) to occur, the “Forbearance Termination Event”) from exercising its rights and remedies against any of the Nortek Parties (and to direct the indenture trustee under the applicable indenture governing the Notes not to exercise such rights on such Consenting Debtholder’s behalf or otherwise) with respect to any default or event of default with respect to such Consenting Debtholder’s Notes by virtue of Nortek’s failure to pay the regularly scheduled interest payment on the 8-1/2% Notes on September 1, 2009 (an “Interest Default”), which is a Default (as defined under the 8 1/2% Indenture) and to the extent such Default is not cured within thirty (30) days of the date of the Interest Default shall become an Event of Default (as defined in the 8 1/2% Indenture); provided, however, that nothing herein shall restrict, impair or otherwise affect the exercise of the Consenting Debtholders’ rights under this Agreement in connection with a Default (as defined in the applicable Indenture) or an Event of Default (as defined in the applicable Indenture).

“Forbearance Default” is defined as (A) the valid acceleration of all indebtedness arising under the (i) 10% Indenture, (ii) 8 1/2% Indenture, (iii) NTK 10 3/4% Indenture, (iv) 9 7/8% Indenture, (v) ABL Facility or (vi) NTK Senior Unsecured Loan Agreement or (B) the occurrence of any Event of Default other than in respect of the Interest Default.  Nothing under this Agreement shall prohibit the sending of any notice under the Indentures; provided, however, that any such notice may not be inconsistent with the agreement to forbear hereunder.

    (b)   Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Debtholders hereunder to forbear from exercising rights (and to direct the indenture trustee under the applicable indentures governing the Notes) and remedies in respect of the Interest Default, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Nortek Parties hereby waive.

    (c)   The Nortek Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Debtholders or the indenture trustees, as applicable, may proceed, subject to the terms of the applicable indenture and/or applicable law, to exercise any or all rights and remedies under the applicable indenture and/or applicable law, including, without limitation, the rights and remedies on account of the Interest Default and any Events of Default that may then exist.  Without limiting the generality of the foregoing, upon the occurrence of a Forbearance Termination Event, if any Event of Default (including the Interest Default) exists at such time, the Consenting Debtholders or the indenture trustees, as applicable, may, upon such notice or demand as is specified by the applicable Indenture or applicable law, and subject to the terms of the applicable Indenture and/or applicable law, (x) collect and/or commence any legal or other action to collect any or all of the obligations of the Nortek Parties under the applicable Indenture, or guarantees; and (y) take any other enforcement action or otherwise exercise any or all rights and remedies provided to them under the applicable Indenture, the applicable guarantees and/or applicable law, all of which rights and remedies are fully reserved.

3.04.   Transfer of Interests and Securities.  Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Debtholder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Notes; provided, however, that for a period commencing as of the date such Consenting Debtholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Debtholder shall Transfer any Notes, and any purported Transfer of Notes shall be void and without effect, unless the transferee is a Consenting Debtholder, or if the transferee is not a Consenting Debtholder, such transferee delivers to the Companies, at or prior to the time of the proposed Transfer, a written agreement containing, among other things, a provision substantially similar to the provision set forth in Exhibit B attached hereto pursuant to which such transferee shall assume all obligations of the Consenting Debtholder transferor hereunder in respect of the Notes Transferred (such transferee, if any, to also be a “Consenting Debtholder” hereunder).  This Agreement shall in no way be construed to preclude the Consenting Debtholders from acquiring additional Notes; provided, however, that any such Notes shall automatically and immediately upon acquisition by a Consenting Debtholder be deemed subject to all of the terms of this Agreement whether or not notice is given to the Nortek Parties of such acquisition.

3.05.   Representation of Consenting Debtholders’ Holdings.  Each of the Consenting Debtholders individually represents that, as of the date such Consenting Debtholder executes and delivers this Agreement:

    (a)   it is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes, as the case may be, set forth on its signature page (the “Relevant Securities”), with the power to vote and dispose of all or substantially all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings; provided, however, that notwithstanding anything else to the contrary herein, a Consenting Debtholder may identify on its signature page those Notes that shall not be considered Relevant Securities for the purposes herein and that shall not otherwise be subject to the terms and conditions set forth herein in any way;

    (b)   it is acquiring the securities to be acquired by it pursuant to the Transaction (the “New Securities”) for investment purposes, solely for its own account and/or the account of a holder for which it serves as the investment adviser or manager and not with a view to, or for resale in connection with, the distribution thereof and such Consenting Debtholder will not resell, transfer, assign or distribute the New Securities acquired by it, except in compliance with this Agreement and the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or pursuant to an available exemption therefrom;

    (c)   it, or the holder for whom it acts as investment adviser or manager, is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act);

    (d)   the financial situation of such Consenting Debtholder is such that it can afford to bear the economic risk of holding the New Securities;

    (e)   the knowledge and experience of such Consenting Debtholder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of the investment in the New Securities;

    (f)   such Consenting Debtholder acknowledges that no representations, express or implied, are being made with respect to the Nortek Parties, the New Securities being acquired pursuant to the Nortek Plan, or otherwise, other than those expressly set forth herein, in the Nortek Plan or in any other Transaction Document;

    (g)   such Consenting Debtholder understands that the New Securities are a speculative investment that involve a high degree of risk of loss of its investment therein, that there may be substantial restrictions on the transferability of the New Securities and, accordingly, it may not be possible to liquidate such Consenting Debtholder’s investment;

    (h)   in making its decision to invest in the New Securities pursuant to the Nortek Plan, such Consenting Debtholder has relied, and will rely, upon independent investigations made by such Consenting Debtholder and, to the extent believed by such Consenting Debtholder to be appropriate, such Consenting Debtholder’s representatives, including such Consenting Debtholder’s own professional, tax and other advisors; and

    (i)   it has been advised by the Nortek Parties that (a) the offer and sale of the New Securities has not been, and will not be, registered under the Securities Act; and (b) the offering and sale of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder and, if issued pursuant to the Nortek Plan, section 1145 of the Bankruptcy Code.

Section 4. Undertakings and Representations.

4.01.   Requisite Debtholder Consent.  In this Agreement, “Requisite Debtholder Consent” means the consent of (i) Consenting Debtholders holding no less than a majority in principal amount of the 10% Notes held at such time by Consenting Debtholders (the “10% Majority”), (ii) Consenting Debtholders holding no less than a majority in principal amount of the 8-1/2% Notes held at such time by Consenting Debtholders (the “8-1/2% Majority”) and (iii) Consenting Debtholders holding no less than a majority in principal amount of the 10-3/4% Notes held at such time by Consenting Debtholders (the “10-3/4% Majority”); provided, however, that if there is an 8-1/2% Majority, then such 8-1/2% Majority along with the 10% Majority and 10-3/4% Majority, whether or not a 10% Majority and/or 10-3/4% Majority exists, shall be deemed a “Requisite Debtholder Consent.”  To the extent there is not a 10% Majority or 10-3/4% Majority, such Consenting Debtholders holding the 10% Notes and/or the Consenting Debtholders holding the 10-3/4% Notes, as applicable, may terminate this Agreement as to only their 10% Notes and/or 10-3/4% Notes (as applicable) by written notice to the Nortek Parties in accordance with Section 9.12.

4.02.   Representation of the Nortek Parties.  Each of the Nortek Parties further represents as to itself only that, other than as a result of filing the Nortek Cases, its obligations under this Agreement do not materially conflict with, or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material contractual obligation of such Nortek Party.

4.03.   Certain Additional Chapter 11 Related Matters.  Each of the Nortek Parties, as the case may be, shall, provide draft copies of all motions or applications and other documents any of the Nortek Parties intends to file with the Bankruptcy Court to counsel for the Ad Hoc Committee, if reasonably practicable, at least three (3) days prior to the date when the applicable Nortek Parties intend to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.  Subject to Section 3.01, nothing in this Agreement shall restrict, limit, prohibit or preclude, in any manner not inconsistent with its obligations under this Agreement, any of the Consenting Debtholders from appearing in the Bankruptcy Court with respect to any motion, application or other documents filed by the Nortek Parties and objecting to, or commenting upon, the relief requested therein.

4.04.   Advisors to the Consenting Noteholders.  The Nortek Parties, as applicable, shall pay, when due and payable, any invoice (for professional fees, expense reimbursement or otherwise) for reasonable fees and expenses presented for payment by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Young Conaway Stargatt & Taylor, LLP and Moelis & Company in accordance with any engagement letter, as applicable.  All such fees, expenses and reimbursements incurred up to the Commencement Date shall be paid in full prior to the Commencement Date (without deducting any retainers).

4.05.   Other Undertakings.  Each of the Nortek Parties agree to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Nortek Solicitation in accordance with the terms of this Agreement and (ii) do all things reasonably necessary and appropriate in furtherance of confirming the Nortek Plan and consummating the Transactions in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7.04 hereof), in each case to the extent consistent with the fiduciary duties of the boards of directors of such Nortek Party.

Section 5.   Mutual Representations, Warranties, and Covenants.  Each of the Parties individually represents, warrants, and covenants to the others, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

5.01.   Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

5.02.   No Consent or Approval.  Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement.

5.03.   Power and Authority.  Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Transactions contemplated by, and perform its respective obligations under, this Agreement.

5.04.   Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

Section 6.   No Waiver of Participation and Reservation of Rights and Ratification of Liability.  The forbearance set forth in Section 3.03 shall not constitute a waiver with respect to any Defaults or any Events of Default under the 8 1/2% Indenture or any other Indenture.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Debtholder or the ability of each of the Consenting Debtholders to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Nortek Parties.  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 7.06 hereof), the Parties fully reserve any and all of their rights.  Additionally, the Nortek Parties hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under the Indentures.

Section 7.   Termination Events.

7.01.   Consenting Debtholder Termination Events.  This Agreement may be terminated by delivery to the Nortek Parties of a written notice in accordance with Section 9.12 hereof by (i) the Consenting Debtholders holding no less than a majority in principal amount of the 10% Notes held at such time by the Consenting Debtholders, (ii) the Consenting Debtholders holding no less than a majority in principal amount of the 8-1/2% Notes held at such time by Consenting Debtholders, and (iii) the Consenting Debtholders holding no less than a majority in principal amount of the 10-3/4% Notes held at such time by the Consenting Debtholders, upon the occurrence and continuance of any of the following events (each, a “Consenting Debtholders’ Termination Event”):

    (a)   the breach in any material respect by the Nortek Parties of any of the undertakings, representations, warranties or covenants of such Parties set forth in this Agreement which remains uncured for a period of three (3) Business Days after the receipt of notice of such breach;

    (b)   the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions;

    (c)   any material term of any Transaction Document that has been executed, been filed with the Bankruptcy Court, become effective or been otherwise finalized, has not been approved by the Requisite Debtholder Consent or any such Transaction Document that has been approved is modified without Requisite Debtholder Consent;

    (d)   the Nortek Parties file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Nortek Plan and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) Business Days of the Nortek Parties receiving notice that such motion or pleading is inconsistent with this Agreement or the Nortek Plan and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading;

    (e)   the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Nortek Plan in any material respect;

    (f)   on September 15, 2009 unless the Nortek Parties have commenced the Nortek Solicitation (the “Solicitation Commencement Date”); or

    (g)   on October 20, 2009, unless the Nortek Parties have commenced chapter 11 cases.

7.02.   Company Termination Events.  Nortek may terminate this Agreement as to all Parties upon three (3) Business Days’ prior written notice, delivered in accordance with Section 9.12 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”):  (a) the breach by any of the Consenting Debtholders of any of the representations, warranties or covenants of such Consenting Debtholders set forth in this Agreement that would have a material adverse impact on the Nortek Parties, (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions or (c) the board of directors of NTK determines based on advice of counsel that not commencing the Nortek Cases would be appropriate in order for the board of directors to comply with its fiduciary duties under applicable law as a result of a material change in Nortek Parties’ circumstances occurring after the date hereof.

7.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) Nortek and (b) each of the following: (i) the Consenting Debtholders holding no less than two-thirds in principal amount of the 10% Notes held at such time by Consenting Debtholders, (ii) the Consenting Debtholders holding no less than two-thirds in principal amount of the 8-1/2% Notes held at such time by Consenting Debtholders, and (iii) the Consenting Debtholders holding no less than two-thirds in principal amount of the 10-3/4% Notes held at such time by Consenting Debtholders.

7.04.   Automatic Termination.  This Agreement, and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice:

    (a)   on the date that is twenty-one (21) Business Days after the Solicitation Commencement Date (the “Solicitation Termination Date”) unless the Nortek Parties have successfully concluded the Nortek Solicitation (i.e., have obtained votes accepting the Nortek Plan from holders of the 8-1/2% Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126(b) and (c) of the Bankruptcy Code);

    (b)   on the date that is ninety (90) days after the Commencement Date if the Nortek Plan has not been confirmed by the Bankruptcy Court on or before such date;

    (c)   an examiner with expanded powers or a trustee shall have been appointed in the chapter 11 cases for Nortek or any of its subsidiaries or such cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court;

    (d)   an order is entered by the Bankruptcy Court or a Court of competent jurisdiction denying confirmation of the Plan for Nortek or the Subsidiary Debtors;

    (e)   the occurrence of the Effective Date of the Plan; or

    (f)   January 29, 2010 (the “Outside Date”);

provided, however, any of the dates set forth in this Section 7.04 may be extended by agreement among the Nortek Parties, and the Consenting Debtholders constituting the Requisite Debtholder Consent; provided, further, however, that the Outside Date may not be extended as to any individual Consenting Debtholders without the consent of such Consenting Debtholder.

7.05.   Effect of Termination.  Subject to Section 9.09 hereof, upon termination of this Agreement, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of any termination of this Agreement any and all consents tendered by the Consenting Debtholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement.  Nothing in this Section 7.05 shall apply to a termination pursuant to Section 7.06 hereof.

7.06.   Termination Upon Effective Date of Plans.  This Agreement shall terminate automatically without any further required action or notice on the date that the Nortek Plan becomes effective.

7.07.   Automatic Stay.  The Nortek Parties acknowledge that after the commencement of the Nortek Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, however, nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

Section 8.   Effectiveness; Amendments.  This Agreement shall become effective and binding upon each of the Parties that have executed and delivered counterpart signature pages hereto; provided, however, that signature pages executed by Consenting Debtholders shall be delivered to (a) other Consenting Debtholders in a redacted form that removes such Consenting Debtholders’ holdings of the Notes and (b) the Companies and advisors to the Consenting Debtholders in an unredacted form; provided, further, that the Companies, the advisors to the Companies and the advisors to the Consenting Debtholders shall not disclose the unredacted signature pages to anyone, including any Consenting Debtholder.  Such unredacted signature pages are to be kept strictly confidential.  Once effective, this Agreement, including the Nortek Plan, may not be modified, amended, or supplemented (except as expressly provided herein or therein) except in writing signed by the Nortek Parties and the Consenting Debtholders constituting the Requisite Debtholder Consent.  To the extent that a signatory to this Agreement holds multiple Claims against one or more of the Nortek Parties, such Party shall be deemed to have executed this Agreement in its capacity as a holder of all such Claims, and this Agreement shall apply severally to such Party with respect to each such Claim held by such Party.

Section 9.   Miscellaneous.

9.01.   Further Assurances.  Subject to the other terms of this Agreement and, for the avoidance of doubt, without expanding any of the obligations of the Parties or limiting any of the other provisions of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Nortek Solicitation, the Nortek Plan and/or the Transaction, as applicable.

9.02.   Complete Agreement.  This Agreement, together with all exhibits and schedules attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

9.03.   Parties.  This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.04 hereof.  Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

9.04.   Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

9.05.   GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided, however, that if Nortek files the Nortek Plan, then the Bankruptcy Court shall be the sole Chosen Court.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.06.   Execution of Agreement.  This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 8 herein, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

9.07.   Interpretation.  This Agreement is the product of negotiations between the Nortek Parties and Consenting Debtholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

9.08.   Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.  The agreements, representations and obligations of the Consenting Debtholders under this Agreement are, in all respects, several and not joint.

9.09.   Survival.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 9 and in Sections 6, 7.05 and 7.07 hereof, and clause (b) of the last sentence of Section 10.02 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

9.10.   Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Consenting Debtholder is appointed to and serves on an official committee of creditors in the Nortek Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Debtholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Debtholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting Debtholder to serve on any official committee in any such chapter 11 case.

9.11.   Relationship Among Parties.  It is understood and agreed that no Consenting Debtholder has any duty of trust or confidence in any form with any other Consenting Debtholder, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them.  In this regard, it is understood and agreed that any Consenting Debtholder may trade in the Notes or other debt or equity securities of the Nortek Parties without the consent of the Nortek Parties, as the case may be, or any other Consenting Debtholder, subject to applicable securities laws and the terms of this Agreement; provided, further, that no Consenting Debtholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Consenting Debtholders shall in any way affect or negate this understanding and agreement.

9.12.   Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):
(a)  if to the Nortek Parties, to:

Nortek Inc.
50 Kennedy Plaza
Providence, RI  02903
Attention: Richard L. Bready, Chief Executive Officer and Kevin W. Donnelly, General Counsel
E-mail:  bready@nortek-inc.com and donnelly@nortek-inc.com

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Gary T.  Holtzer and Stephen A. Youngman
E-mail:  gary.holtzer@weil.com and stephen.youngman@weil.com

(b)  if to a Consenting Debtholder (other than as identified above) or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Debtholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to counsel for the Ad Hoc Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Andrew Rosenberg and Brian Hermann
E-mail:  arosenberg@paulweiss.com and bhermann@paulweiss.com

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

9.13.   Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

9.14.   No Solicitation.  This Agreement is not and shall not be deemed to be a solicitation for consents to the Nortek Plan.  The votes of the holders of Claims against and Equity Interests in the Nortek Parties will not be solicited until such holders who are entitled to vote on the Nortek Plan have received the Disclosure Statement and related ballot, the Nortek Plan, and other required solicitation materials.  In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 10.   Disclosure; Publicity.

10.01.   Obligation to Disclose Materials.  Within two (2) Business Days after the execution of this Agreement, and subject to the limitations set forth in Section 10.02 hereof, Nortek shall disclose to the public a summary of the material terms of this Agreement.  Nortek will submit to counsel for the Consenting Debtholders a draft of the form of disclosure pursuant to the immediately preceding sentence and afford such counsel a reasonable opportunity, but in no event less than one (1) Business Day, to review and comment on such proposed disclosure and Nortek shall consider such comments in good faith.  Each of the Nortek Parties consent to the disclosure required by this Section 10.01.  In the event that Nortek fails to make the foregoing disclosures in compliance with the terms specified herein, any of the Consenting Debtholders may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby).  Nortek hereby waives any claims against the Consenting Debtholders solely arising as a result of such disclosure by the Consenting Debtholders in compliance with this Agreement.

10.02.   Publicity.  Except as required by law (as determined by outside counsel to the Nortek Parties and with reasonable prior notice to the Consenting Debtholders), neither the Nortek Parties nor counsel to the Consenting Debtholders shall (a) use the name of any Consenting Debtholder in any public manner without such Consenting Debtholder’s prior written consent (except to the extent that the name of a Consenting Debtholder is otherwise set forth herein or the Nortek Plan, not including the signature pages hereto) or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Debtholder) other than advisors to the Nortek Parties the principal amount or percentage of any Notes or any other securities of the Nortek Parties or any of their respective subsidiaries held by any Consenting Debtholder; provided, however, that the Nortek Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of each series of Notes held by Consenting Debtholders and by other persons who have otherwise agreed to participate in the Nortek Solicitation.

[Remainder of page left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

NTK HOLDINGS, INC.

By:  ______________________________
Name:                      Edward J. Cooney
Title:           Vice President and Treasurer

NORTEK HOLDINGS, INC.

By:  ______________________________
Name:                      Edward J. Cooney
Title:           Vice President and Treasurer

NORTEK, INC.

By:  ______________________________
Name:                      Edward J. Cooney
Title:           Vice President and Treasurer

AIGIS MECHTRONICS, INC.
BROAN-MEXICO HOLDINGS, INC.
BROAN-NUTONE LLC
BROAN-NUTONE-STORAGE SOLUTIONS LP
CES GROUP, INC.
CES INTERNATIONAL LTD.
CLEANPAK INTERNATIONAL, INC.
ELAN HOME SYSTEMS, L.L.C.
GEFEN, INC.
GOVERNAIR CORPORATION
GTO, INC.
HC INSTALLATIONS, INC.
HOMELOGIC, LLC
HUNTAIR, INC.
INTERNATIONAL ELECTRONICS, INC.
LINEAR LLC
LINEAR H.K. LLC
LITE TOUCH, INC.
MAGENTA RESEARCH LTD.
MAMMOTH-WEBCO, INC.
NILES AUDIO CORPORATION
NORDYNE INC.
NORDYNE INTERNATIONAL, INC.
NORTEK INTERNATIONAL, INC.
NUTONE INC.
OMNIMOUNT SYSTEMS, INC.
OPERATOR SPECIALTY COMPANY, INC.
PACIFIC ZEPHYR RANGE HOOD, INC.
PANAMAX INC.
RANGAIRE GP, INC.
RANGAIRE LP, INC.
SECURE WIRELESS, INC.
SPEAKERCRAFT, INC.
TEMTROL, INC.
WDS LLC
XANTECH CORPORATION
ZEPHYR CORPORATION

By           _____________________
Name:     Edward J. Cooney
Title:        Vice President and Treasurer

(of entity listed or as an officer of the managing member, sole member or general partner)

[CONSENTING DEBTHOLDER]

By:  ___________________________
Name:
Title:

Address:
         _________________________
_________________________
_________________________
Attn:  _________________________
Tel:   _________________________
Fax:  _________________________

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

8-1/2% Notes:  $_____________

10% Notes:  $_______________

10-3/4% Notes:  $___________________

EXHIBIT A
NORTEK PLAN

EXHIBIT B
PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring and Lock-Up Agreement, dated September 3, 2009 (the “Agreement”), by and among NTK Holdings, Inc., Nortek Holdings, Inc., Nortek, Inc., the other Nortek Parties (as defined in the Agreement), [Transferor Consenting Debtholder Name], and certain other debtholders party thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Debtholder”) under the terms of the Agreement.

Date executed:  [___________], 2009
[NAME OF TRANSFEREE]

By:  ______________________________
Name:
Title:

Address:
     _________________________
_________________________
_________________________
Attn:  _________________________
Tel:   _________________________
Fax:  _________________________

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

8-1/2% Notes:  $_____________

10% Notes:  $_______________

10-3/4% Notes:  $_____________

Exhibit C

First Amendment to the Restructuring Agreement

FIRST AMENDMENT TO THE
RESTRUCTURING AND LOCK UP AGREEMENT

WHEREAS, the Parties entered into that certain Restructuring and Lock Up Agreement, dated as of September 3, 3009 (the “Agreement”) for the purpose of mutually agreeing to the terms of a pre-packaged bankruptcy filing of the Nortek Parties; and

WHEREAS, the Agreement provides that it is anticipated that the Transactions will be implemented through a solicitation of votes for the Nortek Plan no later than September 15, 2009, pursuant to Regulation D under the Securities Act of 1933, as amended, and sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Nortek Solicitation”) and the commencement by the Nortek Parties of voluntary reorganization cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the District of Delaware and

WHEREAS, in entering into the Agreement, it was the intention of the Parties thereto to commence the Nortek Solicitation no later than September 15, 2009; and

WHEREAS, the Agreement provides that once effective, it may be amended in accordance with Section 8 of the Agreement; and

WHEREAS, the Nortek Parties and the Consenting Debtholders constituting the Requisite Debtholder Consent have agreed to amend the Agreement, effective as of September 14, 2009, to extend the date for the commencement of the Nortek Solicitation (the “First Amendment”).

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           In Section 7.01(f) of the Agreement, “September 15, 2009” shall be deleted, and “September 18, 2009” shall be inserted in lieu thereof.

2.           This First Amendment may be executed in one or more counterparts, each of which, when so executed, shall constitute an original and all of which shall constitute one instrument.  The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

3.           This First Amendment shall be effective as of September 14, 2009, upon the execution of the Nortek Parties and the Consenting Debtholders constituting the Requisite Debtholder Consent, and shall only be amended in accordance with Section 8 of the Agreement.

4.           Except as specifically amended or consented to herein, there are no other amendments, modifications, or other alterations to the Agreement.

5.           Capitalized terms not defined herein shall have the meanings given to them in the Agreement, and in the event of any inconsistency between the two, the Agreement shall control.

       IN WITNESS WHEREOF, the Parties have executed this First Amendment on the day and year first above written.

NTK HOLDINGS, INC.

By:  ______________________________
Name:        Edward J. Cooney
Title:           Vice President and Treasurer

NORTEK HOLDINGS, INC.

By:  ______________________________
Name:        Edward J. Cooney
Title:           Vice President and Treasurer

NORTEK, INC.

By:  ______________________________
Name:        Edward J. Cooney
Title:           Vice President and Treasurer

AIGIS MECHTRONICS, INC.
BROAN-MEXICO HOLDINGS, INC.
BROAN-NUTONE LLC
BROAN-NUTONE-STORAGE SOLUTIONS LP
CES GROUP, INC.
CES INTERNATIONAL LTD.
CLEANPAK INTERNATIONAL, INC.
ELAN HOME SYSTEMS, L.L.C.
GEFEN, INC.
GOVERNAIR CORPORATION
GTO, INC.
HC INSTALLATIONS, INC.
HOMELOGIC, LLC
HUNTAIR, INC.
INTERNATIONAL ELECTRONICS, INC.
LINEAR LLC
LINEAR H.K. LLC
LITE TOUCH, INC.
MAGENTA RESEARCH LTD.
MAMMOTH-WEBCO, INC.
NILES AUDIO CORPORATION
NORDYNE INC.
NORDYNE INTERNATIONAL, INC.
NORTEK INTERNATIONAL, INC.
NUTONE INC.
OMNIMOUNT SYSTEMS, INC.
OPERATOR SPECIALTY COMPANY, INC.
PACIFIC ZEPHYR RANGE HOOD, INC.
PANAMAX INC.
RANGAIRE GP, INC.
RANGAIRE LP, INC.
SECURE WIRELESS, INC.
SPEAKERCRAFT, INC.
TEMTROL, INC.
WDS LLC
XANTECH CORPORATION
ZEPHYR CORPORATION

By           _____________________
Name:        Edward J. Cooney
Title:           Vice President and Treasurer

(of entity listed or as an officer of the managing member, sole member or general partner)

[CONSENTING DEBTHOLDER]

By:  ___________________________
Name:
Title:

Address:
    _________________________
_________________________
_________________________
Attn:  _________________________
Tel:   _________________________
Fax:  _________________________

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

8-1/2% Notes:  $_____________

10% Notes:  $_______________

10-3/4% Notes:  $___________________